Exhibit 10.1
EXECUTION VERSION

SIXTH AMENDMENT AND INCREMENTAL AMENDMENT
SIXTH AMENDMENT AND INCREMENTAL AMENDMENT, dated as of August 30, 2018 (this “Amendment”), among Diebold Nixdorf, Incorporated (f/k/a Diebold, Incorporated), an Ohio corporation (“Company”), the other Subsidiary Borrowers party hereto, the Guarantors party hereto, the Lenders party hereto, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein but not otherwise defined have the meanings assigned to such terms in the Credit Agreement (as hereinafter defined).
W I T N E S S E T H:
WHEREAS, the Borrowers, the several lenders from time to time party thereto prior to giving effect to this Amendment, the other agents party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, previously entered into that certain credit agreement, dated as of November 23, 2015, as amended by that certain Replacement Facilities Effective Date Amendment, dated as of December 23, 2015, that Second Amendment, dated as of May 6, 2016, that Third Amendment, dated as of August 16, 2016, that Fourth Amendment, dated as of February 14, 2017, that Incremental Amendment, dated as of May 9, 2017, and that Fifth Amendment, dated as of April 17, 2018 (the “Existing Credit Agreement”, and as amended by this Amendment and as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”);
WHEREAS, the Company and the Required TLA/RC Lenders party hereto wish to amend the Existing Credit Agreement pursuant to Section 8.2.4 of the Existing Credit Agreement to amend the financial covenants set forth in Sections 6.22 and 6.23 of the Existing Credit Agreement as described in this Amendment;
WHEREAS, the Company has also requested the establishment, pursuant to Section 2.19 of the Existing Credit Agreement, immediately following the effectiveness of this Amendment and the Waiver (as defined below), of an Incremental Term Facility denominated in Dollars (the “Term A-1 Facility”) in an aggregate principal amount equal to $650,000,000 (the “Term A-1 Loans”);
WHEREAS, (i) the Lenders party hereto (who together constitute Required TLA/RC Lenders and Required Lenders), the Borrowers and the Administrative Agent wish to enter into this Amendment to modify the Existing Credit Agreement as set forth herein and (ii) the Term A-1 Lenders party hereto, the Borrowers and the Administrative Agent also wish to amend the Existing Credit Agreement to establish the Term A-1 Facility on the terms set forth in Annex A hereto; and
WHEREAS, each Person who executes and delivers this Amendment as a Term A-1 Lender will make Term A-1 Loans under the Credit Agreement on the Sixth Amendment Effective Date (as defined below) to the Company as set forth below in the amount set forth opposite the Term A-1 Lender’s name on Annex C hereto, the proceeds of which will be used by the Company (i) to fund the purchase by Diebold Nixdorf Holding Germany Inc. & Co. KGaA, f/k/a Diebold Holding Germany Inc. & Co. KGaA, a directly owned Subsidiary of the Company (“KGaA”), of the Tendered Shares (as defined in the Credit Agreement) as soon as reasonably practicable (in accordance with the terms of the applicable settlement offer, the Domination Agreement, and/or any applicable squeeze-out merger or the like) after the borrowing under the Term A-1 Facility (with such funds to be held in the Redemption Account (as defined in the Credit Agreement) pending the transfer of funds to a settlement account or any other account which has been established as required or practical in connection with the squeeze-out merger or the like), (ii) to fund the placement by the Company of € 123,444,522.60 (the “Redemption Amount”) into a segregated account subject to control or other arrangements reasonably satisfactory to the Administrative Agent (the “Redemption Account”) to be used to redeem or otherwise acquire (including by way of a squeeze-out merger or the like) the Remaining Minority Shares (provided that, on and after the date that is 18 months after the Sixth Amendment Effective Date, if the amount on deposit in the Redemption Account is less than $25,000,000, the amounts on deposit in the Redemption Account shall be released from such account to the Company to be applied in accordance with the following clause (vi)), (iii) to prepay Term A Loans outstanding under the Existing Credit Agreement in an amount of $130,000,000, which shall be applied to the remaining installments thereof in direct order of maturity, (iv) to permanently reduce Revolving Credit Commitments in an amount of $20,000,000, (v) to purchase pursuant to an offer open to all Term B Lenders on a pro rata basis in an amount of $100,000,000 in face principal amount of Term B Loans and (vi) to the extent any excess proceeds exist after accounting for the preceding uses (subject to, in the case of the amount on deposit in the Redemption Account the proviso of clause (ii) of this paragraph), for general corporate purposes and working capital.
WHEREAS, each of the undersigned hereby consents to the terms of this Amendment.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto hereby agree as follows:
SECTION 1.Certain Amendments to the Existing Credit Agreement.

(a)The Existing Credit Agreement is, effective as of the Sixth Amendment Effective Date, hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: blue text) as set forth in the pages of the Existing Credit Agreement attached as Annex A hereto.

(b)The Existing Credit Agreement is, effective as of the Sixth Amendment Effective Date, hereby amended to add Annex B hereto as Annex I to the Credit Agreement.

(c)From and after the Sixth Amendment Effective Date, the Existing Credit Agreement is hereby deemed modified so that (i) with respect to Sections 6.15(x) and 6.18(xvii) of the Credit Agreement, references therein to Section 6.22 (and the Total Net Leverage Ratio as used therein) shall be deemed to reference such terms as they exist after giving effect to the Amendment and (ii) the form of Compliance Certificate is deemed modified so that it shall require a certification that no Covenant Reset Trigger has occurred and require calculations of the financial covenants set forth in Sections 6.22 and 6.23, after giving effect to this Amendment.

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(d)Each of the undersigned hereby consents to (i) the Amendment and the modification of the Loan Documents as contemplated thereby, (ii) the establishment of the Term A-1 Facility on the terms set forth in Annex A hereto and (iii) the auction procedures for Term B Loans posted to the Term B Lenders by the Administrative Agent in connection herewith and the repurchase of the Term B Loans pursuant thereto (which shall be deemed to occur immediately after giving effect to the Amendment) (the “Term B Repurchase”) and permanent cancellation of such Term B Loans effective immediately upon their repurchase.

(e)The Lenders party hereto that constitute Required Lenders agree not to vote in favor of any of any amendments, waivers or other modifications of any Loan Documents, including any modification of this protection, that would (without the consent of each Lender adversely affected thereby):

(i)adversely affect the ranking as to right of payment (it being understood that “right of payment” refers to contractual ranking, lien priority or payment priority (including, but not limited to, pursuant to Section 2.10(b), Section 12.2 and Section 17.4 of the Credit Agreement or other similar provisions) of the Revolving Credit Lenders, Term A Lenders, Term A-1 Lenders or Term B Lenders;

(ii)release all or substantially all of the Collateral securing the Obligations owing to the Revolving Credit Lenders, Term A Lenders Term A-1 Lenders or Term B Lenders other than in accordance with the Loan Documents; and/or

(iii)release any material Guarantor in respect of the Obligations other than otherwise in accordance with the Loan Documents.

(f)Each Lender party hereto acknowledges and confirms that notice of the change in the name (and organizational structure) of Diebold Holding Company, Inc. and Diebold SST Holding Company, Inc. to Diebold Holding Company, LLC and Diebold SST Holding Company, LLC, respectively, effective as of December 22, 2017, has been adequately provided to the Administrative Agent and that such notice is deemed to constitute timely notice of such change pursuant to Section 3.7 of the Security Agreement for all purposes under the Loan Documents, and hereby waives any Default or Unmatured Default arising in connection with such changes (including for the avoidance of doubt any Default or Unmatured Default arising as a result of any certifications, notice requirements, representations, warranties or confirmations made prior to the Sixth Amendment Effective Date relating to any such Default or Unmatured Default or the absence thereof) (the “Waiver”).

(g)The Lenders that constitute Required Lenders hereby authorize the Administrative Agent, in its reasonable discretion, to enter into any amendments, modifications or supplements to any Security Documents or any additional security documentation or other collateral or related documentation or take such further actions with respect to Collateral matters as is contemplated by or incidental to the definition of Covenant Reset Trigger, with any such documentation to be in such form as reasonably determined by the Administrative Agent.

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SECTION 2.Amendment Effectiveness.

This Amendment and the obligation of each Term A-1 Lender to make Term A-1 Loans shall become effective on and as of the first date on which the following conditions have been satisfied (such date, the “Sixth Amendment Effective Date”):
(i)Executed Amendment. The Administrative Agent shall have received a counterpart of this Amendment, executed and delivered by an Authorized Officer of each Borrower, each Guarantor, the Administrative Agent and Lenders that constitute the Term A-1 Lenders, the Required TLA/RC Lenders and the Required Lenders.

(ii)No Default. Immediately after giving effect to this Amendment, (a) no material Default or Unmatured Default shall have occurred and be continuing and (b) the representations and warranties in Article V of the Credit Agreement are true and correct as of the Sixth Amendment Effective Date, except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(iii)Certificates. The Administrative Agent shall have received (x) a certificate, dated the Sixth Amendment Effective Date and signed by a responsible officer of the Company, confirming the matters specified in Section 2(ii), (x), (xi) and (xii), (y) a solvency certificate signed by the chief financial officer or treasurer of the Company and dated the Sixth Amendment Effective Date, in substantially the form of Exhibit E to the Credit Agreement, certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Sixth Amendment Effective Date and (z) a certificate, dated the Sixth Amendment Effective Date and signed by a responsible officer of the Company, certifying as to the satisfaction of all conditions precedent to the incurrence of the Incremental Term Loans set forth in Section 2.19 of the Credit Agreement as of the Sixth Amendment Effective Date.

(iv)Consent Fee. The Administrative Agent shall have received, for the benefit of (a) each Term A Lender and each Revolving Credit Lender that has provided its signature hereto to the Administrative Agent no later than 5:00 p.m., New York City time, on August 29, 2018, a consent fee in an amount equal to 0.50% of the aggregate principal amount of, without duplication, Commitments and Loans of such consenting Lender (including JPMorgan in its capacity as a Lender), held by such Lender on the Sixth Amendment Effective Date immediately prior to giving effect to the Transactions on the Sixth Amendment Effective Date and (b) each Term B Lender that has provided its signature hereto to the Administrative Agent no later than 5:00 p.m., New York City time, on August 29, 2018, a consent fee in an amount equal to 0.25% of the aggregate principal amount of, without duplication, Term B Loans of such consenting Lender (including JPMorgan in its capacity as a Lender), held by such Lender on the Sixth Amendment Effective Date immediately after giving effect to the Term B Repurchase, which fee described in foregoing clauses (a) and (b) will be fully earned and payable on the Sixth Amendment Effective Date.

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(v)Fees and Expenses. The Administrative Agent shall have received, for the account of each applicable Person, (a) any fees or other payments owing from the Company in respect of this Amendment as separately agreed in writing by the Company, and (b) reimbursement or payment of all the Administrative Agent’s and, to the extent entitled thereto, Term A-1 Lenders’ reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) incurred in connection with this Amendment, required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document, and invoiced to the Company at least one Business Day prior to the date hereof (with it being understood that payment thereof may be made, at the election of the Term A-1 Lenders and the Administrative Agent, by netting thereof against the Term A-1 Loans).

(vi)Prepayment, Commitment Reduction and Repurchase. The Company shall, substantially concurrently herewith have (x) prepaid Term A Loans outstanding under the Existing Credit Agreement in an amount of $130,000,000 in direct order of maturity, (y) permanently reduced Revolving Credit Commitments in an amount of $20,000,000 and (z) consummated the Term B Repurchase (which shall be deemed to occur immediately after giving effect to the Amendment).

(vii)Secretary’s Certificates; Corporate and Other Proceedings. The Administrative Agent shall have received a certificate of the secretary or similar officer of each Loan Party dated as of the Sixth Amendment Effective Date and certifying (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or managing member (or equivalent governing body) of each Loan Party authorizing (x) the execution, delivery and performance of this Amendment and the Credit Agreement (and any agreements relating thereto) and (y) in the case of Borrowers, the extensions of credit contemplated hereunder and under the Credit Agreement, (b) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents of such Loan Party certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, (c) attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Sixth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (a) above, (d) certificates as to the good standing of each Loan Party as of a recent date from such Secretary of State (or other similar official), (e) as to the incumbency and specimen signature of each officer executing this Amendment or any other document delivered in connection herewith on behalf of such Loan Party and (f) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party.

(viii)Perfection Certificate. The Administrative Agent shall have received a perfection certificate, dated the Sixth Amendment Effective Date and signed by a responsible officer of the Company, in a form reasonably satisfactory to the Administrative Agent in respect of the Loan Parties and the Collateral.

(ix)Opinions of Counsel. The Administrative Agent shall have received legal opinions from counsel to the Borrowers and the Guarantors (A) dated the Sixth

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Amendment Effective Date, (B) addressed to the Administrative Agent and the Lenders and (C) in customary form covering such items as are customary for financings of this type, including, for the avoidance of doubt, due existence and good standing of the Loan Parties, due authorization, enforceability, no conflicts with law and the Credit Agreement and the indenture governing the Company’s unsecured notes, creation and perfection of security interests in the Collateral and compliance with the Investment Company Act of 1940.

(x)Borrowing Notice. The Company shall have provided the Administrative Agent a notice of borrowing with respect to the Term A-1 Loans as required by Section 2.3 of the Credit Agreement.

(xi)No MAE. Since December 31, 2017, there shall have been no Material Adverse Effect (exclusive, for the avoidance of doubt, for matters publicly disclosed prior to the execution hereof).

(xii)No Litigation. No action, suit, investigation, litigation or proceeding shall be pending or, to the knowledge of the Company, threatened in writing that could reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or impose materially adverse conditions on the closing by the Company of the Amendment, the funding of the Term A-1 Loans and the purchase by KGaA after the borrowing of the Term A-1 Loans of the approximately 163,258 shares of capital stock of Diebold Nixdorf Aktiengesellschaft, f/k/a Wincor Nixdorf Aktiengesellschaft, an indirectly owned Subsidiary of the Company (“Wincor Nixdorf”), that have been tendered by minority shareholders of Wincor Nixdorf as of August 24, 2018 (the “Tendered Shares”) but not yet been purchased by KGaA.

SECTION 3.Term A-1 Facility.

(a)It is understood and agreed that (i) this Amendment constitutes a “Commitment and Acceptance” for purposes of Section 2.19(b) of the Existing Credit Agreement and (ii) on and after the Sixth Amendment Effective Date, execution and delivery of this Amendment shall be deemed to satisfy the requirements of Section 2.19.

(b)The Term A-1 Loans shall be “Term Loans”, “Loans” and “Incremental Term Loans” for all purposes of the Credit Agreement and the other Loan Documents and the Term A-1 Facility shall be a “Term Facility” and “Incremental Facility” for all purposes of the Credit Agreement and the other Loan Documents.

(c)Except as set forth in this Agreement, the Term A-1 Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Loan Documents.

(d)Each Term A-1 Lender that is not an existing Lender under the Existing Credit Agreement acknowledges and agrees that it shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

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(e)The Company will use the proceeds of the Term A-1 Loans on the Sixth Amendment Effective Date as set forth in the recitals hereto, including to substantially contemporaneously with the funding of the Term A-1 Facility, deposit the Redemption Amount into the Redemption Account to be used to redeem or otherwise acquire (including by way of a squeeze-out merger or the like) the remaining minority shares of Wincor Nixdorf.

SECTION 4.Amendment Fee.

The Company agrees to pay to the Administrative Agent, for the ratable account of each Revolving Credit Lender and Term A Lender who provides consent to the Amendment prior to 5:00 p.m. New York City time on August 29, 2018, on each Payment Date occurring after the Amendment Effective Date, an amendment fee calculated at a rate per annum equal to the Amendment Fee Rate and calculated based on the Revolving Credit Loans, Swing Loans, Letters of Credit and Term A Loans outstanding during each applicable period and any undrawn Revolving Credit Commitments during such period (in each case held by (or as applicable, attributable to) each consenting Revolving Credit Lender and Term A Lender) (based on the days such amounts were outstanding or undrawn, as the case may be, and on the same basis as is applicable under Section 2.8(d) under the Credit Agreement).
For purposes of this Section 4, the terms “Amendment Fee Rate” and “Fee Termination Date” have the following meanings:
“Amendment Fee Rate” means a rate per annum equal to (a) with respect to Revolving Credit Loans, Swing Loans, Letters of Credit and Term A Loans, 1.25% and (ii) with respect to undrawn Revolving Credit Commitments, 0.15%, provided that, with respect to the period commencing on the date the Company’s financial statements have been delivered pursuant to Section 6.1(i) for the fiscal year ended December 31, 2019 and ending on the Fee Termination Date, the Amendment Fee shall only accrue and be payable to the extent that the Total Net Leverage Ratio is greater than or equal to 3.75 to 1.00 as of the date of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(i) or 6.1(ii), as the case may be.
“Fee Termination Date” means the date on which all Revolving Credit Commitments shall have been terminated (and Revolving Credit Loans shall have been repaid in full and no Letters of Credit remain outstanding) (unless cash collateralized or backstopped to the satisfaction of the issuer thereof) and all Term A Loans shall have been repaid in full.
SECTION 5.Representations and Warranties.

(a)On and as of the Sixth Amendment Effective Date, immediately upon giving effect to this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and each Lender that this Amendment has been duly authorized, executed and delivered by such Loan Party and constitutes the legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with its terms and the Credit Agreement and constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights

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generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)On the Sixth Amendment Effective Date immediately upon giving effect to the transactions set forth in this Amendment, (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.

SECTION 6.No Other Amendments; References to the Credit Agreement. Other than as specifically provided herein or in the Credit Agreement, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of the Lenders under (and as defined in) the Existing Credit Agreement or any other Loan Document (as such term is defined in the Existing Credit Agreement) or of any other term or condition of the Existing Credit Agreement or any other Loan Document (as such term is defined in the Existing Credit Agreement) nor shall the entering into of this Amendment preclude the Lenders from refusing to enter into any further waivers or amendments with respect to the Existing Credit Agreement. All references to the Existing Credit Agreement in any document, instrument, agreement, or writing that is a Loan Document shall from and after the Sixth Amendment Effective Date be deemed to refer to the Credit Agreement, and, as used in the Credit Agreement, the terms “Agreement,” “herein,” “hereafter,” “hereunder,” “hereto” and words of similar import shall mean, from and after the Sixth Amendment Effective Date, the Credit Agreement. This Amendment shall be a Loan Document for all purposes under the Credit Agreement and the other Loan Documents.

SECTION 7.Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 8.Execution in Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts together shall be deemed to constitute one and the same instrument. A counterpart hereof or a signature page hereto delivered by facsimile or electronic transmission (such as a .pdf file) shall be effective as delivery of a manually signed, original counterpart hereof.

SECTION 9.Cross-References. References in this Amendment to any Section are, unless otherwise specified or otherwise required by the context, to such Section of this Amendment.

SECTION 10.Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 11.Reaffirmation.

(a)Each Loan Party hereby (i) expressly acknowledges the terms of the Credit Agreement, (ii) ratifies and affirms its obligations under the Loan Documents (including guarantees and security agreements) executed by the undersigned, (iii) acknowledges, renews and

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extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect, (iv) agrees that each Security Document secures all Obligations of the Loan Parties in accordance with the terms thereof and (v) confirms this Amendment does not represent a novation of any Loan Document. Each Loan Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to each Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations.

(b)Each Loan Party hereby reaffirms, as of the Sixth Amendment Effective Date, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated thereby, and (ii) as applicable with respect to Domestic Loan Parties, its guarantee of payment of the Obligations pursuant to Article IX of the Credit Agreement and its grant of Liens on the Collateral to secure the Obligations.

(c)Each Loan Party hereby certifies that, as of the date hereof (immediately after giving effect to the occurrence of the Sixth Amendment Effective Date and the effectiveness of the Amendment), the representations and warranties made by it contained in the Loan Documents to which it is a party are true and correct in all material respects with the same effect as if made on the date hereof, except to the extent any such representation or warranty refers or pertains solely to a date prior to the date hereof (in which case such representation and warranty was true and correct in all material respects as of such earlier date).

(d)Each Loan Party further confirms that each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects.

(e)Each Loan Party hereby acknowledges and agrees that the acceptance by the Administrative Agent and each applicable Lender of this document shall not be construed in any manner to establish any course of dealing on such Person’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Jonathan B. Leiken
Name:	Jonathan B. Leiken
Title:	Senior Vice President, Chief Legal Officer & Secretary
DIEBOLD SELF-SERVICE SOLUTIONS S.AR.L.

By:	/s/ Stephen Wolgamott
Name:	Stephen Wolgamott
Title:	Manager

[Signature Page to Sixth Amendment and Incremental Amendment]

DIEBOLD SST HOLDING COMPANY, LLC DIEBOLD HOLDING COMPANY, LLC DIEBOLD GLOBAL FINANCE CORPORATION DIEBOLD SELF SERVICE SYSTEMS

By:	/s/ Jonathan B. Leiken
Name:	Jonathan B. Leiken
Title:	President

[Signature Page to Sixth Amendment and Incremental Amendment]

JPMORGAN CHASE BANK N.A.,
as Administrative Agent and Lender

By:	/s/ Caitlin Stewart
Name:	Caitlin Stewart
Title:	Executive Director

[Signature Page to Sixth Amendment and Incremental Amendment]

BANK OF AMERICA, N.A.

By:	/s/ David Komrska
Name:	David Komrska
Title:	Senior Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

Battalion CLO VII Ltd.
By: Brigade Capital Management, LP as Collateral Manager

By:	/s/ Colin Galuski
Name:	Colin Galuski
Title:	Operations Associate
If a second signature is necessary:
By:
Name:
Title:

[Signature Page to Sixth Amendment and Incremental Amendment]

Carlyle Global Market Strategies CLO 2013-3, Ltd.

By:	/s/ Linda Pace
Name:	Linda Pace
Title:	Managing Director
If a second signature is necessary:
By:
Name:
Title:

[Signature Page to Sixth Amendment and Incremental Amendment]

Carlyle Global Market Strategies CLO 2013-4, Ltd.

By:	/s/ Linda Pace
Name:	Linda Pace
Title:	Managing Director
If a second signature is necessary:
By:
Name:
Title:

[Signature Page to Sixth Amendment and Incremental Amendment]

Citibank, N.A.

By:	/s/ Bradley Colehour
Name:	Bradley Colehour
Title:	Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

Commerzbank AG, New York Branch

By:	/s/ Anne Culver
Name:	Anne Culver
Title:	Vice President

By:	/s/ Tom Scheinzbach
Name:	Tom Scheinzbach
Title:	Director

[Signature Page to Sixth Amendment and Incremental Amendment]

Covenant Credit Partners CLO II, Ltd.

By:	/s/ Chris Brogdon
Name:	Chris Brogdon
Title:	Assistant Portfolio Manager

If a second signature is necessary:
By:
Name:
Title:

[Signature Page to Sixth Amendment and Incremental Amendment]

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH

By:	/s/ Megan Kane
Name:	Megan Kane
Title:	Authorized Signatory

By:	/s/ Michael A. Criscito
Name:	Michael A. Criscito
Title:	Authorized Signatory

[Signature Page to Sixth Amendment and Incremental Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

If a second signature is necessary:

By:	/s/ Alicia Schug
Name:	Alicia Schug
Title:	Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

FIFTH THIRD BANK

By:	/s/ Michael B. Barkey
Name:	Michael B. Barkey
Title:	Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

GOVERNOR AND COMPANY OF THE
BANK OF IRELAND
[insert legal name of the Lender]

By:	/s/ Conor Linehan
Name:	Conor Linehan
Title:	Authorized Signatory

By:	/s/ Keith Hughes
Name:	Keith Hughes
Title:	Authorized Signatory

[Signature Page to Sixth Amendment and Incremental Amendment]

HSBC BANK USA National Association

By:	/s/ John P Northington
Name:	John P Northington
Title:	SVP

[Signature Page to Sixth Amendment and Incremental Amendment]

ING Bank N.V., Dublin branch

By:	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

By:	/s/ Barry Fehily
Name:	Barry Fehily
Title:	Managing Director

[Signature Page to Sixth Amendment and Incremental Amendment]

JFIN CLO 201441 Ltd.

By:	/s/ Steven Goetschius
Name:	Steven Goetschius
Title:	Managing Director

[Signature Page to Sixth Amendment and Incremental Amendment]

JFIN CLO 2014 Ltd.

By:	/s/ Steven Goetschius
Name:	Steven Goetschius
Title:	Managing Director

KBC BANK N.V., as Term Loan A Lender

By:	/s/ Nicholas Fiore
Name:	Nicholas Fiore
Title:	Director

By:	/s/ Francis Payne
Name:	Francis Payne
Title:	Managing Director

[Signature Page to Sixth Amendment and Incremental Amendment]

Mountain View CLO 2014-1 Ltd.
By: Seix Investment Advisors LLC, as Collateral Manager

By:	/s/ George Goudelias
Name:	George Goudelias
Title:	Managing Director

If a second signature is necessary:
By:
Name:
Title:

[Signature Page to Sixth Amendment and Incremental Amendment]

MUFG Bank, LTD. (f/k/a THE BANK OF TOKYO-MITSUBISHI, LTD.) solely as a Revolving Credit Lender

By:	/s/ Ellen Ruschhaupt
Name:	Ellen Ruschhaupt
Title:	Director

MUFG Bank, LTD (f/k/a THE BANK OF
TOKYO-MITSUBISHI, LTD.) solely as a
Term A Lender

By:	/s/ Ellen Ruschhaupt
Name:	Ellen Ruschhaupt
Title:	Director

[Signature Page to Sixth Amendment and Incremental Amendment]

PNC BANK, NATIONAL ASSOCIATION,
as a Term A Lender and Revolving Credit
Lender

By:	/s/ Scott A. Nolan
Name:	Scott A. Nolan
Title:	Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

The Bank of Nova Scotia

By:	/s/ Paula Czach
Name:	Paula Czach
Title:	Managing Director

[Signature Page to Sixth Amendment and Incremental Amendment]

U.S. Bank National Association

By:	/s/ Suzanne Geiger
Name:	Suzanne Geiger
Title:	Senior Vice President

[Signature Page to Sixth Amendment and Incremental Amendment]

[Term B Lender Signatures Held With Agent]

[Signature Page to Sixth Amendment and Incremental Amendment]

Annex A
Amended Credit Agreement
See attached.

~~(~~ANNEX A to Sixth Amendment and Incremental Amendment (Redline vs. Conformed
~~through 5th~~Copy including Fifth Amendment)

Diebold Nixdorf, Incorporated (f/k/a Diebold, Incorporated), 1
THE SUBSIDIARY BORROWERS,
______________________________________
CREDIT AGREEMENT
dated as of November 23, 2015
______________________________________
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
THE LENDERS PARTY HERETO
______________________________________
J.P. MORGAN SECURITIES LLC and CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Bookrunners
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION,
as Co-Syndication Agents
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Documentation Agent

______________________________________

1 With respect to the 2017 May Incremental Amendment (as defined herein), JPMorgan Chase Bank, N.A. and HSBC Securities (USA) Inc. acted as joint lead arrangers and joint bookrunners.

TABLE OF CONTENTS
ARTICLE I DEFINITIONS			1
1.1	Defined Terms		1
1.2	Rules of Construction	~~56~~	60
1.3	Accounting Terms; GAAP	~~56~~	60
1.4	Redenomination of Certain Foreign Currencies	~~57~~	61
1.5	Foreign Currency Calculations	~~58~~	61

ARTICLE II THE CREDITS		~~58~~	62
2.1	Commitments	~~58~~	62
2.2	Repayment of Loans; Evidence of Debt	~~60~~	63
2.3	Procedures for Borrowing Loans	~~63~~	67
2.4	Termination or Reduction	~~64~~	68
2.5	Commitment, Ticking and other Fees	~~65~~	69
2.6	Optional and Mandatory Principal Payments	~~65~~	70
2.7	Conversion and Continuation of Outstanding Advances	~~68~~	75
2.8	Interest Rates, Interest Payment Dates; Interest and Fee Basis	~~69~~	75
2.9	Rates Applicable After Default	~~70~~	76
2.10	Pro Rata Payment, Method of Payment; Proceeds of Collateral	~~70~~	77
2.11	Telephonic Notices	~~72~~	79
2.12	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	~~73~~	79
2.13	Lending Installations	~~73~~	79
2.14	Non‑Receipt of Funds by the Administrative Agent	~~73~~	79
2.15	Facility Letters of Credit	~~73~~	80
2.16	Swing Loans	~~80~~	87
2.17	Defaulting Lenders	~~82~~	88
2.18	Guaranties	~~84~~	91
2.19	Incremental Credit Extensions	~~85~~	91
2.20	Inability to Determine Rates	~~89~~	96

ARTICLE III CHANGE IN CIRCUMSTANCES, TAXES		~~90~~	97
3.1	[Reserved]	~~90~~	97
3.2	Increased Costs	~~90~~	97
3.3	Break Funding Payments	~~92~~	98
3.4	Withholding of Taxes; Gross-Up	~~92~~	98
3.5	Mitigation Obligations; Replacement of Lenders	~~97~~	103

ARTICLE IV CONDITIONS PRECEDENT		~~98~~	104
4.1	Execution Date	~~98~~	104
4.2	Replacement Facilities Effective Date	~~101~~	107
4.3	Acquisition Closing Date	~~102~~	109
4.4	Each Advance under the Revolving Credit Facility	~~104~~	110
4.5	Each Advance under the Delayed Draw Term A Commitments after the Acquisition Closing Date	~~105~~	111
4.6	Actions by Lenders During the Certain Funds Period	~~105~~	111
ARTICLE V REPRESENTATIONS AND WARRANTIES		~~106~~	112
5.1	Corporate Existence and Standing	~~106~~	112
5.2	Authorization and Validity	~~106~~	112
5.3	No Conflict; Government Consent	~~106~~	113
5.4	Financial Statements	~~107~~	113
5.5	Material Adverse Change	~~107~~	113
5.6	Taxes	~~107~~	114
5.7	Litigation and Guarantee Obligations	~~108~~	114
5.8	Subsidiaries	~~108~~	114

5.9	ERISA	~~108~~	114
5.10	Accuracy of Information	~~108~~	115
5.11	Regulations T, U and X	~~109~~	115
5.12	Use of Proceeds	~~109~~	115
5.13	Compliance With Laws; Properties	~~109~~	115
5.14	Plan Assets; Prohibited Transactions	~~109~~	115
5.15	Environmental Matters	~~109~~	116
5.16	Investment Company Act	~~110~~	116
5.17	Subsidiary Borrowers	~~110~~	116
5.18	Insurance	~~110~~	116
5.19	Ownership of Properties	~~110~~	116
5.20	Labor Controversies	~~110~~	116
5.21	Burdensome Obligations	~~110~~	116
5.22	Patriot Act	~~110~~	117
5.23	Anti-Corruption Laws and Sanctions	~~110~~	117
5.24	Security Documents	~~111~~	117
5.25	Solvency	~~111~~	117
5.26	Business Combination Agreement; Non-Tender Documents	~~112~~	118
5.27	EEA Financial Institutions	~~112~~	118

ARTICLE VI COVENANTS		~~112~~	118
6.1	Financial Reporting	~~112~~	118
6.2	Use of Proceeds	~~114~~	120
6.3	Notice of Default	~~115~~	121
6.4	Conduct of Business	~~115~~	121
6.5	Taxes	~~115~~	121
6.6	Insurance	~~115~~	121
6.7	Compliance with Laws	~~115~~	122
6.8	Properties; Inspection	~~115~~	122
6.9	Collateral Matters; Further Assurances, Etc.	~~116~~	122
6.10	Maintenance of Ratings	~~118~~	125
6.11	[Reserved]	~~118~~	125
6.12	Guaranties	~~118~~	125
6.13	Merger; Consolidations; Fundamental Changes	~~118~~	125
6.14	Sale of Assets	~~119~~	126
6.15	Investments and Acquisitions	~~120~~	128
6.16	Liens	~~124~~	131
6.17	Affiliates	~~127~~	134

6.18	Indebtedness	~~127~~	134
6.19	Negative Pledge Clauses	~~131~~	138
6.20	Limitation on Restrictions on Subsidiary Distributions	~~132~~	139
6.21	Hedging Agreements	~~133~~	140
6.22	Total Net Leverage Ratio	~~133~~	140
6.23	Interest Coverage Ratio	~~133~~	141
6.24	Receivables Indebtedness	~~133~~	141
6.25	Restricted Payments	~~133~~	141
6.26	Certain Payments of Indebtedness	~~135~~	143

6.27	Amendments to Organizational Documents	~~136~~	144
6.28	Additional Covenants	~~136~~	144
6.29	The Offer, the Acquisition and Related Matters	~~136~~	144
6.30	Designation of Certain Subsidiaries	~~138~~	146
6.31	Security On the Acquisition Closing Date	~~138~~	146
ARTICLE VII DEFAULTS		~~139~~	147
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		~~142~~	150
8.1	Acceleration	~~142~~	150
8.2	Amendments	~~144~~	152
8.3	Preservation of Rights	~~147~~	156
ARTICLE IX GUARANTEE		~~148~~	157
9.1	Guarantee	~~148~~	157
9.2	No Subrogation	~~148~~	158
9.3	Amendments, etc. with respect to the Obligations; Waiver of Rights	~~149~~	158
9.4	Guarantee Absolute and Unconditional	~~150~~	159
9.5	Reinstatement	~~151~~	160
9.6	Payments	~~151~~	160
ARTICLE X GENERAL PROVISIONS		~~151~~	160
10.1	Survival of Representations	~~151~~	160
10.2	Governmental Regulation	~~151~~	160
10.3	Headings	~~151~~	160
10.4	Entire Agreement; Integration	~~151~~	160
10.5	Several Obligations; Benefits of this Agreement	~~152~~	161
10.6	Expenses; Indemnification	~~152~~	161
10.7	Severability of Provisions	~~153~~	162
10.8	Nonliability of Lenders	~~153~~	162
10.9	Confidentiality	~~154~~	163
10.10	Nonreliance	~~155~~	164
10.11	USA PATRIOT Act	~~155~~	164
10.12	Interest Rate Limitation	~~155~~	164
ARTICLE XI THE ADMINISTRATIVE AGENT		~~156~~	165
11.1	Appointment	~~156~~	165
11.2	Rights as a Lender	~~156~~	165
11.3	Limitation of Duties and Immunities	~~156~~	165

11.4	Reliance on Third Parties	~~156~~	166
11.5	Sub-Agents	~~157~~	166
11.6	Successor Agent	~~157~~	166
11.7	Independent Credit Decisions	~~157~~	166
11.8	Other Agents	~~158~~	167
11.9	Permitted Release of Collateral and Guarantors	~~158~~	167
11.10	Perfection by Possession and Control	~~159~~	168
11.11	Lender Affiliates Rights	~~159~~	168
11.12	Actions in Concert	~~160~~	169

ARTICLE XII SETOFF; ADJUSTMENTS AMONG LENDERS		~~160~~	169
12.1	Setoff	~~160~~	169
12.2	Ratable Payments	~~160~~	170
ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		~~161~~	170
13.1	Successors and Assigns	~~161~~	170
13.2	Dissemination of Information	~~165~~	174
ARTICLE XIV NOTICES		~~165~~	174
14.1	Notices	~~165~~	174
14.2	Change of Address	~~167~~	176
ARTICLE XV COUNTERPARTS		~~167~~	176
ARTICLE XVI CHOICE OF LAW, CONSENT TO JURISDICTION, WAIVER OF JURY TRIAL, JUDGMENT CURRENCY		~~167~~	177
16.1	Choice of Law	~~167~~	177
16.2	WAIVER OF JURY TRIAL	~~167~~	177
16.3	Submission to Jurisdiction; Waivers	~~168~~	177
16.4	Acknowledgments	~~169~~	178
16.5	Power of Attorney	~~169~~	179
16.6	Judgment	~~170~~	179
ARTICLE XVII CERTAIN ADDITIONAL MATTERS		~~170~~	179
17.1	Replacement Facilities	~~170~~	179
17.2	Escrow	~~170~~	180
17.3	Facility Sizing	~~172~~	182
17.4	Bifurcation	~~173~~	182
17.5	Acquisition Cancellation	~~173~~	182
17.6	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~173~~	182

EXHIBITS

EXHIBIT A	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B	SUBSIDIARY JOINDER AGREEMENT
EXHIBIT C	NOTE

EXHIBIT D	TAX CERTIFICATE
EXHIBIT E	SOLVENCY CERTIFICATE
EXHIBIT F	COMPLIANCE CERTIFICATE

SCHEDULES

SCHEDULE 1.1(a)	COMMITMENTS
SCHEDULE 1.1(b)	INTEGRATED SERVICE CONTRACT DEBT
SCHEDULE 1.1(c)	SUBSIDIARY BORROWERS
SCHEDULE 5.7	LITIGATION
SCHEDULE 5.8	SUBSIDIARIES
SCHEDULE 6.16	LIENS
SCHEDULE 6.18	INDEBTEDNESS

ANNEXES

ANNEX I	COVENANT RESET TRIGGERS

v

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 23, 2015, is among Diebold Nixdorf, Incorporated (f/k/a Diebold, Incorporated), an Ohio corporation (the “Company”), the SUBSIDIARY BORROWERS (as hereinafter defined) from time to time parties hereto (together with the Company, the “Borrowers”), the Lenders from time to time parties hereto (as defined below), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Defined Terms
. As used in this Agreement, the following terms shall have the following meanings:
“2017 May Incremental Amendment” means that certain Incremental Amendment dated May 9, 2017, among the Company, the other Loan Parties, the Lenders Party thereto and the Administrative Agent.
“2017 May Incremental Effective Date” means May 9, 2017.
“36-Month Call Premium Event” has the meaning specified in Section 2.6.3(b).
“Acquisition” means the initial acquisition by AcquisitionCo (and/or, if applicable, the Company) of a number of shares in the Target which represent (after taking into account any treasury shares held by the Target subject to the Non-Tender Agreement) at least 75% of the voting rights in the Target via a tender offer completed pursuant to the Acquisition Documentation.
“AcquisitionCo” means Diebold Holding Germany Incorporated & Co. KGaA a German partnership limited by shares (Kommanditgesellschaft auf Aktien - KGaA) that is a Wholly Owned Restricted Subsidiary of the Company and whose general partner is the Company.
“Acquisition Closing Date” means the first date on which all conditions precedent set forth in Section 4.3 are satisfied or waived in accordance with Section 8.2.
“Acquisition Documentation” means, collectively, the Offer Documentation and the Business Combination Agreement.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus, without duplication, plus (ii) the amount of all reserves, costs or similar requirements relating to the funding of the relevant Available Foreign Currency (if any), as reasonably determined by the Administrative Agent.

“Administrative Agent” means JPMorgan Chase in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or otherwise acceptable to the Administrative Agent.
“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans or Facility Letters of Credit of the same Type, Class and, in the case of Foreign Currency Loans, in the same Available Foreign Currency and for the same Interest Period, and further, in the case of Eurocurrency Loans, for the same Interest Period, made by the Lenders on the same Borrowing Date (or converted or continued by the Lenders on the same date of conversion or continuation).
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.
“Agents” means, collectively, the Administrative Agent, the Arrangers and the Syndication Agent.
“Aggregate Commitments” means the aggregate Dollar Equivalent Amount of the Commitments of all Lenders.
“Aggregate Outstandings” means as at any date of determination with respect to any Lender, the sum of the Dollar Equivalent Amount on such date of the aggregate unpaid principal amount of such Lender’s Loans on such date and, without duplication, the Dollar Equivalent Amount on such date of the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date.
“Aggregate Revolving Credit Commitments” means the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders.
“Aggregate Revolving Credit Outstandings” means as at any date of determination with respect to any Lender, the sum of the Dollar Equivalent Amount on such date of the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date and the Dollar Equivalent Amount on such date of the amount of such Lender’s Pro Rata Share of the Facility Letter of Credit Obligations and Swing Loans on such date.
“Agreed Currency” means (i) Dollars, (ii) the Euro and (iii) any other Eligible Currency which a Borrower requests the Administrative Agent to include as an Agreed Currency hereunder and which is a currency all of the Revolving Credit Lenders and the Administrative Agent agree to make an Agreed Currency.
“Agreement” is defined in the recitals hereto.

“Agreement Currency” is defined in Section 16.6.
“All-in Yield” means the yield of the applicable Indebtedness, whether in the form of interest rate, margin, commitment or ticking fees, original issue discount, upfront fees, index floors or otherwise, in each case payable generally to lenders, provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity, and shall not include arrangement fees, structuring fees or other fees not paid to the applicable lenders generally.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their Subsidiaries from time to time primarily or in any material manner concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act of 2010.
“Applicable Margin” means
(a)    with respect to (x) Dollar Term B Loans, (i) 1.75% in the case of Floating Rate Loans and (ii) 2.75% in the case of Eurocurrency Loans and (y) Euro Term B Loans, 3.00%; ~~and~~
(b)    with respect to the Revolving Credit Facility and the Term A Facility, the rates set forth on Level III of the pricing schedule below (the “Pricing Schedule”); provided that the Applicable Margin with respect to the Revolving Credit Facility and the Term A Facility shall be subject to change after the financial statements described in Section 6.1(i) or (ii), as applicable, have been delivered for the first full fiscal quarter after the Execution Date; provided further, that on the Acquisition Closing Date the Applicable Margins with respect to the Revolving Facility and the Term A Facility shall automatically be reset at “Level I” of the Pricing Schedule on such date, and after the financial statements described in Section 6.1(i) or (ii), as applicable, have been delivered for the first full fiscal quarter after the Acquisition Closing Date, such margins shall be subject to change as set forth in the Pricing Schedule:

Pricing Schedule

Level	Total Net Leverage Ratio	Commitment Fee/Delayed Draw Term A Ticking Fee	Floating Rate Loans that are Revolving Credit Loans or Term A Loans	Eurocurrency Loans that are Revolving Credit Loans or Term A Loans; Letter of Credit Fees
I	> 3.75:1.00	0.350%	1.250%	2.250%
II	> 3.00:1.00 but ≤ 3.75:1.00	0.300%	1.000%	2.000%
III	> 2.25:1.00 but ≤ 3.00:1.00	0.250%	0.750%	1.750%
IV	> 1.50:1.00 but ≤ 2.25:1.00	0.200%	0.500%	1.500%
V	> 0.75:1.00 but ≤ 1.50:1.00	0.175%	0.375%	1.375%
VI	< 0.75:1.00	0.150%	0.25%	1.250%
Such Applicable Margin shall be determined in accordance with the foregoing Pricing Schedule based on the Company's Total Net Leverage Ratio as reflected in the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) of the Credit Agreement. Adjustments, if any, to the Applicable Margin shall be effective on the date the Company delivers its financial statements pursuant to Section 6.1(i) and (ii). If the Company fails to deliver the financial statements required pursuant to Section 6.1(i) or (ii) at the time required, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing Pricing Schedule until such financial statements are delivered~~.~~; and
(c)     with respect to Term A-1 Loans, (i) 8.25% in the case of Floating Rate Loans and (ii) 9.25% in the case of Eurocurrency Loans.
“Applicable Property” means the fee-owned real property located at 5995 Mayfair Road, North Canton, OH 44720.
“Approved Fund” has the meaning assigned to such term in Section 13.1.
“Arranger Fee Letter” means that certain Arranger Fee Letter related to this Agreement, entered into by the Company and dated November 23, 2015.

“Arrangers” means J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Asset Sale Prepayment Event” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 6.14 other than clauses (vi), (xvi) and, except to the extent proceeds are received and used prior to the Acquisition Closing Date to repay Senior Notes, clause (xv)) that yields gross proceeds to the Company or any Restricted Subsidiary (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $15.0 million, provided that all such Dispositions excluded under such de-minimis exception (including any Recovery Events excluded pursuant to the definition thereof) shall not exceed $50.0 million in any fiscal year of the Company.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.1), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Authorized Officer” means, with respect to any Borrower, any of the president, the chief executive officer, any Designated Financial Officer or the secretary or assistant secretary of the Company or any other Person designated by any of the foregoing in writing to the Administrative Agent from time to time to act on behalf of any Borrower (or, if so designated, a specific Borrower) which designation has not been rescinded in writing, in each case acting singly, provided that two Authorized Officers shall be required to modify the wiring instructions for any Advance.
“Available Amount” means, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:
(a)    $30,000,000; plus
(b)    the Cumulative Company’s ECF Share; plus
(c)    the Net Cash Proceeds actually received by the Company from and after the Execution Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of, the Company (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (iii) Equity Interests the Net Cash Proceeds of which are used to repay long-term Indebtedness for borrowed money (other than (i) revolving loans or (ii) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which the Company issues Equity Interests as consideration)); plus

(d)    the Net Cash Proceeds of Indebtedness and Disqualified Equity Interests of the Company and its Restricted Subsidiaries, in each case issued after the Execution Date, which have been exchanged or converted into Equity Interests (other than of Disqualified Equity Interests) of the Company; plus
(e)    the Net Cash Proceeds received by the Company and its Restricted Subsidiaries of Dispositions of Investments made using the Available Amount (such amount not to exceed the amount of the Investments made using the Available Amount); plus
(f)    returns, profits and distributions received in cash or Cash Equivalents by the Company and its Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries) (such amount not to exceed the amount of such Investments made using the Available Amount); plus
(g)    the Investments of Company and its Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Company or any of its Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Company) of the Investments of the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary made with the Available Amount at the time of such re-designation or merger or consolidation); plus
(h)    Declined Amounts; minus
(i)    the cumulative amount of Investments made with the Available Amount from and after the Execution Date, minus
(j)    the cumulative amount of Restricted Payments made with the Available Amount from and after the Execution Date, minus
(k)    the cumulative amount of payments, prepayments, repurchases and redemptions of optional or voluntary defeasements of Restricted Indebtedness made with the Available Amount from and after the Execution Date.
“Available Foreign Currencies” means the Agreed Currencies other than Dollars.
“BaFin” means the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Lender or a Parent of any Lender, such Lender or Parent becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Lender or Parent by a Governmental Authority or instrumentality thereof or (y) in the case of a solvent Lender and Parent, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Lender or Parent is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed; provided, further, that such ownership interest or appointment does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Parent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.
“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Restricted Subsidiaries and a financial institution providing for foreign and/or domestic revolving credit facilities, and/or the issuance of letters of credit, bank guarantees and/or similar obligations which agreement has been designated in writing as a Bi-lateral LC/WC Agreement by the Company to the Administrative Agent, which designation shall include a certification as to the maximum principal exposure amount permitted under such agreement and a designation as to the amount of such maximum exposure amount that shall constitute Obligations. For the avoidance of doubt the Company may rescind such designation (or deliver a certificate certifying as to a modified amount of such maximum exposure amount that shall constitute Obligations) by written notice to the Administrative Agent. On and after the Acquisition Closing Date, it is agreed that Liens on Collateral securing Bi-lateral LC/WC Agreements, whether or not constituting Obligations, shall be required to be secured pursuant to Section 6.16(xviii) and/or (xix). Prior to the Acquisition Closing Date, Bi-lateral LC/WC Agreements shall be required to be outstanding pursuant to Section 6.18(xxii).
“Blocked Account Agreement” means a blocked account agreement between Deutsche Bank AG, the Company, Target and Wincor Nixdorf Facility GmbH in customary form.
“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (2) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (4) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower within the applicable time limit, which contains the scheme reference number and jurisdiction of tax residence provided by the Lender to the Borrower and the Administrative Agent.

“Borrowers” is defined in the preamble hereto.
“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.3, 2.15 or 2.16 as a date on which a Borrower requests the Lenders to make Loans hereunder or, with respect to the issuance of any Facility Letter of Credit, the date the applicable Issuer issues such Facility Letter of Credit.
“Borrowing Notice” is defined in Section 2.3.
“Business Combination Agreement” means the Business Combination Agreement dated November 23, 2015 (including all exhibits, schedules, annexes and other attachments thereto) among the Company and Target.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Chicago are authorized or required by law to remain closed; and when used in connection with a Eurocurrency Loan for a LIBOR Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in London; and in addition, with respect to any date for the payment or purchase of, or the fixing of an interest rate in relation to, any Non-Quoted Currency, the term “Business Day” shall also exclude any day on which banks are not open for general business in the principal financial center of the country of such Non-Quoted Currency and, if the Advance or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro.
“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Restricted Subsidiaries.
“Capital Stock” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (i) Dollars, Canadian Dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros, any national currency of any participating member state of the EMU and any other Agreed Currencies; (ii) securities issued directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (iii) Dollar denominated time deposits, certificates of deposit, demand deposits, overnight bank deposits and bankers’ acceptances of any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non‑U.S. banks (any such bank, an “Approved Lender”), (iv) commercial paper issued by any Lender or Approved Lender or by the parent company of any Lender or Approved Lender, commercial paper with a short-term commercial paper rating of at least investment grade or the equivalent thereof, marketable short‑term money market and similar funds of at least investment grade or the equivalent thereof, (v) investment grade bonds and preferred stock of investment grade companies, including but not limited to municipal bonds, corporate bonds, treasury bonds, etc., (vi) readily marketable direct obligations issued by (x) any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof or (y) any foreign government or any political subdivision or public instrumentality, in each case of at least investment grade or the equivalent thereof, (vii) foreign Investments that are of similar type of, and that have a rating comparable to, any of the Investments referred to in the preceding clauses (i) through (vi) above, (viii) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (vii) above and (ix) other securities and financial instruments which offer a security comparable to those listed above.
“Cash Management Agreement” means any agreement providing cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services that is in effect on the Execution Date or thereafter and is by and among the Company or any of its Restricted Subsidiaries and a Cash Management Bank; provided that, any Cash Management Agreement may be designated in writing by the Company and such Cash Management Bank to the Administrative Agent to not be a Cash Management Agreement (any such agreement, an “Excluded Cash Management Agreement”).
“Cash Management Bank” means the Administrative Agent, any Lender or an Affiliate thereof that is a party to a Cash Management Agreement with the Company or any of its Restricted Subsidiaries and any Person that was the Administrative Agent, a Lender or an Affiliate thereof at the time it entered into a Cash Management Agreement with the Company or any of its Restricted Subsidiaries.
“Certain Funds Advances” is defined in Section 4.6(a).
“Certain Funds Commitments” is defined in Section 4.6(a).

“Certain Funds Event of Default” means a Default arising from any of the following provisions (but excluding in any event Defaults with respect to the Target Group):
(a)    a Default in respect of the failure of the Company or any of its Subsidiaries to observe or perform any covenant or agreement applicable thereto contained in (i) Section 6.2 (Use of Proceeds), Section 6.4 (Conduct of Business); Section 6.7 (Compliance with Laws); Section 6.13 (Merger); Section 6.14 (Sale of Assets); Section 6.15 (Investments and Acquisitions); Section 6.16 (Liens); Section 6.18 (Indebtedness); Section 6.19 (Negative Pledge Clauses); Section 6.20 (Limitation on Restrictions on Subsidiary Distributions); Section 6.25 (Restricted Payments); Section 6.26 (Certain Payments of Indebtedness); Section 6.27 (Amendments to Organizational Documents); Section 6.29 (the Offer, the Acquisition, and Related Matters) (but in the case of Section 6.29, not clauses (e)(iii) or (iv) thereto, and not, on or prior to the Acquisition Closing Date, clauses (f), (h) or (j) thereto); or
(b)    Sections 7.2, 7.6, 7.7; 7.12; or 7.14.
“Certain Funds Period” means the period commencing on the Execution Date and ending on the first date on which a Mandatory Cancellation Date occurs or exists.
“Certain Funds Purposes” means (i) payment of the cash price payable by Company (or as applicable, AcquisitionCo) (x) to the holders of the Target Shares in consideration for the acquisition of such Target Shares and (y) for the treasury shares of Target, in each case, being acquired (directly or indirectly) by Company (or as applicable, AcquisitionCo); (ii) payment (directly or indirectly) of any cash payments required for the acquisition or settlement of any options over Target Shares; (iii) financing (directly or indirectly) the fees, costs and expenses in respect of the Transactions; (iv) the Existing Company Debt Refinancing, (v) the Target Refinancing and the refinancing of other Indebtedness of the Target; and (vi) (x) down-streaming of cash to AcquisitionCo for such purposes or (y) depositing cash in escrow to the extent release thereof is limited to use for any such purposes.
“Certain Funds Representations” means each of the following: Section 5.1 (with respect to the Company and the Guarantors); Section 5.2 (with respect to enforceability of the Loan Documents); Section 5.3 (with respect to no conflicts between the Loan Documents and the organizational documents of the Company and the Guarantors); Section 5.11; Section 5.12; Section 5.16; Section 5.22; Section 5.23; Section 5.25 (with respect to the Acquisition Closing Date, immediately after the consummation of the Transactions to occur on the Acquisition Closing Date); and Section 5.26.
“CF Rate” has the meaning assigned to such term in Section 2.20(a).
“Change in Law” means the occurrence, after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall

Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means (i) a majority of the members of the Board of Directors of the Company shall not be Continuing Directors; or (ii) any Person, including a “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) which includes such Person, shall purchase or otherwise acquire, directly or indirectly, beneficial ownership of Voting Stock of the Company and, as a result of such purchase or acquisition, any such Person (together with its Affiliates), shall directly or indirectly beneficially own in the aggregate Voting Stock representing more than 30% of the combined voting power of the Company’s Voting Stock.
“Charges” is defined in Section 10.12.
“Class”, when used in reference to any Loan or Commitment, refers to whether such Loan is, as the context requires, a Revolving Credit Loan, a Delayed Draw Term A Loan, a Replacement Term A Loan, a Term A Loan, a Term A-1 Loan, a Dollar Term B Loan, a Euro Term B Loan, a Term B Loan, a Term Loan or an Incremental Term Loan, and when used in reference to a Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Delayed Draw Term A Commitment, a Replacement Term A Commitment, a Term A Commitment, a Term A-1 Commitment, a Dollar Term B Commitment, a Euro Term B Commitment, a Term B Commitment, a Term Commitment, or an Incremental Term Loan Commitment.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral” means, collectively, all of the assets and property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to any of the Security Documents as security for the Obligations, as applicable.
“Commitment and Acceptance” is defined in Section 2.19(b).
“Commitments” means the Revolving Credit Commitments, the Incremental Term Loan Commitments and the Term Commitments.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” is defined in the preamble hereto.
“Compliance Certificate” is defined in Section 6.1(iv).

“Condemnation” is defined in Section 7.8.
“Consolidated Current Assets” means at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.
“Consolidated Current Liabilities” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Company and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Loans to the extent otherwise included therein.
“Consolidated Net Income” means as of any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP.
“Consolidated Working Capital” means at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
“Continuing Directors” means individuals who at the beginning of any period of two consecutive calendar years constituted the board of directors of the Company, together with any new directors whose election by such board of directors or whose nomination for election was approved by a vote of at least a majority of the members of such board of directors then still in office who either were members of such board of directors at the beginning of such period or whose election or nomination for election was previously so approved.
“Contract Consideration” is defined in the definition of “Excess Cash Flow”.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.
“Conversion/Continuation Notice” is defined in Section 2.7.
“Covenant Holiday Period” means the period commencing with the fiscal quarter of the Company ending on June 30, 2018 and ending immediately on the earlier of (i) the occurrence of any Covenant Reset Trigger and (ii) April 1, 2019.
“Covenant Reset Trigger” is as defined in Annex I.
“Credit Facilities” means the Revolving Credit Facility, each Term Facility and as applicable, any Incremental Facility.
“Credit Party” means the Administrative Agent, the Swing Lender, any Issuer, or any other Lender.

“Credit Parties” means the Administrative Agent, the Swing Lender, the Issuers and any other Lenders, collectively.
“Cumulative Company’s ECF Share” means, as of any date of determination, for each fiscal year of the Company (commencing with the first fiscal year for which excess cash flow prepayments, if any, are required pursuant to Section 2.6.5(c)) with respect to which a Compliance Certificate has been delivered in connection with the delivery of annual financial statements pursuant to Section 6.1(i), an amount (in no event less than zero) equal to the sum of the Retained Percentage of Excess Cash Flow for such fiscal years covered by such Compliance Certificates.
“Debtor Relief Law” means the Bankruptcy Code of the United States of America and all other liquidation, compromise, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, corporate or similar laws of the United States or other applicable jurisdictions from time to time in effect.
“Declined Amount” has the meaning set forth in Section 2.6.11.
“Declining Lender” has the meaning set forth in Section 2.6.11.
“Default” means an event described in Article VII.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Swing Lender or any Issuer, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Delayed Draw Amortization Amount” means, as of any date, the aggregate original principal amount of all Delayed Draw Term A Loans that have been made on or prior to such date (for the avoidance of doubt, disregarding any subsequent repayments thereof).

“Delayed Draw Borrowing Date” means the date of any Advance of Delayed Draw Term A Loans.
“Delayed Draw Term A Commitment” means, as to each Lender, its obligation to make a Delayed Draw Term A Loan to the Company hereunder, expressed as an amount representing the maximum principal amount of the Delayed Draw Term A Loans to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time pursuant to Sections 2.4, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Delayed Draw Term A Commitment is set forth on Schedule 1.1(a) under the caption “Delayed Draw Term A Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Term A Commitment, as the case may be. The aggregate amount of the Delayed Draw Term A Commitments as of the Execution Date is $250,000,000.
“Delayed Draw Term A Facility” means the Delayed Draw Term A Commitments and the extensions of credit made thereunder.
“Delayed Draw Term A Lender” means, at any time, each Lender having a Delayed Draw Term A Commitment or an outstanding Delayed Draw Term A Loan at such time.
“Delayed Draw Term A Loan” is defined in Section 2.1(b).
“Delayed Draw Term A Ticking Fee” is defined in Section 2.5(b).
“Designated Financial Officer” means, with respect to any Borrower, its chief financial officer, director of treasury services, treasurer, assistant treasurer, or any position similar to any of the foregoing.
“Designated Lender” means Bank of America, N.A.; provided if Bank of America, N.A. ceases to be a Lender, there shall be no Designated Lender.
“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Equity Interests” means any Equity Interest that by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Latest Maturity Date; provided that (i) any Equity Interests that would constitute Disqualified Equity Interests solely because the holders thereof have the right to require the Company to repurchase such Disqualified Equity Interests upon the occurrence of a change of control or asset sale shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) provide that the Company may not repurchase or redeem any such Equity Interests (and all securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the

Obligations (other than contingent indemnification claims) are fully satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Equity Interests meeting one of the foregoing clauses (a) through (d) prior to the date that is ninety-one (91) days after the Latest Maturity Date will be deemed to be Disqualified Equity Interests. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Equity Interests because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.
“Disqualified Lender” means (a) banks, financial institutions and other institutional lenders separately identified in writing by the Company to the Administrative Agent prior to the Execution Date, (b) any competitors of the Company, the Target or their respective Subsidiaries that were separately identified in writing by the Company to the Administrative Agent prior to the ~~Execution~~Sixth Amendment Effective Date, and (c) in the case of each of the entities covered by clauses (a) and (b), any of their Affiliates (other than bona fide debt funds) that are either (i) identified in writing by the Company to the Administrative Agent from time to time or (ii) clearly identifiable solely on the basis of the similarity of such Affiliate’s name to an entity set forth on the Disqualified Lender list pursuant to clauses (a) and (b). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Lender or have any liability with respect to any assignment made to a Disqualified Lender. There shall be no retroactive disqualification of an entity that has (i) acquired an assignment or participation interest, (ii) entered into a trade for either of the foregoing or (iii) become a competitor of the Company, the Target or their respective Subsidiaries, in each case, before such entity is added to the Disqualified Lender list. The Administrative Agent may post the Disqualified Lender list to its agency intralinks or similar site, for access by all Lenders (private and public). Any updates to the Disqualified Lender list shall not become effective until 3 Business Days after receipt of such update by the Administrative Agent or the end of such lesser time period, if any, as is acceptable to the Administrative Agent.
“Dollar Equivalent Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is in Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars as determined pursuant to Section 1.5.
“Dollar Term B Commitment” means, with respect to each Term B Lender, the commitment, if any, of such Term B Lender to make Dollar Term B Loans hereunder, expressed as an amount representing the maximum principal amount of the Dollar Term B Loans to be made by such Term B Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to Sections 2.4, 2.19. 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Dollar Term B Commitment is set forth on Schedule 1.1(a) under the caption “Dollar Term B Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Term B Commitment, as the case may be.
“Dollar Term B Facility” means the Dollar Term B Commitments and the extensions of credit made thereunder.
“Dollar Term B Lender” means a Lender with a Dollar Term B Commitment or an outstanding Dollar Term B Loan.
“Dollar Term B Loan” means the New Dollar Term B Loans (as defined in the 2017 May Incremental Amendment) made or converted pursuant to the 2017 May Incremental Amendment. The aggregate amount of the Dollar Term B Loans as of the 2017 May Incremental Effective Date is $475,000,000, as set forth in the 2017 May Incremental Amendment
“Dollars”, “U.S. Dollars” and “$” means lawful currency of the United States of America.
“Domestic Loan Party” means a Loan Party that is not a Foreign Subsidiary.
“Domestic Obligation” means an Obligation of a Borrower or Guarantor that is a Domestic Loan Party.
“Domestic Restricted Subsidiaries” means any Domestic Subsidiary that is a Restricted Subsidiary.
“Domestic Subsidiary” means each present and future Subsidiary of the Company that is not a Foreign Subsidiary.
“Domestic Subsidiary Borrower” means each Domestic Subsidiary listed as a Domestic Subsidiary Borrower in Schedule 1.1(c) as amended from time to time in accordance with Section 8.2.2.
“Domestic Subsidiary Opinion” means with respect to any Domestic Subsidiary Borrower, a legal opinion of counsel to such Domestic Subsidiary Borrower (or the Company) addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.
“Domination Agreement” means a domination agreement (Beherrschungvertrag in the meaning of Sec 291(1) of the German Stock Corporation Act) among AcquisitionCo (or the Company or any other of its direct or indirect Wholly Owned Restricted Subsidiaries), the Target and the other parties thereto.
“Domination Agreement Effective Date” means the initial date on which the Domination Agreement is effective.
“Drop Dead Date” means November 21, 2016.
“EBIT” means, for any period, the sum of:

(a)    the Consolidated Net Income of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP plus, each of the following to the extent not duplicative of amounts included in determining Consolidated Net Income:
(b)    Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes, and Interest Expense (without, however, giving effect to the proviso to the definition thereof), and any extraordinary or non-recurring losses and charges and any non-cash losses and non-cash charges and related tax effects in accordance with GAAP; plus
(c)    net income of the Target and its Restricted Subsidiaries attributable to the minority equity interests in the Target after the Acquisition (calculated for the applicable period on a Pro Forma Basis as if the Acquisition had occurred on the first day of such period), it being understood any such increases pursuant to this clause (c) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof; plus
(d)    (i) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith and retention payments in respect of the Target) incurred in connection with the Acquisition or Future Acquisitions, (ii) non-recurring costs, charges and expenses relating to (x) the exercise of options and (y) stock issued by Target or the target of a Future Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Future Acquisition, Disposition or other Investment permitted hereunder, recapitalization or incurrence or amendments of Indebtedness permitted to be made under (or related to any refinancing hereof or amendment hereto) this Agreement (whether or not successful) and (iv) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Equity Interests of the Company; plus
(e)    any loss realized as a result of the cumulative effect of a change in accounting principles; plus
(f)    any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Future Acquisition, Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(g)    synergies and cost-savings of the Company and its Restricted Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Synergies”) and non-recurring costs, charges, accruals, reserves or expenses of the Company and its Restricted Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to the Acquisition (it being understood any such increases pursuant to this clause (g) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken, or in the case of Costs of Synergies, such costs or expenses are incurred, in each case within 24 months following the consummation of the Acquisition (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount of Synergies added back in reliance on this clause (g) in any four-fiscal quarter period shall not exceed $160,000,000; plus
(h)    Synergies and Costs of Synergies, in each case relating to any Future Acquisition, any Disposition by the Company or its Restricted Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (h) related to a Future Acquisition or Disposition shall only be available subject to the consummation of the Future Acquisition or Disposition and not in contemplation thereof), in each case, that are set forth in a certificate of a Designated Financial Officer of the Company and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Future Acquisition or Disposition or the decision implement such restructuring initiative (calculated on a Pro Forma Basis and net of the amount of actual benefits realized during such period from such actions to the extent already included in consolidated net income for such period); provided that the aggregate amount added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed 10% of EBITDA for such four-fiscal quarter period (calculated before giving effect to any addbacks and adjustments in this clause (h) and in clauses (g) above and (i) below); plus
(i)    non-recurring costs, charges, accruals, reserves or expenses attributable or related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives incurred by the Target and its Restricted Subsidiaries prior to March 31, 2016 that are set forth in a certificate of a Designated Financial Officer of the Company and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate), it being understood any such increases pursuant to this clause (i) shall only be available subject to the consummation of the Acquisition and not in contemplation thereof; provided that the aggregate amount of all amounts added back in reliance on this clause (i) in any four-fiscal quarter period shall not exceed €80 million; plus minus, each of the following to the extent included in determining Consolidated Net Income (without duplication):
(j)    (i) the income (or loss) of any Person (other than a Restricted Subsidiary of the Company) in which any Person other than the Company or any of its Restricted Subsidiaries has a joint interest or a partnership interest or other ownership interest, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or any of its Restricted Subsidiaries during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries, except as provided in the definitions of “EBIT” and “Pro Forma Basis” herein, (iii) the income (or loss) attributable to any Unrestricted Subsidiary of the Company, except to the extent that any such income is actually paid to or otherwise received in cash by the Company or a Restricted Subsidiary of the Company during such period; (iv) gains (or losses) from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Restricted Subsidiaries, and related tax effects in accordance with GAAP, (v) any other extraordinary or non-recurring gains or other income not from the continuing operations of the Company or its Restricted Subsidiaries, any non-cash gains for such period, and in each case, related tax effects in accordance with GAAP and (vi) the income of any Restricted Subsidiary of the Company (other than Restricted Subsidiaries which are not material in the aggregate as agreed upon between the Company and the Administrative Agent and other than the Target and its Subsidiaries prior to the Domination Agreement Effective Date) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary; minus
(k)    net loss of the Target and its Restricted Subsidiaries attributable to the minority equity interests in the Target after the Acquisition (calculated on a Pro Forma Basis), it being understood any such decreases pursuant to this clause (k) shall be subject to the consummation of the Acquisition and not in contemplation thereof; minus
(l)    without duplication, the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine EBIT for such prior period and which do not otherwise reduce Consolidated Net Income for the current period; minus
(m)    any gain realized as a result of the cumulative effect of a change in accounting principles.

For the avoidance of doubt, the foregoing shall be calculated as set forth in Section 1.2.
“EBITDA” means, for any period, the sum of (a) EBIT for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, all amounts attributable to depreciation expense and amortization expense (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), in each case, determined in accordance with GAAP.
“ECF Percentage” means 50%; provided that, with respect to any full fiscal year of the Company ending after the Acquisition Closing Date, the ECF Percentage shall be reduced to 25% and 0%, respectively, if as of the last day of the applicable fiscal year the Company’s Total Net Leverage Ratio was less than 3.25: 1.00 or 2.75: 1.00, respectively.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Escrow Term Loans” is defined in Section 17.2.
“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) that is convertible into Dollars in the international interbank market and (v) as to which a Dollar Equivalent Amount may be readily calculated. If, after the designation by the Revolving Credit Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the reasonable determination of the Administrative Agent, a Dollar Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as all of the Revolving Credit Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrower shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.
“Environmental Laws” means, with respect to the Company or any of its Subsidiaries, any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of Hazardous Substances into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof, in each case, applicable to the Company’s or any of its Subsidiary’s operations or Property.
“Equity Interests” means shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.
“Equivalent Amount” of any currency with respect to any amount of any other currency at any date means the equivalent in such currency of such amount of such other currency, calculated pursuant to Section 1.5.
“ERISA” means the Employee Retirement Income Security Act of l974, as amended from time to time, and any rule or regulation issued thereunder.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the means the single currency unit of the member states of the European Union that have the euro as its lawful currency in accordance with the EMU Legislation.
“Euro Term B Commitment” means, with respect to each Term B Lender, the commitment, if any, of such Term B Lender to make Euro Term B Loans hereunder, expressed as an amount representing the maximum principal amount of the Euro Term B Loans to be made by such Term B Lender hereunder, as such commitment may be reduced or increased from time to time pursuant to Sections 2.4, 2.19, 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Euro Term B Commitment is set forth on Schedule 1.1(a) under the caption “Euro Term B Commitment” or, otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Term B Commitment, as the case may be.
“Euro Term B Facility” means the Euro Term B Commitments and the extensions of credit made thereunder.

“Euro Term B Lender” means a Lender with a Euro Term B Commitment or an outstanding Euro Term B Loan.
“Euro Term B Loan” means the New Euro Term B Loans (as defined in the 2017 May Incremental Amendment) made or converted pursuant to the 2017 May Incremental Amendment. The aggregate amount of the Euro Term B Loans as of the 2017 May Incremental Effective Date is €415,000,000, as set forth in the 2017 May Incremental Amendment.
“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Advance, means that such Loan, or the Loans comprising such Advance, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurocurrency Rate” means, with respect to any Eurocurrency Advance for any Interest Period, an interest rate per annum equal to the sum of the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin.
“Excess Cash Flow” means for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures (except to the extent that such Capital Expenditures made in cash were financed with the proceeds of Indebtedness of the Company or the Subsidiaries and any such Capital Expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) [reserved], (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Company and its Restricted Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), (vii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, (viii) the amount of Taxes paid in cash or Tax reserves set aside or payable (without duplication) with respect to such period to the extent they exceed the amount of Tax expense deducted in determining net income for such period, (ix) cash expenditures in respect of Hedging Agreements during such fiscal year, (x) without duplication of amounts deducted pursuant to clause (xiii) below in prior fiscal years, the aggregate amount of cash consideration paid by the Company and its Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period in respect of Future Acquisitions or other acquisitions of property or assets from third parties pursuant to Sections 6.15 (viii), (xi) and/or (x) or Acquisitions of Target Shares pursuant to Section 6.15(xii), in each case to the extent that such Investments were financed with internally generated cash of the Company and its Restricted Subsidiaries, (xii) the amount of Restricted Payments during such period (on a consolidated basis) by the Company and its Restricted Subsidiaries made in reliance on Section 6.25(b) and/or (f), in each case to the extent such Restricted Payments were financed with internally generated cash of the Company and its Restricted Subsidiaries) and (xiii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Future Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Future Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, in each case, to the extent included in arriving at such Consolidated Net Income. For the avoidance of doubt, for purposes of calculating ‘Excess Cash Flow’, (a) prior to the Domination Agreement Effective Date, the calculation of ‘Excess Cash Flow’ will not take into account the Target and its Subsidiaries and any related consolidated net income (or loss) or other applicable occurrences that would otherwise modify the definition of ‘Excess Cash Flow’ that originate at the Target and its Subsidiaries prior to the Domination Agreement Effective Date and (b) Consolidated Net Income shall not include the consolidated net income (or loss) of a Person earned prior to the date such Person becomes a Restricted Subsidiary.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent Amount of any Eligible Currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. If such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.
“Exchange Rate Date” means
(a)    with respect to the Revolving Facility, if on such date any Aggregate Revolving Credit Outstanding is (or any Aggregate Revolving Credit Outstanding that has been requested at such time would be) denominated in a Eligible Currency, each of:
(i)    the first Business Day of each calendar month,

(ii)    if a Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
(iii)    each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (a) a Borrowing Notice with respect to Revolving Credit Loans, (b) a notice of conversion with respect to any Eurocurrency Loan or (c) each request for the issuance, renewal or extension of any Letter of Credit; and
(b)    with respect to other determinations of a Dollar Equivalent Amount, the applicable date of determination.
“Excluded Assets” means, except to the extent added as Collateral pursuant to the definition of “Covenant Reset Trigger”, (i) any fee-owned real property located outside the United States, (ii) any fee-owned real property located in the United States having a fair market value equal to or less than $10 million, (iii) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents), motor vehicles, aircraft and other assets subject to certificates of title, (iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the UCC), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Restricted Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company, (v) those assets as to which the Administrative Agent and the Company reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (vii) to the extent requiring the consent of one or more third parties or prohibited by (including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement (in each case after taking commercially reasonable efforts to obtain such consent or have such prohibition waived to the extent such actions are reasonably requested by the Administrative Agent), equity interests in any person other than Wholly Owned Subsidiaries, (viii) margin stock, (ix) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that Company and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below a threshold to be mutually and reasonably agreed (except to the extent perfection can be achieved by the filing of a UCC financing statement in the state of the Company or such Guarantor’s state of organization, (x) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the UCC and excluding the proceeds and receivables thereof), (xi) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the UCC), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition and (xii) any voting Capital Stock issued by any Excluded Subsidiary (as defined in clauses (i) through (iv) of the definition thereof) in excess of 65% of the total voting Capital Stock issued by such Excluded Subsidiary.
“Excluded Cash Management Agreement” is defined in the definition of “Cash Management Agreement”.
“Excluded Hedging Agreement” is defined in the definition of “Hedging Agreement”.
“Excluded Subsidiaries” means (i) any Foreign Subsidiary, (ii) any Domestic Subsidiary of a Foreign Subsidiary, (iii) any Domestic Subsidiary substantially all of the assets of which are Capital Stock or indebtedness of Excluded Subsidiaries, (iv) any other subsidiary in respect of which either (a) the pledge of 66 2/3% or more of the voting Capital Stock of such Subsidiary in support of the Obligations of any U.S. Person or (b) the guaranteeing by such Subsidiary of the Obligations of any U.S. Person, could reasonably be expected to, in the good faith judgment of the Company, result in adverse tax consequences to the Company or any other Restricted Subsidiary that is a U.S. Person, and (v) SPCs; provided, that any Subsidiary that is added as a Guarantor pursuant to the definition of “Covenant Reset Trigger” shall not be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant, if any, by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute a Qualified ECP Guarantor at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the Guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any Tax attributable to such Recipient’s failure to comply with Section 3.4(f) or 3.4(j), (c) in the case of a

Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by a Borrower under Section 3.5(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office or (d) any withholding Taxes imposed by FATCA.
“Execution Date” means the first date on which all conditions precedent set forth in Section 4.1 are satisfied or waived in accordance with Section 8.2.
“Existing Company Debt Refinancing” means the Existing Loan Agreement Refinancing, the Existing Senior Notes Refinancing and the refinancing or repayment of the Company’s industrial revenue bonds outstanding as of the Execution Date.
“Existing Loan Agreement” means the Loan Agreement dated as of June 30, 2011, as amended, supplemented or otherwise modified, among the Company, the subsidiary borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as agent for such lenders.
“Existing Loan Agreement Refinancing” means the repayment in full of all outstanding amounts (other than contingent indemnification obligations not then due) under the Existing Loan Agreement and the termination in full of all commitments thereunder and any guarantees in respect thereof (or, if the Replacement Facilities do not become effective hereunder on or prior to the Acquisition Closing Date, an amendment, amendment and restatement or replacement of the Existing Loan Agreement in form and substance reasonably satisfactory to the Arrangers).
“Existing Senior Notes Refinancing” means the repayment in full of all outstanding amounts (other than contingent indemnification obligations not then due) owing under the Senior Notes and the termination in full of any guarantees in respect thereof.
“External Subsidiary” means a Subsidiary of the Company which is not a Loan Party.
“Facility” is defined in Section 17.3.
“Facility Letter of Credit” means a Letter of Credit issued by an Issuer pursuant to Section 2.15.
“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of a Borrower under Facility Letters of Credit, including the sum of (a) Reimbursement Obligations and, without duplication, (b) the aggregate undrawn face amount of the outstanding Facility Letters of Credit.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into in connection therewith, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of any of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. When used in connection with any Advance denominated in any Eligible Currency, “Federal Funds Effective Rate” means the correlative rate of interest with respect to such Eligible Currency as reasonably determined by the Administrative Agent for such day. It is agreed that if the Federal Funds Effective Rate is less than zero, such rate shall be deemed to be zero.
“Final Settlement Date” means the latest date on which all payments to be made by AcquisitionCo in connection with the Offer to settle acceptances during the Initial Acceptance Period pursuant to Section 16(1) of the German Takeover Code and the Subsequent Acceptance Period pursuant to Section 16(2) of the German Takeover Code have been made.
“Floating Rate” means, for any day, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.
“Floating Rate Loan” or “Floating Rate Advance” means a Loan which bears interest at the Floating Rate.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), and (d) the Flood Insurance Reform Act of 2004, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.
“Foreign Borrower Tranche” means a new tranche of Revolving Credit Commitments pursuant to Section 2.19(a).
“Foreign Currency Loan” or “Foreign Currency Advance” means any Loan or other Advance denominated in any Available Foreign Currency.
“Foreign Loan Party” means a Loan Party which is a Foreign Subsidiary.
“Foreign Obligation” means an Obligation of a Borrower or Guarantor that is a Foreign Loan Party.
“Foreign Plan” means each employee benefit plan (as defined under Section 3(3) of ERISA) that is not subject to the laws of the United States and is maintained or contributed to by the Company or any member of the Controlled Group.
“Foreign Plan Event” means, with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary” means each Subsidiary organized under the laws of a jurisdiction outside of the United States.
“Foreign Subsidiary Borrower” means each Foreign Subsidiary listed as a Foreign Subsidiary Borrower in Schedule 1.1(c), as amended from time to time in accordance with Section 8.2.2.
“Foreign Subsidiary Opinion” means with respect to any Foreign Subsidiary Borrower, a legal opinion of counsel to such Foreign Subsidiary Borrower (or the Company) addressed to the Administrative Agent and the Lenders in form and substance reasonably acceptable to the Administrative Agent.
“Funded Debt” means as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.
“Future Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, other than the Acquisition, by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Voting Stock of any Person.
“Future Target” is defined in the definition of Hostile Acquisition.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“German Takeover Code” means the German Securities Acquisition and Takeover Code (Wertpapiererwerbs- und Übernahmegesetz).
“Governmental Authority” means any nation or government, any state, or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.
“Guarantor” means (a) with respect to the Obligations of the Subsidiary Borrowers or any Guarantor, the Company and each present and future Subsidiary of the Company that executes a Guaranty as a guarantor at any time, and (b) with respect to the Obligations of the Company, each present and future Subsidiary of the Company executing a Guaranty as a guarantor at any time.
“Guaranty” means, with respect to the Company, the guarantee contained in Article IX and, with respect to any other Guarantor, each guaranty agreement in respect of the Obligations in form and substance reasonably acceptable to the Administrative Agent and agreed by the Company, executed and delivered by each such Guarantor to the Administrative Agent, including any amendment, modification, renewal or replacement of such guaranty agreement.
“Hazardous Substances” means any material or substance: (1) which is or becomes defined as a hazardous substance, pollutant, or contaminant, pursuant to the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 USC §9601 et. seq.) as amended and regulations promulgated under it; (2) containing gasoline, oil, diesel fuel or other petroleum products; (3) which is or becomes defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (“RCRA”) (42 USC §6901 et. seq.) as amended and regulations promulgated under it; (4) containing polychlorinated biphenyls (PCBs); (5) containing asbestos; (6) which is radioactive; (7) the presence of which requires investigation or remediation under any Environmental Law; (8) which is or becomes defined or identified as a hazardous waste, hazardous substance, hazardous or toxic chemical, pollutant, contaminant, or biologically Hazardous Substance under any Environmental Law.
“Hedging Agreement” means any agreement (i) with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Subsidiaries shall be a Hedging Agreement or (ii) in respect of a hedging transaction entered into by the Company or its Restricted Subsidiaries to hedge or mitigate risks of the Company or its Restricted Subsidiaries that is in effect on the Execution Date or thereafter and, in the case of both clauses (i) and (ii) above, is by and among the Company or any of its Restricted Subsidiaries and a Hedge Bank; provided that, any Hedging Agreement may be designated in writing by the Company and such Hedge Bank to the Administrative Agent to not be a Hedging Agreement (any such agreement, an “Excluded Hedging Agreement”).
“Hedge Bank” means the Administrative Agent, any Lender or an Affiliate thereof that is a party to a Hedging Agreement with the Company or any of its Restricted Subsidiaries and any Person that was the Administrative Agent, a Lender or an Affiliate thereof at the time it entered into a Hedging Agreement with the Company or any of its Restricted Subsidiaries.
“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) each Hedging Agreement (other than Excluded Hedging Agreements), and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement (other than Excluded Hedging Agreements); provided, however, that the definition of ‘Hedging Obligations’ shall not create any Guaranty or other Guarantee Obligation by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.
“Hostile Acquisition” means any Future Acquisition of the Capital Stock of a Person (the “Future Target”) through a tender offer or similar solicitation of the owners of such Capital Stock which has not been approved prior to such acquisition by resolutions of the Board of Directors of the Future Target or by similar action if the Future Target is not a corporation (and which approval has not been withdrawn).
“Immaterial Subsidiary” means each Restricted Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 5.0% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries or (b) 5.0% of the Total Assets (after intercompany eliminations) of the Company and its Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.10(i) or (ii); provided that if the Restricted Subsidiaries that constitute Immaterial Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 10.0% of such consolidated gross revenues and more than 10.0% of the Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or Total Assets and then in descending order) necessary to account for at least 90% of the consolidated gross revenues and 90% of the Total Assets, each as described in clause (a) above.
“Increase Effective Date” is defined in Section 2.19.
“Increase Notice” is defined in Section 2.19.
“Incremental Amount” means, at any time, (i) ~~$400,000,000~~the initial principal amount of Term A-1 Loans issued on the Sixth Amendment Effective Date (which are deemed incurred in reliance on this clause (i)) plus (ii) additional amounts if the Company is in compliance on a Pro Forma Basis, after giving effect to the incurrence of any Incremental Facilities (assuming the full drawing of loans under any Revolving Credit Commitment Increases and giving effect to other permitted pro forma adjustment events and any permanent repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with such borrowing), with a Secured Net Leverage Ratio of not more than 2.50 to 1.00 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) and (ii), plus (iii) additional principal amounts of Incremental Term Facilities or Incremental Facilities in respect of Incremental Revolving Loans, to the extent such amounts represent a substantially concurrent refinancing or replacement of an equivalent principal amount of existing Term Loans or existing Revolving Commitments, respectively under this Agreement; provided that the proceeds of any Incremental Facility will be disregarded in any netting calculations in determining compliance with the Secured Net Leverage Ratio described above.
“Incremental Facility” means any facility established by the applicable Borrower and applicable Lenders pursuant to Section 2.19.
“Incremental Revolving Loans” is defined in Section 2.19(a).
“Incremental Term A Facility” is defined in Section 2.19(a)(B).
“Incremental Term A Loan” is defined in Section 2.19(a)(B).
“Incremental Term B Facility” is defined in Section 2.19(a)(C).
“Incremental Term B Loan” is defined in Section 2.19(a)(C).
“Incremental Term Facility” is defined in Section 2.19(a).
“Incremental Amendment” is defined in Section 2.19(c)(iv).
“Incremental Term Loan Commitment” is defined in Section 2.19(b).
“Incremental Term Loans” is defined in Section 2.19(a).
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money or similar obligations, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices), (c) obligations which are evidenced by notes, acceptances, or other instruments (other than Hedging Agreements), to the extent of the amounts actually borrowed, due, payable or drawn, as the case may be, (d) Capitalized Lease Obligations, (e) all reimbursement obligations in respect of Letters of Credit (other than commercial Letters of Credit referenced in clause (b)), whether drawn or undrawn, contingent or otherwise, (f) any other obligation for borrowed money or similar financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person, (g) Off-Balance Sheet Liabilities and Receivables Indebtedness, (h) Guarantee Obligations with respect to any of the foregoing and (i) all obligations of the kind referred to in the foregoing clauses secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (i) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” is defined in Section 10.6(b).
“Ineligible Person” means (a) a natural person or (b) other than as set forth and in accordance with Section 13.1(b)(iii), the Company or any of its Subsidiaries or other controlled Affiliates.
“Initial Acceptance Period” means the acceptance period (Annahmefrist) for the Offer pursuant to Section 16(1) of the German Takeover Code specified in the Offer Document (including any extensions thereof, if any, consented to by the Arrangers).
“Initial TLA-1 Principal Lenders” means the Lenders party to the Term A-1 Commitment Letter, and such parties’ Affiliates and Approved Funds.
“Integrated Service Contract” means a contract pursuant to which the Company and/or a Subsidiary provides both equipment and services to a customer.
“Integrated Service Contract Debt” means Indebtedness of a type described on Schedule 1.1(b).
“Interest Coverage Ratio” means, as of the end of any fiscal quarter, the ratio of (a) EBITDA to (b) Interest Expense, in each case calculated for the four consecutive fiscal quarters then ending, on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.
“Interest Expense” means, with respect to any period, the aggregate of all interest expense reported by the Company and its Restricted Subsidiaries in accordance with GAAP during such period, net of any cash interest income received by the Company and its Restricted Subsidiaries during such period from Investments, provided that any Interest Expense on the portion of Integrated Service Contract Debt that is excluded from Total Debt shall be excluded from Interest Expense. As used in this definition, the term “interest” shall include, without limitation, all interest, fees and costs payable with respect to the obligations under this Agreement (other than fees and costs which may be capitalized as transaction costs in accordance with GAAP), any discount in respect of sales of accounts receivable and/or related contract rights and the interest portion of Capitalized Lease payments during such period, all as determined in accordance with GAAP.
“Interest Period” means with respect to any Eurocurrency Loan:
(a)    initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three, or six months thereafter, or such other period as agreed upon by the Lenders making such Eurocurrency Loan, as selected by the relevant Borrower in its Borrowing Notice or notice of conversion, as the case may be, given with respect thereto; and
(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, or such other period as agreed upon by all the applicable Lenders, as selected by the relevant Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period applicable to a Eurocurrency Loan that would otherwise extend beyond the termination or maturity date of the applicable Credit Facility, may be elected but shall end on the termination or maturity date of the applicable Credit Facility (and such Loan shall be due and payable on the termination or maturity date of the applicable Credit Facility and any amounts due under Section 3.4 shall be payable) unless the termination or maturity date of the applicable Credit Facility is extended on or before the last day of such Interest Period to a date beyond the end of such Interest Period; and
(iii)    any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to the nearest 1/1000th of 1%) reasonably determined in good faith by the Administrative

Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the relevant Screen Rate is available, the applicable Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means, in relation to any currency, the overnight rate for such currency reasonably determined in good faith by the Administrative Agent from such service as the Administrative Agent may reasonably select in good faith.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable and/or accrued expenses arising in the ordinary course of business payable in accordance with customary practices and loans to employees in the ordinary course of business), Future Acquisition or equity investment or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person.
“IRS” means the United States Internal Revenue Service.
“Issuers” or “Issuer” means, individually and collectively, each of JPMorgan Chase, Credit Suisse AG, Cayman Islands Branch and any other Revolving Credit Lender from time to time designated by the Company as an Issuer (including in connection with the Replacement Facilities Effective Date and any documentation related thereto), with the consent of such Revolving Credit Lender and the Administrative Agent (in the case of the Administrative Agent, such consent not to be unreasonably withheld or delayed), in each case in its capacity as an issuer of Facility Letters of Credit hereunder and their respective successors in such capacity as provided in Section 2.15.9. Any Issuer may, in its discretion, arrange for one or more Facility Letters of Credit to be issued by any of its Lending Installations, in which case the term “Issuer” shall include any such Lending Installation with respect to Facility Letters of Credit issued by such Lending Installation. At any time there is more than one Issuer, all singular references to the Issuer means any Issuer, either Issuer, each Issuer, the Issuer that has issued the applicable Facility Letter of Credit, or both (or all) Issuers, as the context may require.
“Issuer Sublimits” means (i) the amount set forth as such Issuer’s “Issuer Sublimit” in the applicable Replacement Facilities Effective Date Documentation and (ii) as to any other Issuer, such amount as shall be agreed to in writing among the Company and such other Issuer and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed). Each Issuer Sublimit may be (x) decreased at any time by the Company (and without the consent or approval of any other parties) and (y) increased at any time by agreement between the Company and the applicable Issuer increasing its Issuer Sublimit, and with the consent of the Administrative Agent (such consent not be unreasonably withheld or delayed), but without the consent or approval of any other parties.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A., a national banking association, and any successor-in-interest thereto.
“Judgment Currency” is defined in Section 16.6.
“Key Offer Terms” means the (a) maximum cash component of the consideration to be paid for Target Shares (provided however, for the avoidance of doubt, that issuances or sales of capital stock of the Company representing or in connection with elections by shareholders of the Target to receive all or a portion of the equity component of their consideration in the form of cash from the sale of all or a portion of such equity component by the Company or its Subsidiaries shall not be part of the maximum cash consideration for the purposes of this definition), (b) the conditions to the Offer, including the market and Target “material adverse change” conditions and the minimum tender condition (i.e. so many shares have to be tendered that after consummation of the Offer, AcquisitionCo (along with, if applicable, the Company) holds (or otherwise controls or is attributed) a number of the voting shares of the Target which represents (after deducting any treasury shares held by the Target at the time of the consummation of the Offer) at least 75% of the voting rights in the Target), (c) the drop-dead date and (d) the limitations in Section 7.8 of the Business Combination Agreement regarding Indebtedness of the Target and its Subsidiaries, in each case set forth in the Business Combination Agreement in the form delivered to the Arrangers on or prior to the Execution Date.
“Latest Maturity Date” means with respect to the issuance or incurrence of any Indebtedness or Equity Interests, the latest maturity date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is issued or incurred or such Equity Interests are issued.
“Lenders” means the lending institutions listed on the signature pages of this Agreement or otherwise party hereto as a Lender from time to time, and their respective successors and, to the extent permitted by Section 13.1, assigns.
“Lending Installation” means, with respect to a Lender or the Administrative Agent, any office, branch, subsidiary or Affiliate of such Lender or the Administrative Agent, as the case may be.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Letter of Credit Collateral Account” is defined in Section 2.15.7.
“LIBO Rate” means, with respect to:
(a)    any Eurocurrency Advance in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration Limited, or in the case of Euro, the European Money Markets Institute (or, in each case, any other Person that generally takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01, LIBOR02 or in the case of Euro, EURIBOR01 of the Reuters screen, as applicable or, if such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period, and
(b)    any Eurocurrency Advance denominated in any Non-Quoted Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Non-Quoted Currency as of the Specified Time and on the Quotation Day for such currency and Interest Period;
provided, that, (a) if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the Eurocurrency Rate for such currency and Interest Period shall be the Interpolated Rate, subject to Section 2.20 and (b) if a LIBOR Screen Rate or a Local Screen Rate is less than zero it shall be deemed equal to zero.
“LIBOR Quoted Currency” means any currency for which the London interbank offered rate is quoted. As of the Execution Date, (a) such rate is administered by the ICE Benchmark Administration Limited (or in the case of Euro, the European Money Markets Institute) and (b) such currencies are Pounds Sterling, Dollars, Euros, Swiss Francs and Japanese Yen.
“LIBOR Screen Rate” is defined in the definition of LIBO Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means any acquisition the consummation of which by the Borrowers or any of their respective Restricted Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.
“Loan” means Revolving Credit Loans, Term A Loans, Term A-1 Loans, Term B Loans and Incremental Term Loans, in each case, as applicable and, as the context requires, Swing Loans.
“Loan Documents” means this Agreement, the Notes, any Guaranties, the Security Documents, the Replacement Facilities Effective Date Documentation to which any Loan Party is party (including in each case, any amendments thereto).
“Loan Party” means any Borrower or Guarantor.
“Local Screen Rate” means, with respect to any Non-Quoted Currency, such screen rate or other method to determine a rate index for such Non-Quoted Currency as proposed by the Administrative Agent and agreed to by all the Lenders of such currency and the Company.

“Make Whole Amount” means, with respect to any Make Whole Trigger Event, the greater of:
(1)    1.0% of the principal amount of such Term A-1 Loan subject to such Make Whole Trigger Event, and
(2)    an amount reasonably determined by the Administrative Agent in accordance with accepted financial practice equal to (i) 1.0% of the principal amount of the Term A-1 Loans subject to such Make Whole Trigger Event plus (ii) all required interest payable on the aggregate principal amount of the Term A-1 Loans subject to such Make Whole Trigger Event from the date of the applicable Make Whole Trigger Event (the “Make Whole Event Date”) through and including August 30, 2021, computed using an assumed interest rate equal to (x) the Adjusted LIBO Rate (including the floor thereto) for an Interest Period of three months in effect on the third Business Day prior to the applicable Make Whole Event Date (the “Three Month Eurodollar Rate”) plus (y) the Applicable Margin for Eurocurrency Loans that are Term A-1 Loans in effect as of the Make Whole Event Date, in each case of clauses (i) and (ii), discounted from August 30, 2021, in the case of clause (i), and from each applicable interest payment date, in the case of clause (ii), to the Make Whole Event Date using a discount rate equal to the Treasury Rate as of such Make Whole Event Date plus 50 basis points.
“Make Whole Premium” has the meaning specified in Section 2.6.3(c).
“Make Whole Provisions” means (A) the definitions of “36-Month Call Premium Event”, “Make Whole Amount” and “Make Whole Trigger Event”, (B) the inclusion of the Make Whole Premium and any other premium payable hereunder including pursuant to Section 2.6.3 in (x) the definition of “Obligations” and (y) Sections 8.1(a) and (b), (C) Section 8.1(g) and (D) Section 2.6.3(b), (c) and (d).
“Make Whole Trigger Event” means (a) any voluntary prepayment or any mandatory prepayment pursuant to Section 2.6.5(a) or Section 2.6.5(b) by the Company or any Guarantor of all, or any part, of the principal balance of any Term A-1 Loans whether in whole or in part, and whether before or after (i) the occurrence of a Default, or (ii) the commencement of any proceeding under any Debtor Relief Law, and notwithstanding any acceleration (for any reason) of the Term A-1 Loans; (b) the acceleration of all of the Term A-1 Loans for any reason, including, but not limited to, acceleration in accordance with Article VIII, including as a result of the commencement of a proceeding under any Debtor Relief Law; (c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Term A-1 Loans in any proceeding under any Debtor Relief Law, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any proceeding under any Debtor Relief Law to the Term A-1 Lenders (whether directly or indirectly, including through the Administrative Agent or any other distribution agent), in full or partial satisfaction of the Term A-1 Loans; (d) the termination of this Agreement for any reason (other than as a result of the payment in full at maturity of the Obligations in respect of the Term A-1 Loans (other than contingent indemnity or reimbursement obligations for which no claim has been asserted) on the Term A-1 Loan Maturity Date); (e) any amendment, waiver or consent hereunder occurs that reduces the All-in Yield applicable to the Term A-1 Facility or (f) any forced assignment of Term A-1 Loans occurs pursuant to Section 3.5.

Solely for purposes of the definition of the term “Make Whole Amount”, if a Make Whole Trigger Event occurs under clause (b), (c), (d) or (e) above, the entire outstanding principal amount of the Term A-1 Loans shall be deemed to have been prepaid on the date on which such Make Whole Trigger Event occurs.
“Mandatory Cancellation Date” means the earliest of (a) the date on which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; (b) the Drop Dead Date, (c) with respect to the applicable Credit Facility, the date of the closing of the Acquisition without the use (or in the case of the Delayed Draw Term A Facility, satisfaction of the conditions set forth in Section 4.3) of such Credit Facility and (d) the date that the Company or its Affiliate publicly announces that the Offer has lapsed or has been terminated, the date that BaFin has prohibited the Offer or February 15, 2016 to the extent the Offer Documentation has not been filed with BaFin on or prior to such date.
“Margin Stock” means “margin stock” as defined in Regulations U or X or “marginable OTC stock” or “foreign margin stock” within the meaning of Regulation T.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers and Guarantors, taken as a whole, to pay the Obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Maximum Rate” is defined in Section 10.12.
“Moody’s” means Moody’s Investors Service, Inc., and any successor-in-interest thereto.
“Mortgages” means each of the mortgages and deeds of trust made by any Domestic Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders in form and substance reasonably acceptable to the Administrative Agent.
“Multiemployer Plan” means a plan defined in Section 4001(a)(3) of ERISA to which the Company or any member of the Controlled Group has an obligation to contribute.
“Net Cash Proceeds” means (a) in connection with any Asset Sale Prepayment Event or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale Prepayment Event or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Senior Unsecured Notes” means senior unsecured notes (including any Securities (as defined in the Arranger Fee Letter) issued in lieu thereof) in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding, issued by the Company for the purpose of consummating the Acquisition, including any senior unsecured bridge facility or senior unsecured exchange notes issued in lieu of all or a portion thereof.
“Non-Quoted Currency” means any Agreed Currency that is not a LIBOR Quoted Currency.
“Non-Tender Agreement” means a non-tender agreement among the Company, Target and certain of their Affiliates to be entered into substantially contemporaneously with the Business Combination Agreement in substantially in the form provided to BaFin on November 2, 2015.
“Non-Tender Documents” means (i) the Non-Tender Agreement and (ii) the Blocked Account Agreement, collectively.
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Notes” is defined in Section 2.2.6.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means collectively, the unpaid principal of and interest on the Loans, as well as (if applicable) the Make Whole Premium and any other premium payable hereunder or on the Loans, including pursuant to Section 2.6.3, all obligations and liabilities pursuant to the Facility Letters of Credit, any Cash Management Agreements (other than, for the avoidance of doubt, Excluded Cash Management Agreements), any Bi-lateral LC/WC Agreements, any Hedging Obligations (other than, for the avoidance of doubt, Excluded Hedging Agreements), and all other obligations and liabilities of each Borrower and each Guarantor to the Administrative Agent or the Lenders under this Agreement and the other Loan Documents (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, as the case may be, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by any Borrower or any Guarantor pursuant to the terms of this Agreement or any other Loan Document); provided, however, that the definition of ‘Obligations’ shall not create any Guaranty or other Guarantee Obligation by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.
“Off-Balance Sheet Liability” of a Person means (i) any obligation under a Sale and Leaseback Transaction which is not a Capitalized Lease Obligation, (ii) any so-called “synthetic lease” or “tax ownership operating lease” transaction entered into by such Person, (iii) any factoring or similar sale of accounts receivable and related rights to the extent recourse to the Company or any of its Restricted Subsidiaries (including without limitation, to the extent so recourse, pursuant to any Permitted Factoring, under an Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, but excluding any Permitted Securitization), or (iv) any other transaction (excluding operating leases for purposes of this clause (iv)) which is the functional equivalent of or takes the place of borrowing (in the case of transactions described in, or equivalent to those described in clause (iii) above, solely to the extent recourse to the Company or any of its Restricted Subsidiaries) but which does not constitute a liability on the balance sheet of such Person; in all of the foregoing cases, notwithstanding anything herein to the contrary, the outstanding amount of any Off-Balance Sheet Liability shall be calculated based on the aggregate outstanding amount of obligations outstanding under the legal documents entered into as part of any such transaction on any date of determination that would be characterized as principal if such transaction were structured as a secured lending transaction, whether or not shown as a liability on a consolidated balance sheet of such Person, in a manner reasonably satisfactory to the Administrative Agent.
“Offer” means the public offer by AcquisitionCo for Target Shares in connection with the Acquisition.
“Offer Document” means the tender offer document (Angebotsunterlage) (including all exhibits, schedules, annexes and other attachments thereto) published by AcquisitionCo in connection with the Acquisition.
“Offer Documentation” means (i) the Offer Document and (ii) and all other related documents made available by AcquisitionCo or the Company to BaFin in respect to the acquisition of the Target Shares.
“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 3.5(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” is defined in Section 13.1(c).
“Participant Register” has the meaning assigned to such term in Section 13.1(c).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
“Payment Date” means the last Business Day of each March, June, September and December occurring after the Execution Date.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Encumbrances” means:
(a)    Liens imposed by law or any Governmental Authority for taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than 45 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
(d)    deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute a Default under Section 7.9 or that secure appeal or surety bonds related to such judgments;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;
(g)    easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;
(h)    Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(i)    Liens granted by (1) a Domestic Loan Party to another Domestic Loan Party, (2) a Subsidiary that is not a Domestic Loan Party to a Domestic Loan Party and (3) a Subsidiary that is not a Domestic Loan Party to another Subsidiary that is not a Domestic Loan Party;
(j)    for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;
(k)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;
(m)    deposits in the ordinary course of business to secure liability to insurance carriers;
(n)    options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;
(o)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary;
(p)    rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a Cash Management Agreement or Hedging Agreement, (ii)  in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary or (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank;
(q)    Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and
(r)    precautionary financing statement filings in connection with operating leases.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Permitted Factoring” means a factoring or similar sale of accounts receivable and related rights and property on a non-recourse basis which is not entered into in connection with or as part of a Permitted Securitization and is not Integrated Service Contract Debt, in each case pursuant to documentation reasonably customary for such transactions.
“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, renew, refinance, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon, any committed or undrawn amounts and underwriting discounts, defeasance costs, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), (b) the final maturity date and weighted average life of such Permitted Refinancing Indebtedness is no earlier than the final maturity date and weighted average life of the Indebtedness being Refinanced, (c) if the original Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Indebtedness being Refinanced unless such obligor or contingent obligor would be permitted to otherwise incur such Indebtedness hereunder and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral (whether equally and ratably with, or junior to, the Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral on terms no less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, or on terms that are otherwise permitted by Section 6.16 (as determined by the Company in good faith), and to the extent the Obligations are secured by such Collateral, shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent.
“Permitted Securitization” means any receivables financing program providing for the sale of accounts receivable and related rights and property by the Company or any of its Restricted Subsidiaries to an SPC in transactions purporting to be sales (and treated as sales for GAAP purposes), which SPC shall finance the purchase of such assets by the sale, transfer, conveyance, lien or pledge of such assets to one or more limited purpose financing companies, special purpose entities and/or other financial institutions, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and permitted under Section 6.24.
“Person” means any natural person, corporation, firm, joint venture, limited liability company, partnership, association, enterprise, company or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and as to which the Company or any member of the Controlled Group has any obligation to contribute to on or after the Execution Date or has made contributions within the preceding five years.
“Pounds Sterling” or “£” means the lawful currency of the United Kingdom.
“Pre-Amendment Covenant Ratio” means: (a) with respect to Section 6.22, Total Net Leverage Ratio of (i) 4.25 to 1.00 as of the last day of the fiscal quarters of the Company ending June 30, 2018 and September 30, 2018, (ii) 4.00 to 1.00 as of the last day of any fiscal quarter of the Company ending on or after December 31, 2018 but prior to June 30, 2019 or (iii) 3.75 to 1.00 as of the last day of any fiscal quarter of the Company ending on or after June 30, 2019 and (b) with respect to Section 6.23, an Interest Coverage Ratio of 3.0 to 1.0 as of the last day of any fiscal quarter of the Company.
“Pre-Closing Sweep Amount” is defined in Section 2.4(c).

“Press Releases” means the October 22, 2013 press releases regarding the Company issued by (a) the United States Department of Justice and (b) the SEC.
“Prime Rate” means the per annum rate announced or established by the Administrative Agent from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Administrative Agent to any of its customers) or the corporate base rate of interest announced or established by the Administrative Agent or, when used in connection with any Advance denominated in any Eligible Currency, “Prime Rate” means the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue, as reasonably determined by the Administrative Agent, which Prime Rate shall change simultaneously with any change in such announced or established rates.
“Pro Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro Forma Basis, that the transaction in question (including any related Future Acquisition, or other Investment and, in each case, payment of consideration therefor) shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of the Company for which financial statements are required to have been delivered pursuant to Section 6.1(~~a~~i) or (~~b~~ii) or, if such calculation is made prior to the first delivery of such financial statements, as of the first day of the period of four consecutive fiscal quarters ending on September 30, 2015. In connection with any calculation of the Interest Coverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, in each case upon giving effect to a transaction on a “Pro Forma Basis”, (i) any Indebtedness incurred or repaid by the Company or any of its Restricted Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period or during the period from the last day of such period to and including the date of determination) shall be deemed to have been incurred or repaid, as the case may be, as of the first day of the relevant four fiscal quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations (giving consideration to any applicable rate “floor”), (iii) in the case of any determination of the permissibility of the incurrence of Indebtedness, if such Indebtedness is revolving in nature, a borrowing of the maximum amount of loans available shall be assumed, (iv) in the case of any determination of the permissibility of the incurrence of Indebtedness, the cash proceeds of all such Indebtedness shall be disregarded in calculating the Interest Coverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio, as applicable, (v) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period and (vi) without duplication of subclauses (g), (h) or (i) of the definition of “EBIT”, such calculation shall give effect to Synergies and Costs of Synergies resulting from or relating to the transaction in question and projected by the Company in good faith to be realized by the Company and its Restricted Subsidiaries subject, in any calculation of pro forma EBIT or EBITDA, to the applicable limitations on such Synergies and Cost Savings set forth in the definition of “EBIT”.

“Pro Rata Share” means, for each Lender, the ratio of such Lender’s Commitment (calculated using the Dollar Equivalent Amount thereof) to the Aggregate Commitments, provided that (a) with respect to Revolving Credit Loans, Facility Letters of Credit, Swing Loans and commitment, ticking and other applicable fees with respect to the Revolving Credit Commitment, Pro Rata Share means, for each Lender, the ratio such Lender’s Revolving Credit Commitment bears to the Aggregate Revolving Credit Commitments, (b) with respect to Delayed Draw Term A Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s outstanding Delayed Draw Term A Loans and Delayed Draw Term A Commitments bear to the aggregate amount of all outstanding Delayed Draw Term A Loans and Delayed Draw Term A Commitments, (c) with respect to Replacement Term A Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s outstanding Replacement Term A Loans and Replacement Term A Commitments bear to the aggregate amount of all outstanding Replacement Term A Loans and Replacement Term A Commitments, (d) with respect to Dollar Term B Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s outstanding Dollar Term B Loans and Dollar Term B Commitments bear to the aggregate amount of all outstanding Dollar Term B Loans and Dollar Term B Commitments, (e) with respect to Euro Term B Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s outstanding Euro Term B Loans and Euro Term B Commitments bear to the aggregate amount of all outstanding Euro Term B Loans and Euro Term B Commitments ~~and~~, (f) with respect to Term A-1 Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s outstanding Term A-1 Loans and Term A-1 Commitments bear to the aggregate amount of all outstanding Term A-1 Loans and Term A-1 Commitments and (g) with respect to Incremental Term Loans, Pro Rata Share means, for each Lender, the ratio that such Lender’s Incremental Term Loan bears to the aggregate amount of all Incremental Term Loans. If at any time the Revolving Credit Commitments have been terminated, the amount of any such Commitment for the purposes of this definition of “Pro Rata Share” only shall be deemed equal to the amount of such Commitment immediately prior to its termination.
“Property” of a Person means any and all property, whether real, personal, movable, immovable, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Proposed New Lender” is defined in Section 2.19.
“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” means, with respect to any Eurocurrency Advance for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, (ii) if the currency is Euro, two TARGET2 Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the commencement of such Interest Period (unless, in each case, market practice differs in the relevant market where the LIBO Rate for such currency is to be determined, in which case the Quotation Day will be reasonably determined by the Administrative Agent in good faith in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).
“Ranking Protection Trigger” is defined in Section 6.22.
“Receivables Indebtedness” means, at any time and without duplication, the aggregate amount of outstanding obligations incurred by the Company and its Restricted Subsidiaries (including any SPC) in connection with a Permitted Securitization that would be characterized as principal if such Permitted Securitization in its entirety were structured as a secured lending transaction rather than a purchase (regardless, in either case, of whether any liability of the Company or any Restricted Subsidiary thereof in respect of related accounts receivable and related rights and property would be required to be reflected on a balance sheet of such Person in accordance with generally accepted accounting principles).
“Recipient” means, as applicable, (a) the Administrative Agent, (b) the Swing Lender, (c) any Lender and (d) any Issuer.
“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Property of the Company or any Restricted Subsidiary, in an amount that if constituting a Disposition of such Property would have constituted an Asset Sale Prepayment Event.
“Redemption Account” means a segregated account located at and/or subject to control of the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent.
“Redemption Amount” means €123,444,522.60.
“Remaining Minority Shares” means 2,243,130 Target Shares which have not been tendered under the Domination Agreement as of August 29, 2018.
“Refinance” is defined in the definition of “Permitted Refinancing Indebtedness”.
“Register” has the meaning assigned to such term in Section 13.1(b)(v).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Reimbursement Obligations” means, at any time, the aggregate of the obligations of the Borrowers to the Lenders and the Issuers in respect of all unreimbursed payments or disbursements made by the Issuers and the Lenders under or in respect of the Facility Letters of Credit.
“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any Restricted Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.6.5 as a result of the delivery of a Reinvestment Notice.
“Reinvestment Event” means any Asset Sale Prepayment Event or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
“Reinvestment Notice” means a written notice executed by an Authorized Officer stating that no Unmatured Default or Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Event to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in its business or to make a Future Acquisition or other Investments consisting of an acquisition of such assets.
“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets (other than current assets) useful in the Company’s or its Restricted Subsidiaries’ business or to make a Future Acquisition or other Investments consisting of an acquisition of such assets.
“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets (other than current assets) useful in the Company’s or its Restricted Subsidiaries’ business with all or any portion of the relevant Reinvestment Deferred Amount or to make a Future Acquisition or other Investment consisting of an acquisition of such assets with all or any portion of the relevant Reinvestment Deferred Amount (it being understood that if any portion of the relevant Reinvestment Deferred Amount is not used within twelve months after any Reinvestment Event but within such twelve month period is contractually committed to be used, then such remaining portion if not so used within six months following the end of such twelve month period shall constitute Net Cash Proceeds as of such date).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors, representatives and controlling persons of such Person and such Person’s Affiliates.
“Release” means any release, spill, leak, discharge or leaching of any Hazardous Substances into the environment in violation of any Environmental Law.

“Remedial Action” means an action to address a Release or other violation of Environmental Laws required by any Environmental Law.
“Replacement Facilities” means the Replacement Term A Facility and the Revolving Credit Facility.
“Replacement Facilities Commitments” means the Replacement Term A Commitments and the Revolving Credit Commitments.
“Replacement Facilities Effective Date” means the first date on which all conditions precedent set forth in Section 4.2 are satisfied or waived in accordance with Section 8.2.
“Replacement Facilities Effective Date Documentation” means the documentation evidencing the establishment of the commitments in respect of the Replacement Facilities as Commitments hereunder and the joining of the lenders thereunder as Lenders, which in each case shall be in form and substance reasonably satisfactory to the Administrative Agent.
“Replacement Term A Commitment” means, as to each Lender, its obligation to make a Replacement Term A Loan to the Company hereunder, expressed as an amount representing the maximum principal amount of the Replacement Term A Loans to be made by such Lender under this Agreement, as such commitment may be reduced or increased from time pursuant to Section 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Replacement Term A Commitment shall be set forth in the applicable Replacement Facilities Effective Date Documentation, or otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Replacement Term A Commitment, as the case may be. The aggregate amount of the Replacement Term A Commitments on the Execution Date is $0. The aggregate amount of the Replacement Term A Commitments on the Replacement Facilities Effective Date is $230,000,000.
“Replacement Term A Facility” means the Replacement Term A Commitments and the extensions of credit made thereunder.
“Replacement Term A Lender” means, at any time, any Lender that has a Replacement Term A Commitment or a Replacement Term A Loan at such time.
“Replacement Term A Loan Amortization Amount” means the aggregate principal amount of all Replacement Term A Loans made on the Replacement Facilities Effective Date.
“Replacement Term A Loans” means the term loans made by the Replacement Term A Lenders on the Replacement Facilities Effective Date to the Company pursuant to Section 2.1(a).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with Section 4043(a) of ERISA or of the minimum funding standard under Section 412(c) of the Code.
“Repricing Event” means (i) any prepayment, repayment or replacement of the Term B Facility, in whole or in part, with the proceeds of indebtedness (or commitments in respect of indebtedness) with an All-in Yield less than the All-in Yield applicable to such portion of the Term B Facility (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term B Facility which reduces the All-in Yield applicable to the Term B Facility), but in each case, excluding any repayment, replacement or amendment occurring in connection with a Change of Control or an acquisition or Investment not permitted under the Loan Documents.
“Required Lenders” means Lenders whose Aggregate Outstandings and Aggregate Commitments (without duplication) exceed 50% of the Aggregate Outstandings and Aggregate Commitments (without duplication) of all Lenders.
“Required Revolving Credit Lenders” means (a) at any time prior to the termination of the Revolving Credit Commitments, Lenders holding greater than 50% of the Aggregate Revolving Credit Commitments; and (b) at any time after the termination of the Revolving Credit Commitments, Revolving Credit Lenders whose Aggregate Revolving Credit Outstandings aggregate greater than 50% of the Aggregate Revolving Credit Outstandings of all Revolving Credit Lenders.
“Required Term A Lenders” means at any time, Term A Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Term A Loans and Term A Commitments.
“Required Term A-1 Lenders” means at any time, Term A-1 Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Term A-1 Loans and Term A-1 Commitments.
“Required Term B Lenders” means Term B Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Term B Loans and Term B Commitments.
“Required TLA/RC Lenders” means Lenders holding in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of all Term A Loans, Term A Commitments and Revolving Credit Commitments (or if such Revolving Credit Commitments have terminated, the Aggregate Revolving Credit Outstandings).
“Required Pro Rata Lenders” means Lenders holding in the aggregate more than 50% of the sum of the aggregate outstanding principal amount of all Term A Loans, Term A Commitments, Revolving Credit Commitments (or if such Revolving Credit Commitments have terminated, the Aggregate Revolving Credit Outstandings), Term A-1 Loans and Term A-1 Commitments (without duplication).

“Required Pro Rata/TLA-1 Lenders” means (i) the Required Pro Rata Lenders and (ii) if the Initial TLA-1 Principal Lenders collectively hold more than $100,000,000 of the aggregate face principal amount of Term A-1 Loans and Term A-1 Commitments (without duplication), the Term A-1 Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of, without duplication, all Term A-1 Loans and Term A-1 Commitments (without duplication).
“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Reserve Requirement” means, with respect to an Interest Period for Eurocurrency Loans, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), assessments or similar requirements under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).
“Restricted Indebtedness” is defined in Section 6.26.
“Restricted Subsidiary” means each Subsidiary other than an Unrestricted Subsidiary.
“Retained Percentage” means, with respect to any fiscal year, (a) 100% minus (b) the ECF Percentage with respect to such fiscal year.
“Revolving Credit Commitment” means, as to any Lender at any time, its obligation to make Revolving Credit Loans to the Borrowers under Section 2.1(d) in an aggregate amount not to exceed at any time outstanding the Dollar Equivalent Amount of the U.S. Dollar amount set forth with respect to such Lender in the applicable Replacement Facilities Effective Date Documentation, as such amount may be reduced or increased from time to time pursuant to Sections 2.4, 2.19, 13.1 or any other applicable provisions hereof. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Execution Date is $0. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Replacement Facilities Effective Date is $520,000,000.
“Revolving Credit Commitment Increase” is defined in Section 2.19.
“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made thereunder.
“Revolving Credit Lender” means any Lender with a Revolving Credit Commitment or, after the termination of all Revolving Credit Commitments, any Lender with any Aggregate Revolving Credit Outstandings.
“Revolving Credit Loans” means, with respect to a Lender, such Lender’s revolving credit loans made pursuant to Section 2.1(d).

“Revolving Termination Date” means the earlier to occur of (a) the five year anniversary of the Replacement Facilities Effective Date or (b) the date on which the Revolving Credit Commitments are terminated pursuant to Article VIII.
“S&P” means Standard & Poor’s Financial Services, LLC and any successor-in-interest thereto.
“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease or use such Property as lessee or in any other similar capacity (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Restricted Subsidiary).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions (which, as of the Execution Date, were Crimea, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, operating or ordinarily resident in, or organized under the laws of, a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Screen Rate” means the LIBOR Screen Rates and the Local Screen Rates collectively and individually as the context may require.
“SEC” means the Securities and Exchange Commission or any govern-mental authority succeeding to any or all of the functions of the Securities and Exchange Commission.
“Second Amendment Effective Date” means May 6, 2016.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt on such date that is secured by a Lien to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.
“Secured Parties” means the Administrative Agent, the Lenders, each Issuer, and each other Person who is owed any portion of the Obligations.

“Security Agreement” means the security agreement among the Company, the other Guarantors and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.
“Security Documents” means the Security Agreement, each Mortgage and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.9 to secure any of the Obligations.
“Senior Note Purchase Agreement” means the Company’s Note Purchase Agreement dated as of March 2, 2006.
“Senior Notes” means the $175,000,000 5.50% Series 2006-A Guaranteed Senior Notes, Tranche 2, due March 2, 2016 and the $50,000,000 5.55% Series 2006-A Guaranteed Senior Notes, Tranche 3, due March 2, 2018 issued under the Senior Note Purchase Agreement.
“Significant Subsidiary” means each present or future subsidiary of the Company which would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC.
“Single Employer Plan” means a Plan which is maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“Sixth Amendment” means the Sixth Amendment and Incremental Amendment dated as of August 30, 2018 among the Company, the Subsidiary Borrowers party thereto, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent.
“Sixth Amendment Effective Date” means August 30, 2018.
“SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts receivable and related rights and property in connection with and pursuant to a Permitted Securitization.
“Specified Time” means (i) in relation to a Loan in denominated in any Non-Quoted Currency, such time as is reasonably determined by the Administrative Agent in good faith, and (ii) in relation to a Loan in a LIBOR Quoted Currency, 11:00 a.m., London time.
“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary that is by its terms contractually subordinated in right of payment to any of the Obligations.
“Subsequent Acceptance Period” means the subsequent acceptance period (weitere Annahmefrist) for the Offer pursuant to Section 16(2) of the German Takeover Code.
“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.
“Subsidiary Borrowers” means Foreign Subsidiary Borrowers and Domestic Subsidiary Borrowers.
“Subsidiary Joinder Agreement” means the Joinder Agreement to be entered into by each Subsidiary Borrower subsequent to the date hereof pursuant to Section 8.2.2, substantially in the form of Exhibit B attached hereto.
“Substantial Portion” means, with respect to the Property of the Company and its Restricted Subsidiaries, Property which (a) represents more than 15% of the consolidated assets of the Company and its Restricted Subsidiaries on a Pro Forma Basis as would be shown in the consolidated financial statements of the Company and its Restricted Subsidiaries as at the beginning of the twelve‑month period ending with the most recent month prior to the applicable determination date and for which consolidated Company financial statements were available, (b) is responsible for more than 15% of the consolidated net sales of the Company and its Restricted Subsidiaries on a Pro Forma Basis as reflected in the financial statements referred to in clause (a) above, (c) represents more than 25% of the consolidated assets of the Company and its Restricted Subsidiaries as would be shown in the most recent consolidated financial statements of the Company and its Restricted Subsidiaries as of the Execution Date or (d) is responsible for more than 25% of the consolidated net sales of the Company and its Restricted Subsidiaries as reflected in the financial statements referred to in clause (c) above. For the avoidance of doubt, after the Acquisition Closing Date, “Substantial Portion” above shall include the assets and net sales of Target and its Subsidiaries on a Pro Forma Basis.
“Swap Obligation” means, with respect to any Guarantor, any Hedging Obligations that constitutes an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means JPMorgan Chase, together with its Lending Installations.
“Swing Loan” is defined in Section 2.16.
“Syndication Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as syndication agent for the Credit Facilities evidenced by this Agreement.
“Target” means Wincor Nixdorf AG, a German Stock Corporation listed at the Frankfurt Stock Exchange.
“Target Group” means the Target and its Subsidiaries.
“Target Refinancing” means the repayment in full of outstanding obligations (other than contingent indemnification claims not then due) under and termination of any guarantees and security in respect of (a) the Target’s €400,000,000 revolving dual-currency credit agreement dated December 13, 2011 with Bayerische Landesbank as agent (€100,000,000 of which was cancelled on 28 January 2014) and (b) the Target’s €100,000,000 (project) financing agreement with the European Investment Bank (EIB) (and, in the case of Indebtedness listed in clauses (a) and (b), including any Indebtedness that refinances, renews or replaces any such Indebtedness).
“Target Shares” means the Capital Stock of Target proposed to be acquired by the Company and/or its Restricted Subsidiaries in connection with the Acquisition (for the avoidance of doubt including acquisitions thereof subsequent to the Acquisition Closing Date).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.
“TARGET2 Day” means a day that TARGET2 is open for the settlement of payments in Euro.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tendered Shares” means 500 Target Shares that have been elected to be tendered by the holders thereof but have not yet been purchased by AcquisitionCo as of August 29, 2018.
“Term A Commitment” means the Replacement Term A Commitment and the Delayed Draw Term A Commitment.
“Term A Facility” means the Replacement Term A Facility and the Delayed Draw Term A Facility.
“Term A Lender” means a Replacement Term A Lender and a Delayed Draw Term A Lender.
“Term A Loan” means a Replacement Term A Loan and a Delayed Draw Term A Loan.
“Term A Maturity Date” means the earliest to occur of (a) the fifth anniversary of the Replacement Facilities Effective Date and (b) the date the maturity of the Term A Loans are accelerated pursuant to Article VIII; provided, however, that if the Replacement Facilities Effective Date does not occur, the “Term A Maturity Date” with respect to the Delayed Draw Term A Facility shall mean the earliest to occur of (a) August 26, 2019 and (b) the date the Delayed Draw Term A Loans are accelerated pursuant to Article VIII.
“Term A-1 Commitment” means, as to each Lender, its obligation to make a Term A-1 Loan in Dollars to the Company as set forth in the Sixth Amendment, expressed as an amount representing the maximum principal amount of the Term A-1 Loans to be made by such Lender under the Sixth Amendment, as such commitment may be reduced or increased from time to time pursuant to Section 13.1 or any other applicable provisions hereof. The initial amount of each Lender’s Term A-1 Commitment shall be as set forth in the Sixth Amendment, or otherwise, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term A-1

Commitment, as the case may be. The aggregate amount of the Term A-1 Commitments on the Sixth Amendment Effective Date is $650,000,000.
“Term A-1 Commitment Letter” means that certain Commitment Letter entered into by the Company and other Persons party thereto, dated as of August 27, 2018, with respect to the provision to the Company of up to $650,000,000 aggregate principal amount of Term A-1 Loans.
“Term A-1 Facility” means the Term A-1 Commitments and the extensions of credit made thereunder.
“Term A-1 Lender” means, at any time, any Lender that has a Term A-1 Commitment or an outstanding Term A-1 Loan at such time.
“Term A-1 Loan” means an Incremental Loan made pursuant to the Sixth Amendment.
“Term A-1 Loan Maturity Date” means the earliest to occur of (a) the fourth anniversary of the Sixth Amendment Effective Date and (b) the date the maturity of the Term A-1 Loans are accelerated pursuant to Article VIII.
“Term B Commitment” means the Dollar Term B Commitment and/or the Euro Term B Commitment, as the context requires.
“Term B Facility” means the Dollar Term B Facility and/or the Euro Term B Facility, as the context requires.
“Term B Lender” means a Dollar Term B Lender and/or a Euro Term B Lender, as the context requires.
“Term B Loan” means a Dollar Term B Loan and/or a Euro Term B Loan, as the context requires.
“Term B Loan Maturity Date” the earliest to occur of (a) November 6, 2023 and (b) the date the maturity of the Term B Loans are accelerated pursuant to Article VIII.
“Term Commitments” means the Term A Commitments, the Term A-1 Commitments and the Term B Commitments.
“Term Facilities” means the Term A Facilities, the Term A-1 Facility and the Term B Facility.
“Term Lenders” means the Term A Lenders, Term A-1 Lenders and the Term B Lenders.
“Term Loans” means the Term A Loans, Term A-1 Loans and the Term B Loans.
“Total Assets” means the total assets of the Company and its Restricted Subsidiaries, determined in accordance with GAAP.
“Total Debt” as of any date, means all of the following for the Company and its Restricted Subsidiaries on a consolidated basis and without duplication: (i) all debt for borrowed money and similar monetary obligations evidenced by bonds, notes, debentures, Capitalized Lease Obligations or otherwise, including without limitation obligations in respect of the deferred purchase price of properties or assets, in each case whether direct or indirect (other than accounts payable and/or accrued expenses and commercial Letters of Credit with respect to the foregoing, in each case arising in the ordinary course of such Person’s business payable in accordance with customary practices); (ii) all reimbursement obligations under outstanding Letters of Credit (other than commercial Letters of Credit referenced in clause (i) above) in respect of drafts which (A) may be presented (other than performance or standby Letters of Credit) or (B) have been presented and have not yet been paid and are not included in clause (i) above; (iii) all Off-Balance Sheet Liabilities and Receivables Indebtedness; (iv) all Guarantee Obligations of indebtedness or liabilities of the type described in clauses (i), (ii) or (iii) above and (v) all obligations of the kind referred to in the foregoing clauses (i), (ii), (iii) or (iv) secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided that, if such Person has not assumed such obligations, then the amount of debt of such Person for purposes of this clause (v) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations. Notwithstanding the foregoing, each of the following shall be excluded from, and not considered part of, Total Debt: (1) money borrowed by the Company against the cash value of life insurance policies owned by the Company; (2) Integrated Service Contract Debt up to an aggregate amount at any time outstanding not in excess of $100,000,000; (3) Indebtedness consisting of avals by any of the Company’s Restricted Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company’s other Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices; (4) Indebtedness permitted under Section 6.18(x) and (5) any Off-Balance Sheet Liabilities arising in connection with (x) any sale of accounts or lease receivables under an Integrated Service Contract to the extent relating to the product (as opposed to the service) portion of the Integrated Service Contract, or otherwise in connection with the incurrence of Integrated Service Contract Debt, or (y) any other sale of accounts or lease receivables that is not part of an ongoing factoring or similar program (including a Permitted Factoring that is not part of an ongoing factoring or similar program) and do not arise under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt, in each case to the extent such transferred accounts or lease receivables are non-recourse to any of the Company or its Restricted Subsidiaries.
“Total Net Debt” means, at any time, Total Debt minus (a) other than for the purpose of determining compliance with Section 6.22, 75%, and (b) solely for the purpose of determining compliance with Section 6.22, 100%, of all Unencumbered Cash with maturities of less than one year of the Company and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Net Debt on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on or most recently prior to such date.

“Total Tangible Assets” means the total assets of the Company and its Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP, other than intangible assets (as determined in accordance with GAAP).
“Transactions” means the Acquisition (and subsequent acquisitions of any Target Shares by the Company or its applicable Restricted Subsidiaries), the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the issuance of Letters of Credit hereunder, the incurrence of the New Senior Unsecured Notes, the refinancing of Indebtedness of the Company, the Target and their Subsidiaries and the issuance/payment in kind of Capital Stock of the Company in connection therewith, and in each case, the use of the proceeds thereof and the payment of fees and expenses in connection with the foregoing.
“Transferee” is defined in Section 13.2.
“Treasury Rate” means as of any date the Make Whole Amount is payable (the “Event Date”) with respect to the Term A-1 Loans, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Event Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Event Date to August 30, 2021; provided, however, that if such period is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if such period is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.
“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or Eurocurrency Advance.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Borrower” means any Borrower (i) that is organized or formed under the laws of the United Kingdom or (ii) payments from which under this Agreement or any Loan Document are subject to withholding Taxes imposed by the laws of the United Kingdom.
“Unconditional Date” means the date on which all conditions of the Offer specified in the Offer Document have been satisfied (or, to the extent permitted hereunder, waived or treated as satisfied by AcquisitionCo).
“Unencumbered Cash” means all cash and Cash Equivalents owned by the Company or any Restricted Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the

Company’s financial statements furnished pursuant to Section 6.1(i) or (ii) (or as applicable prior to delivery thereof, those referenced in Section 5.4); provided that (i) cash or Cash Equivalents segregated or held in escrow for Certain Funds Purposes shall not be disqualified from being considered Unencumbered Cash solely due to Liens or restrictions arising from such escrow arrangement or restricted usage (it being understood the proceeds of escrowed or restricted Term B Loans and/or New Senior Unsecured Notes shall be disregarded from financial ratio calculations as set forth in Section 17.2) ~~and~~, (ii) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto and (iii) from and after July 1, 2019, any cash held in the Redemption Account shall not be considered Unencumbered Cash.
“Unfunded Liabilities” means the amount (if any) by which the actuarial present value of all benefit liabilities under a Single Employer Plan exceeds the fair market value of all such Plan assets allocable to such benefit liabilities, all determined as of the then most recent valuation date for such Plan in accordance with Section 4001(a)(18) of ERISA.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unrestricted Subsidiary” means (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.30 subsequent to the Execution Date and (b) any subsidiary of an Unrestricted Subsidiary.
“U.S. Dollar Loans” means any Loan denominated in U.S. Dollars.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 3.4(f)(ii)(D)(2).
“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or similar persons thereof.
“WholeCo Sale” means the Disposition, in one or more related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, including by merger, consolidation, share exchange or other similar transactions.
“Wholly Owned Subsidiary” of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares required by law) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Wholly Owned Subsidiaries of such Person. “Wholly Owned Domestic Subsidiary”, “Wholly Owned Restricted Subsidiary” and “Wholly Owned Domestic Restricted Subsidiary” have correlative meanings with respect to the applicable type of Subsidiary.

“Withholding Agent” means, as applicable, any Loan Party or the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Rules of Construction. All terms defined in Section 1.1 shall include both the singular and the plural forms thereof and shall be construed accordingly. Use of the terms “herein”, “hereof”, and “here-under” shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Notwithstanding anything herein, in any financial statements of the Company or in GAAP to the contrary, for purposes of calculating the Applicable Margin and of calculating and determining compliance with the financial covenants in Sections 6.22 and 6.23, including defined terms used therein, and for purposes of calculating any other applicable financial ratios or incurrence tests hereunder, any acquisitions or Dispositions outside the ordinary course of business made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations, the incurrence or repayment of Indebtedness and any other applicable transactions related thereto and occurring during the period for which such items were calculated, shall be deemed to have occurred on the first day of the relevant period for which such items were calculated on a Pro Forma Basis.
1.3    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP without giving effect to such change in GAAP or in the application thereof that is the subject of such notice until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the date hereof to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the date hereof shall continue to be treated as operating leases and not capitalized leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.
1.4    Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Execution Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Advance in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Advance, at the end of the then current Interest Period.
(b)    Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Execution Date shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Advances denominated in Euros.
(c)    Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may with the Company’s agreement from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Available Foreign Currency.
1.5    Foreign Currency Calculations
(a)    For purposes of determining the Aggregate Revolving Credit Outstandings or the Dollar Equivalent Amount of any other amount not denominated in Dollars (other than amounts referred to in clause (b) below), the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each applicable foreign currency and shall apply such Exchange Rates to determine such Aggregate Revolving Credit Outstandings (in each case after giving effect to any Advances to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation) or such other Dollar Equivalent Amount, as applicable. The amount of any LC Disbursement made by an Issuer in an Available Foreign Currency and not reimbursed by the Company shall be determined as set forth in Section 2.15.
(b)    For purposes of any determination under Section 6.15, 6.16, 6.18, 6.24, 7.5, 7.9 or 7.10, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into the Dollar Equivalent Amount at the Exchange Rate in effect on the date of such determination; provided that no Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.15, 6.16, 6.18 or 6.24 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Investments, Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II
THE CREDITS
2.1    Commitments.
(a)    The Replacement Term A Loans. Each Replacement Term A Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Replacement Facilities Effective Date, a loan in a single draw denominated in Dollars in an aggregate amount not to exceed the amount of such Replacement Term A Lender’s Replacement Term A Commitment. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. Replacement Term A Loans may be Floating Rate Loans or Eurocurrency Loans, as further provided herein.
(b)    Delayed Draw Term A Loans. On and after the Acquisition Closing Date and on or prior to the date that is the first anniversary of the Acquisition Closing Date, each Delayed Draw Term A Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company from time to time, a loan denominated in Dollars in an aggregate amount requested by the Company but not to exceed such Delayed Draw Term A Lender’s Delayed Draw Term A Commitment as of such date immediately prior to giving effect to such Advance (the “Delayed Draw Term A Loans”). Amounts borrowed under this Section 2.1(b) and repaid or prepaid may not be beorrowed. Delayed Draw Term A Loans may be Floating Rate Loans or Eurocurrency Loans, as further provided herein. Without limitation of the foregoing, the Delayed Draw Term A Loans shall be available in up to three separate Advances.
(c)    The Term B Loans.
(i)    Each Dollar Term B Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Acquisition Closing Date, a loan in a single draw denominated in Dollars in an aggregate amount not to exceed the amount of such Dollar Term B Lender’s Dollar Term B Commitment. Dollar Term B Loans may be Floating Rate Loans or Eurocurrency Loans, as further provided herein.
(ii)    Each Euro Term B Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make to the Company on the Acquisition Closing Date, a loan in a single draw denominated in Euros in an aggregate amount not to exceed the amount of such Euro Term B Lender’s Euro Term B Commitment. Euro Term B Loans shall be Eurocurrency Loans, as further provided herein.

(iii)    Pursuant to the 2017 May Incremental Amendment, on the 2017 May Incremental Amendment Effective Date, Dollar Term B Loans and Euro Term B Loans were made or converted under this Agreement, of which the Company is the borrower thereof, and with the proceeds thereof replacing or converting in full, as applicable, the Dollar Term B Loans and Euro Term B Loans (each as defined under this Agreement as in effect immediately prior to the 2017 May Incremental Amendment Effective Date), as set forth in the 2017 May Incremental Amendment.
(iv)    Amounts borrowed under this Section 2.1(c) and repaid or prepaid may not be reborrowed.
(d)    The Revolving Credit Loans. From and including the Replacement Facilities Effective Date and prior to the Revolving Termination Date, each Revolving Credit Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans in Agreed Currencies to the Borrowers from time to time so long as after giving effect thereto and to any concurrent repayment of Revolving Credit Loans the Aggregate Revolving Credit Outstandings of each Revolving Credit Lender are equal to or less than its Revolving Credit Commitment. Subject to the terms of this Agreement, including, for avoidance of doubt, Section 17.4, the Borrowers may borrow, repay and reborrow Revolving Credit Loans at any time prior to the Revolving Termination Date. The Revolving Credit Loans that are U.S. Dollar Loans may be Floating Rate Loans or Eurocurrency Loans, or a combination thereof selected in accordance with Sections 2.3 and 2.7. The Revolving Credit Loans that are Foreign Currency Loans shall be Eurocurrency Loans selected in accordance with Sections 2.3 and 2.7. The Revolving Credit Commitments to lend hereunder shall expire on the Revolving Termination Date.
(e)    Term A-1 Loans. Pursuant to the Sixth Amendment, on the Sixth Amendment Effective Date, Term A-1 Loans were made under this Agreement, of which the Company is the borrower thereof.
2.2    Repayment of Loans; Evidence of Debt.
2.2.1    Revolving Credit Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender in the relevant Agreed Currency the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender made to such Borrower (on a several, not joint and several, basis, but subject, for the avoidance of doubt, to the Guarantee contained in Article IX) on the Revolving Termination Date and on such other dates and in such other amounts as may be required from time to time under the terms of this Agreement.
2.2.2    Term A Loans.
(a)    The Company hereby unconditionally promises to repay the Replacement Term A Loans borrowed by it to the Administrative Agent for the account of each Replacement Term A Lender in quarterly principal installments (and in the date set forth in clause (vi) below), as follows:

(i)    for the first four (4) quarterly installments, in the amount of 1.25% of the aggregate principal amount of the Replacement Term A Loan Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling on or after the last Business Day of the first full fiscal quarter of the Company following the Replacement Facilities Effective Date and continuing until the last Business Day of the fourth (4th) such quarterly period following the Replacement Facilities Effective Date;
(ii)    for the fifth (5th) through eighth (8th) quarterly installments, in the amount of 1.875% of the aggregate principal amount of the Replacement Term A Loan Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (a)(i) above and continuing until the last Business Day of the eighth (8th) such quarterly period following the Replacement Facilities Effective Date;
(iii)    for the ninth (9th) through twelfth (12th) quarterly installments, in the amount of 2.5% of the aggregate principal amount of the Replacement Term A Loan Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (a)(ii) above and continuing until the last Business Day of the twelfth (12th) such quarterly period following the Replacement Facilities Effective Date;
(iv)    for the thirteenth (13th) through sixteenth (16th) quarterly installments, in the amount of 3.125% of the aggregate principal amount of the Replacement Term A Loan Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (a)(iii) above and continuing until the last Business Day of the sixteenth (16th) such quarterly period following the Replacement Facilities Effective Date;
(v)    for each quarterly installment after such 16th installment referred to in clause (iv) above, in the amount of 3.75% of the aggregate principal amount of the Replacement Term A Loan Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (a)(iv) above and continuing until the last Business Day of such quarterly period ending immediately prior to the Term A Maturity Date; and
(vi)    to the extent not previously paid, all unpaid Replacement Term A Loans shall be paid in full in cash by the Company on the Term A Maturity Date.
(b)    The Company hereby unconditionally promises to repay the Delayed Draw Term A Loans borrowed by it to the Administrative Agent for the account of each Delayed Draw Term A Lender in quarterly installments (and in the date set forth in clause (vi) below), as follows:

(i)    for the first four (4) quarterly installments, in the amount of 1.25% of the aggregate principal amount of the Delayed Draw Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling on or after the last Business Day of the first full fiscal quarter of the Company following the first Delayed Draw Borrowing Date and continuing until the last Business Day of the fourth (4th) such quarterly period following the first Delayed Draw Borrowing Date;
(ii)    for the fifth (5th) through eighth (8th) quarterly installments, in the amount of 1.875% of the aggregate principal amount of the Delayed Draw Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (b)(i) above and continuing until the last Business Day of the eighth (8th) such quarterly period following the first Delayed Draw Borrowing Date;
(iii)    for the ninth (9th) through twelfth (12th) quarterly installments, in the amount of 2.5% of the aggregate principal amount of the Delayed Draw Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (b)(ii) above and continuing until the last Business Day of the twelfth (12th) such quarterly period following the first Delayed Draw Borrowing Date;
(iv)    for the thirteenth (13th) through sixteenth (16th) quarterly installments, in the amount of 3.125% of the aggregate principal amount of the Delayed Draw Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (b)(iii) above and continuing until the last Business Day of the sixteenth (16th) such quarterly period following the first Delayed Draw Borrowing Date;
(v)    for each quarterly installment after such 16th installment referred to in clause (d) above, in the amount of 3.75% of the aggregate principal amount of the Delayed Draw Amortization Amount, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business Day of such month falling after the last quarterly payment made pursuant to clause (b)(iv) above and continuing until the last Business Day of such quarterly period ending immediately prior to the Term A Maturity Date; and
(vi)    to the extent not previously paid, all unpaid Delayed Draw Term A Loans shall be paid in full in cash by the Company on the Term A Maturity Date.

2.2.3    Term B Loans.
(a)    The Company unconditionally promises to repay the Dollar Term B Loans borrowed by it to the Administrative Agent for the account of each Dollar Term B Lender in quarterly principal installments (and on the date set forth in clause (ii) below) as follows:
(i)    in the amount of 0.25% of the aggregate principal amount of the relevant Dollar Term B Loans outstanding on the 2017 May Incremental Effective Date, each due and payable on the last Business Day of each March, June, September and December of each year, commencing on the last Business ~~d~~Day of such month falling on or after the 2017 May Incremental Effective Date and continuing until the last Business Day of such quarterly period ending immediately prior to the Term B Loan Maturity Date; and
(ii)    one final installment in the amount of the relevant Dollar Term B Loans then outstanding, due and payable on the Term B Loan Maturity Date.
(b)    The Company unconditionally promises to repay the Euro Term B Loans borrowed by it to the Administrative Agent for the account of each Euro Term B Lender in quarterly principal installments (and on the date set forth in clause (ii) below) as follows:
(i)    in the amount of 0.25% of the aggregate principal amount of the relevant Euro Term B Loans outstanding on the 2017 May Incremental Effective Date, each due and payable on the last Business Day of each March, June, September and December of each year commencing on the last day of such month falling on or after the 2017 May Incremental Effective Date and continuing until the last Business Day of such quarterly period ending immediately prior to the Term B Loan Maturity Date; and
(ii)    one final installment in the amount of the relevant Euro Term B Loans then outstanding, due and payable on the Term B Loan Maturity Date.
2.2.4    Each Borrower hereby further agrees to pay to the Administrative Agent for the account of each Lender thereof, interest in the relevant Agreed Currency on the unpaid principal amount of the Loans made to such Borrower (on a several, not joint and several, basis, but subject, for the avoidance of doubt, to the Guarantee contained in Article IX and to Section 17.4) from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 2.8.
2.2.5    The books and records of the Administrative Agent and of each Lender shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such books and records or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to such Borrowers by such Lender in accordance with the terms of this Agreement.
2.2.6    The Borrowers agree that, upon the request to the Administrative Agent by any Lender from time to time and the subsequent request to the Company by the Administrative Agent, the relevant Borrowers will execute and deliver to such Lender promissory notes evidencing the

Loans of any such requesting Lender, substantially in the form of Exhibit C attached hereto with appropriate insertions as to date, currency and principal amount (each, a “Note”); provided that the delivery of such Notes shall not be a condition precedent to the Execution Date, the Replacement Facilities Effective Date, the Acquisition Closing Date or any Advance.
2.2.7    Term A-1 Loans.
The Company unconditionally promises to repay the Term A-1 Loans borrowed by it to the Administrative Agent for the account of each Term A-1 Lender in quarterly principal installments (and on the date set forth in clause (ii) below) as follows:
(i)    in the amount of 0.625% of the aggregate principal amount of the Term A-1 Loans outstanding on the Sixth Amendment Effective Date, each due and payable on the last Business Day of each March, June, September and December of each year commencing on the last Business Day of the first such month falling on or after the Sixth Amendment Effective Date and continuing until the last Business Day of such quarterly period ending immediately prior to the Term A-1 Loan Maturity Date; and
(ii)    one final installment in the amount of the Term A-1 Loans then outstanding, due and payable on the Term A-1 Loan Maturity Date.
2.3    Procedures for Borrowing Loans. To request a Loan under the Revolving Credit Facility or the Term Facility (which such Loan shall only be required to be made on a Business Day), the applicable Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) if such Loan is denominated in any Available Foreign Currency, 11:00 a.m., London time three Business Days prior to the requested Borrowing Date, and (b) if such Loan is denominated in Dollars, 11:00 a.m., Chicago time three Business Days prior to the requested Borrowing Date if all or any part of the requested Loans are to be Eurocurrency Loans or one Business Day prior to the requested Borrowing Date if all or any part of the requested Loans are to be Floating Rate Loans) specifying in each case (each such notice, a “Borrowing Notice”) (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) the Agreed Currency thereof, (iv) whether such Loan is a Floating Rate Loan or a Eurocurrency Loan (and such Loan shall be a Eurocurrency Loan if it is denominated in any Available Foreign Currency), (v) if applicable, the length of the initial Interest Period therefor and (vi) the applicable Borrower. Each Advance shall be in an Agreed Currency. Each such Advance shall be in an amount equal to an amount in the relevant Agreed Currency which is 5,000,000 units or a whole multiple of 1,000,000 units in excess thereof or such other amounts as may be agreed upon between the applicable Borrower and the Administrative Agent. Upon receipt of any such notice from any such Borrower, the Administrative Agent shall promptly notify the Lenders with respect to such Advance. Not later than 1:00 p.m., local time of the Administrative Agent’s funding office for such Borrower, on the requested Borrowing Date, each Lender shall make an amount equal to its Pro Rata Share of the principal amount of such Loans requested to be made on such Borrowing Date available to the Administrative Agent at the Administrative Agent’s funding office for such Borrower specified by the Administrative Agent from time to time by notice to the Lenders and in immediately available or other same day funds customarily used for settlement in the relevant Agreed Currency. The amounts made available by each Lender will then be made available to the relevant Borrower at the funding office for such Borrower and in like funds as received by the Administrative Agent.
2.4    Termination or Reduction.
(a)    Unless previously terminated, (i) the Delayed Draw Term A Commitments shall terminate and be reduced to zero on the earlier of (x) the occurrence of the Mandatory Cancellation Date prior to the consummation of the Acquisition and (y) 5:00 p.m., Chicago time, on the date that is the first anniversary of the Acquisition Closing Date; (ii) the Term B Commitments shall terminate and be reduced to zero on the earlier of (x) the occurrence of the Mandatory Cancellation Date prior to the consummation of the Acquisition, (y) the making of the Term B Loans on the Acquisition Closing Date and (z) 5:00 p.m., Chicago time, on the Acquisition Closing Date, (iii) the Revolving Credit Commitments shall terminate and be reduced to zero on the Revolving Termination Date and (iv) the Replacement Term A Commitments shall terminate upon the making of the Replacement Term A Loans on the Replacement Facilities Effective Date. For the avoidance of doubt, the Commitments in respect of any Term Facility shall be permanently reduced by the amount of any Term Loans made thereunder. The Term A-1 Commitments shall terminate and be reduced to zero upon the making of the Term A-1 Loans on the Sixth Amendment Effective Date.
(b)    The Company may permanently reduce any Class of Commitments, in whole or in part, ratably among the Lenders thereunder in, if less than all such Commitments, integral multiples of $10,000,000, in each case upon at least three Business Days’ irrevocable written notice to the Administrative Agent, and which notice shall specify the amount of any such reduction, provided, however, that (i) the Aggregate Revolving Credit Commitments may not be reduced below the Aggregate Revolving Credit Outstandings of all Lenders and (ii) a notice of termination of Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other Indebtedness, or consummation of another transaction (such as a Change of Control), in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. In addition, all accrued and unpaid commitment and ticking fees under a Class of Commitments shall be payable on the effective date of any termination of such Class of Commitments.
(c)    Notwithstanding anything to the contrary in this Agreement, if on any date prior to the Acquisition Closing Date the Company or its Restricted Subsidiaries (for the avoidance of doubt, excluding the Target and its Subsidiaries) receive proceeds that would, if received on or after the Acquisition Closing Date, otherwise have required a prepayment of Term B Loans under Sections 2.6.5 (such proceeds, the “Pre-Closing Sweep Amounts”), the Company shall (x) segregate such Pre-Closing Sweep Amounts in an account to facilitate reducing Advances to be made under the Term B Facility by using the Pre-Closing Sweep Amounts in lieu thereof, and (y) take commercially reasonable efforts to place such Pre-Closing Sweep Amounts into escrow for application to Certain Funds Purposes and obtain the approval of its financial advisor to ratably reduce the Term B Commitments by the amount of the escrowed Pre-Closing Sweep Amounts. For the avoidance of doubt, the amount of Pre-Closing Sweep Amounts shall be calculated under the assumptions that no Term A Loans are outstanding, the full amount of Term B Loans were funded on the Acquisition Closing Date and are outstanding and that there are no Declining Lenders.

(d)    Notwithstanding anything to the contrary in this Agreement, the Term B Commitments shall be ratably reduced by the aggregate amount of any Escrow Term Loans that the Company and any of its Subsidiaries (including, for the avoidance of doubt, any Unrestricted Subsidiary) shall have borrowed and funded into escrow prior to the Acquisition Closing Date (provided that the conditions to release from escrow are no more restrictive than the conditions to funding the Term B Loans set forth in Section 4.3).
2.5    Commitment, Ticking and other Fees.
(a)    The Company agrees to pay or cause to be paid to the Administrative Agent for the account of each Lender a commitment fee payable in Dollars at the rate equal to 0.25% per annum (subject to change as set forth below) on the average unused daily amount of the Revolving Credit Commitment of such Lender (the “Commitment Fee”), commencing on the Replacement Facilities Effective Date, in arrears on the last Business Day of each March, June, September and December and upon the termination in full of the Revolving Credit Commitments. The Commitment Fee shall be subject to change after the financial statements described in Section 6.1(i) or (ii) have been delivered for the first full fiscal quarter after the Execution Date as set forth in the definition of Applicable Margin. For purposes of calculating the Commitment Fee only, Swing Loans shall not count as usage of the Revolving Credit Commitment.
(b)    The Company agrees to pay or cause to be paid to the Administrative Agent for the account of each Lender on a pro rata basis in accordance with such Lender’s Delayed Draw Term A Commitments, a ticking fee payable in Dollars which shall accrue in an amount equal to 0.25% per annum (subject to change as set forth below) on the aggregate outstanding amount of the Delayed Draw Term A Commitment of such Lender (the “Delayed Draw Term A Ticking Fee”) during the period from and including the date that is 61 days after November 23, 2015 until the termination in full of the Lenders’ Delayed Draw Term A Commitments, and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, during such period and upon the termination in full of such Lenders’ Delayed Draw Term A Commitments. The Delayed Draw Term A Ticking Fee shall be subject to change after the financial statements described in Section 6.1(i) or (ii) have been delivered for the first full fiscal quarter after the Execution Date as set forth in the definition of Applicable Margin.
(c)    The Company agrees to pay to the Administrative Agent and the Arrangers such other fees as separately agreed to in writing by the Company and such Persons and/or their applicable Affiliates.
(d)    The Company agrees to pay to the Administrative Agent, for the account of the Term A-1 Lenders, the fees described in this clause to the extent such fees are applicable (as so described). In the event of a waiver of a Financial Covenant Default or amendment of Sections 6.22 and/or 6.23 and/or related definitions by the Required TLA/RC Lenders during the Covenant Holiday Period in connection with which fees are paid to the Revolving Credit Lenders and Term A Lenders or the all-in-yield of the Revolving Credit Facility or Term Loan A Facility increases (including through the payment of fees or other payment consideration to such Revolving Credit Lenders and Term A Lenders), the Company agrees to pay each Term A-1 Lender a proportional amount of such fees and yield increases.

(e)    The Company agrees to pay or cause to be paid to the Initial TLA-1 Principal Lenders the fees described in the Term A-1 Commitment Letter.
2.6    Optional and Mandatory Principal Payments.
2.6.1    Each Borrower may at any time and from time to time prepay Floating Rate Loans, in whole or in part, without penalty or premium, except as set forth in Section 2.6.3, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayment of Floating Rate Loans shall be in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof.
2.6.2    Each Borrower may at any time and from time to time prepay, without premium or penalty, except as set forth in Section 2.6.3 (together with payment of any amount payable pursuant to Section 3.3), its Eurocurrency Loans in whole or in part, upon at least three Business Days’ irrevocable notice to the Administrative Agent specifying the date and amount of prepayment. Partial prepayments of Eurocurrency Loans shall be in an aggregate principal amount in the relevant Agreed Currency of 5,000,000 units or any integral multiple of 1,000,000 units in excess thereof, or such lesser principal amount as may equal the outstanding Eurocurrency Loans or such lesser amount as may be agreed to by the Administrative Agent.
2.6.3
(a)    If on or prior to the date that is six months following the 2017 May Incremental Effective Date, any Repricing Event occurs, the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders (a) in the case of clause (i) of the definition of Repricing Event, a prepayment premium of 1.00% of the aggregate amount of the Term B Facility so prepaid, repaid or replaced and (b) in the case of clause (ii) of the definition of Repricing Event, a fee equal to 1.00% of the aggregate amount of the Term B Facility outstanding immediately prior to such amendment (without duplication of any fee paid to such Term B Lender under 2.6.3(a)). For the avoidance of doubt, the call protection in this Section 2.6.3 will apply to any Escrow Term Loans (without duplication of any such call-protection in any documentation governing such Escrow Term Loans).
(b)    If any time following the Sixth Amendment Effective Date, (x) the Company or any Guarantor prepays all, or any part, of the principal balance of any Term A-1 Loans pursuant to Section 2.6.5(b) with the Net Cash Proceeds of any Disposition by the Company or any Subsidiary (but only to the extent the aggregate Net Cash Proceeds thereof that are applied, together with any such previously applied Net Cash Proceeds from Dispositions that have been applied pursuant to Section 2.6.5(b), in each case, to repay Term A-1 Loans, do not exceed 50% of the initial principal amount of Term A-1 Loans on the Sixth Amendment Effective Date) and/or (y) a Change of Control or a WholeCo Sale occurs, in each case, on or prior to August 30, 2021 (each of (x) and (y) being a “36-Month Call Premium Event”), the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term A-1 Lenders, the following prepayment premium (in each case expressed as a percentage of the then outstanding principal amount of the Term A-1 Loans that are subject to such payment, which, for the avoidance of doubt, shall include the entire then outstanding principal balance with respect to clause (y)) as set forth opposite the relevant period in which such prepayment (or payment upon acceleration) occurs after the Sixth Amendment Effective Date as indicated below (and for the avoidance of doubt in addition to any principal amount of or accrued interest on the Term A-1 Loans paid or payable in connection therewith):

Period	Call Premium
August 30, 2018- August 30, 2021:	3.00%
Thereafter:	0.00%
For the avoidance of doubt, no prepayment premium under this Section 2.6.3(b) shall be payable in connection with the mandatory prepayment of Term A-1 Loans from a Recovery Event pursuant to Section 2.6.5(b) or from Excess Cash Flow pursuant to Section 2.6.5(c).
(c)    If at any time following the Sixth Amendment Effective Date, any Make Whole Trigger Event occurs (other than a Make Whole Trigger Event constituting or arising out of a 36-Month Call Premium Event), the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term A-1 Lenders, the following prepayment premium (the “Make Whole Premium”) (expressed as a percentage of the outstanding principal amount of the Term A-1 Loans that are subject to such Make Whole Trigger Event, or in the case of the Make Whole Amount, such amount set forth in the definition thereof) as set forth opposite the relevant period in which such Make Whole Trigger Event occurs after the Sixth Amendment Effective Date as indicated below (and for the avoidance of doubt in addition to any principal amount of or accrued interest on the Term A-1 Loans paid or payable in connection therewith):

Period	Call Premium
August 30, 2018- August 30, 2021:	Make Whole Amount
August 31, 2021-May 30, 2022:	1.00%
Thereafter:	0.00%
Notwithstanding the foregoing, and for the avoidance of doubt, no such prepayment premium under this Section 2.6.3(c) shall be payable in connection with the mandatory prepayment of Term A-1 Loans from a Recovery Event pursuant to Section 2.6.5(b) or from Excess Cash Flow pursuant to Section 2.6.5(c).
(d)    Payment of any Make Whole Premium or other premium payable under Section 2.6.3(b) or (c) above, as applicable, hereunder constitutes liquidated damages, not unmatured interest or a penalty, and the actual amount of damages to the Term A-1 Lenders as a result of the relevant triggering event, prepayment or repayment would be impracticable and extremely difficult to ascertain. Accordingly, the Make Whole Premium and such other premium, including any premium payable pursuant to Section 2.6.3(b) or (c), as applicable, hereunder are provided by mutual agreement of the Company, the Term A-1 Lenders and the Administrative

Agent as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Term A-1 Lenders. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any Make Whole Trigger Event or 36-Month Call Premium Event, any optional or mandatory prepayment of the Term A-1 Loans pursuant to Section 2.6 or repayment of the Term A-1 Loans following acceleration pursuant to Section 8.1 (including, for the avoidance of doubt, the acceleration of claims as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an automatic acceleration thereunder), the Make Whole Premium or such other premium payable pursuant to Section 2.6.3(b) or (c), as applicable, shall be automatically and immediately due and payable as though any prepaid or repaid Term A-1 Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. The Make Whole Premium or such other premium payable pursuant to Section 2.6.3(b) or (c), as applicable, shall also be automatically and immediately due and payable if the Term A-1 Loans are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE COMPANY HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING MAKE WHOLE PREMIUM OR OTHER PREMIUM PAYABLE PURSUANT TO SECTION 2.6.3(B) OR (C) IN CONNECTION WITH ANY SUCH EVENTS. The Company and the Loan Parties expressly agree (to the fullest extent it may lawfully do so) that with respect to the Make Whole Premium or such other premium payable pursuant to Section 2.6.3(b) or (c), as applicable, payable under the terms of this Agreement: (i) the Make Whole Premium or such other premium, as applicable, is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Make Whole Premium or such other premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Administrative Agent, the Term A-1 Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Make Whole Premium or such other premium, including any premium payable pursuant to Section 2.6.3(b) or (c), as applicable; and (iv) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Loan Parties expressly acknowledge that their agreement to pay the Make Whole Premium or such other premium, as applicable, as herein described is a material inducement to the Term A-1 Lenders to provide the Term A-1 Commitments and make the Term A-1 Loans.
2.6.4    If the Aggregate Revolving Credit Outstandings of all Lenders exceed (x) 105% of the Aggregate Revolving Credit Commitments solely as a result of currency fluctuations or (y) the Aggregate Revolving Credit Commitments (other than as a result of currency fluctuations) at any time, the applicable Borrowers shall promptly prepay the Aggregate Revolving Credit Outstandings or cash collateralize Facility Letters of Credit in the amount of such excess; provided that it is understood that this Section 2.6.4 shall not require any Foreign Subsidiary Borrower to prepay or cash collateralize amounts in excess of its then applicable Aggregate Revolving Credit Outstandings.
2.6.5    Mandatory Prepayment of Term Loans.
(a)    On and after the Acquisition Closing Date, if any Indebtedness shall be issued or incurred by the Company or any Restricted Subsidiary (excluding any Indebtedness incurred in accordance with Section 6.18), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.6.9.
(b)    On and after the Acquisition Closing Date, if the Company or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale Prepayment Event or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on or prior to the fifth Business Day after such receipt (or in the case of an Asset Sale Prepayment Event or Recovery Event in an amount less than $75,000,000, on or prior to the date five Business Days after the date the financial statements for the fiscal quarter in which such event occurred are required to be delivered pursuant to Section 6.01(i) or (ii)), toward the prepayment of the Term Loans as set forth in Section 2.6.9; provided that, notwithstanding the foregoing, no later than each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.6.9. Notwithstanding the foregoing, if, on a Pro Forma Basis after giving effect to any Asset Sale Prepayment Event or Recovery Event the Company’s Total Net Leverage Ratio is less than 2.50 to 1.00, the Net Cash Proceeds from such Asset Sale Prepayment Event or Recovery Event shall not be subject to the prepayment requirements of this clause (b).
(c)    On and after the Acquisition Closing Date, if, for any fiscal year of the Company commencing with the first full fiscal year ending after the Acquisition Closing Date, there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date (as defined below), apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 2.6.9. Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the date on which the financial statements of the Borrower referred to in Section 6.1(i) for the fiscal year with respect to which such prepayment to be made are required to be delivered to the Lenders; provided that (i) any voluntary prepayments of Term Loans during such fiscal year, to the extent funded with internally generated cash and (ii) voluntary prepayments made on the Revolving Credit Loans during such fiscal year that were accompanied by an equal permanent reduction of the Revolving Credit Commitments, in each case, shall be credited against the Company’s obligation to make prepayments under this Section 2.6.5(c) for such fiscal year on a dollar-for-dollar basis.
Prepayments from, and, without duplication, of amounts equal to, Net Cash Proceeds of any Asset Sale Prepayment Event or Recovery Event or Excess Cash Flow by or of a Foreign Subsidiary (to the extent otherwise required) will be limited to the extent (x) the repatriation of Foreign Subsidiaries’ funds to fund such prepayments is prohibited, restricted or delayed by applicable laws, (y) repatriation of Foreign Subsidiaries’ funds to fund such prepayment could reasonably be expected to result in adverse tax consequences to the Company and its Restricted Subsidiaries or (z) such funds originate at the Target or its Subsidiaries prior to the Domination Agreement Effective Date. All mandatory prepayments are subject to permissibility under (a) in the case of Foreign Subsidiaries, local law restrictions (such as restrictions relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant Restricted Subsidiaries) and (b) with respect to non-Wholly Owned Restricted Subsidiaries, organizational document restrictions, to the extent not created in contemplation of such prepayments. The non-application of any such mandatory prepayment amounts in compliance with the foregoing provisions of this paragraph will not constitute an Unmatured Default or Default and such amounts shall be available for working capital purposes of the Company and its Restricted Subsidiaries. The Company will undertake to use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any such costs of prepayment (subject to the considerations above) to make the relevant payment, other than, for the avoidance of doubt, to the extent resulting from asset sales or operations of the Target and its Restricted Subsidiaries prior to the Domination Agreement Effective Date. Notwithstanding the foregoing, any prepayments made after application of the above provisions shall be net of any costs, expenses or taxes incurred by the Company and its Restricted Subsidiaries or any of its Affiliates or equity partners and arising as a result of compliance with this paragraph.
2.6.6    Each prepayment pursuant to this Section 2.6 and each conversion (other than a conversion of a Floating Rate Loan to a Eurocurrency Loan) pursuant to Section 2.7 shall be accompanied by accrued and unpaid interest and premium, if any, on the amount prepaid to the date of prepayment and any amounts payable under Section 3.3 in connection with such payment.
2.6.7    If two different Types of U.S. Dollar Loans of a particular Class are outstanding, the applicable prepayment pursuant to this Section 2.6 shall be applied first to prepay Floating Rate Loans and second to prepay Eurocurrency Loans then outstanding in such order as the Company or such Borrower may direct.
2.6.8    All Revolving Credit Loans prepaid under Sections 2.6.1, 2.6.2 or 2.6.4 may be reborrowed and successively repaid and reborrowed, subject to the other terms and conditions in this Agreement.
2.6.9    All prepayments of the Term Loans under Sections 2.6.1 and 2.6.2 shall be applied to the Class of Term Loans as directed by the applicable Borrower and to reduce the scheduled repayments of such Term Loans as directed by the Company. All prepayments of the Term Loans under Sections 2.6.5 shall be applied ratably among the outstanding Classes of Term Loans according to the respective outstanding principal amounts thereof, and within each such Class the amount of each such principal prepayment shall be applied first, to reduce the first eight installments thereof in direct order of maturity, and thereafter pro rata to reduce the then remaining installments of such Class of Term Loans.
2.6.10    Notwithstanding anything in Section 2.6.1 or 2.6.2, if a notice of prepayment is given under Section 2.6.1 or 2.6.2 in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.4 or the anticipated funding of Term Loans or Incremental Term Loans, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.4 or such Term Loans or Incremental Term Loans are not funded as anticipated, as applicable.
2.6.11    Notwithstanding anything in Section 2.6, any Term Lender may elect not to accept its pro rata portion of any amount prepaid under Sections 2.6.5 pursuant to procedures reasonably satisfactory to the Administrative Agent (each such Term Lender, a “Declining Lender”), and the

Company or applicable Subsidiary Borrower shall retain for its own account such amount (the “Declined Amount”) declined by a Declining Lender.
2.6.12    Notwithstanding anything in Section 2.6, if the Replacement Facilities Effective Date has not occurred and the Existing Loan Agreement (or backstop facilities in replacement thereof) remains outstanding on or after the Acquisition Closing Date, any prepayments of Term Loans required pursuant to Section 2.6.5 may be shared, but not more than ratably (based on the respective outstanding principal amount thereof), with any term loans under such Existing Loan Agreement (or backstop facilities in replacement thereof) to the extent the documentation governing such term loans contains mandatory prepayment requirements and such documentation requires a mandatory prepayment of such term loans thereunder.
2.7    Conversion and Continuation of Outstanding Advances
. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance in the case of U.S. Dollar Loans or automatically continued for an Interest Period of one month in the case of Foreign Currency Loans, unless the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms hereof, any Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advance (subject to, in the case of conversion of any Eurocurrency Advance other than on the last day of the Interest Period applicable thereto, payment of any amounts payable under Section 3.3 in connection therewith). The Company shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 11:00 a.m. (Chicago time for U.S. Dollar Loans and London time for Foreign Currency Loans) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance, prior to the date of the requested conversion or continuation, specifying:
(a)    the requested date, which shall be a Business Day, of such conversion or continuation,
(b)    the aggregate amount and Type of the Advance which is to be converted or continued (which shall be limited to Eurocurrency Loans in the case of Foreign Currency Loans), and
(c)    the amounts and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.
2.8    Interest Rates, Interest Payment Dates; Interest and Fee Basis.
(a)    Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made or is converted from a Eurocurrency Loan into a Floating Rate Loan pursuant to Section 2.7 to but excluding the date it becomes due or is converted into a Eurocurrency Loan pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such Interest Period. Each Swing Loan shall bear interest at such rate as is agreed upon between the applicable Borrower and the Swing Lender.
(b)    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the Execution Date and at maturity. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three‑month interval during such Interest Period. Interest accrued on each Swing Loan shall be payable on demand by the Swing Lender.
(c)    Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest or fee on an Advance shall become due on a day which is not a Business Day, except as otherwise provided in the definition of Interest Period, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
(d)    All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period such interest or fee is payable over a year comprised of 360 days or, in the case of Floating Rate Loans based on the Prime Rate, 365/366 days, unless the Administrative Agent reasonably determines that it is market practice to calculate such interest or fees on Foreign Currency Advances on a different basis.
(e)    Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurocurrency Advance.
2.9    Rates Applicable After Default. Notwithstanding anything to the contrary contained in this Agreement, during the continuance of a Default the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued (after the expiration of the then current Interest Period) as a Eurocurrency Advance, provided that, notwithstanding the foregoing, any outstanding Foreign Currency Advance may be continued for an Interest Period not to exceed one month after such notice to the Borrowers by the Required Lenders. Upon and during the continuance of any Default under Section 7.2 with respect to principal, interest or fees, the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders as to changes and interest rates) declare that (i) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Floating Rate Advance and any other amount due under this Agreement shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to Floating Rate Loans plus 2% per annum, provided that, upon and during the continuance of any acceleration for any reason of any of the Obligations, the interest rate set forth in clauses (i) and (ii) shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.
2.10    Pro Rata Payment, Method of Payment; Proceeds of Collateral.
(a)    Each borrowing of a Class of Loans from the Lenders thereunder shall be made pro rata according to the Pro Rata Shares of the applicable Lenders of such Class in effect on the date of such borrowing. Except as otherwise provided in this Agreement (including payment of premium resulting from a forced assignment of Term A-1 Loans pursuant to Section 3.5), each payment on account of any Commitment Fee ~~or~~, Delayed Draw Term A Ticking Fee or premium shall be allocated by the Administrative Agent among the Lenders under the applicable Class in accordance with their respective Pro Rata Shares. Except as otherwise provided in this Agreement, any reduction of a Class of Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders of such Class pro rata according to the Pro Rata Shares of the Lenders with respect thereto. Except as otherwise provided in this Agreement, each payment (including each prepayment) by a Borrower hereunder on account of principal, interest, commitment or ticking fees on a Class of its Loans shall be allocated by the Administrative Agent pro rata to the Lenders of such Class according to the respective outstanding principal amounts thereof. All payments (including prepayments) to be made by a Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent for the account of the Lenders at the applicable payment office of the Administrative Agent for such payment specified from time to time in writing by the Administrative Agent to the Borrowers by 1:00 p.m. (local time) on the date when due. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds received by the Administrative Agent. All payments hereunder shall be in Dollars; provided that (i) principal, LC Disbursements, interest, commitment fees, ticking fees or breakage indemnity due in respect of Advances, Commitments or Facility Letters of Credit denominated in an Available Foreign Currency, shall be in such Available Foreign Currency and (ii) with respect to other payments required to be made by it pursuant to Section 3.2 or 10.6 that are invoiced in a currency other than Dollars, shall be payable in the currency so invoiced.
(b)    Application of Proceeds of Collateral and Guaranty. Subject to the terms of any intercreditor agreement entered into by the Administrative Agent in accordance with Section 11.9(e) and subject to Section 17.4, all amounts received under any Guaranty and all proceeds received by the Administrative Agent from the sale or other liquidation of the Collateral when a Default exists shall first be applied as payment of the accrued and unpaid fees of the Administrative Agent hereunder and then to all other unpaid or unreimbursed Obligations (including reasonable attorneys’ fees and expenses in accordance with Section 10.6) owing to the Administrative Agent in its capacity as Administrative Agent only, and then any remaining amount of such proceeds shall be distributed as follows:
In the case of amounts and proceeds received in respect of the Foreign Loan Parties:
(i)    first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 103% of the Facility Letter of Credit Obligations then outstanding;
(ii)    second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Foreign Obligations then owing, until all the Foreign Obligations then owing have been paid and satisfied in full or cash collateralized;
(iii)    third, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.
In the case of amounts and proceeds received in respect of the Domestic Loan Parties:
(i)    first, to an account at the Administrative Agent over which the Administrative Agent shall have control in an amount equal to 103% of the Facility Letter of Credit Obligations then outstanding;
(ii)    second, to the Secured Parties, pro rata in accordance with the respective unpaid amounts of Obligations then owing, until all the Obligations then owing have been paid and satisfied in full or cash collateralized;
(iii)    third, to the Person entitled thereto as directed by the Company or as otherwise determined by applicable law or applicable court order.
(c)    Noncash Proceeds. Notwithstanding anything contained herein to the contrary, if the Administrative Agent shall ever acquire any Collateral through foreclosure or by a conveyance in lieu of foreclosure or by retaining any of the Collateral in satisfaction of all or part of the Obligations or if any proceeds of Collateral received by the Administrative Agent to be distributed and shared pursuant to this Section 2.10 are in a form other than immediately available funds, the Administrative Agent shall not be required to remit any share thereof under the terms hereof and the Secured Parties shall only be entitled to their undivided interests in the Collateral or noncash proceeds as determined by paragraph (b) of this Section 2.10. The Secured Parties shall receive the applicable portions (in accordance with the foregoing paragraph (b)) of any immediately available funds consisting of proceeds from such Collateral or proceeds of such noncash proceeds so acquired only if and when received by the Administrative Agent in connection with the subsequent disposition thereof. While any Collateral or other property to be shared pursuant to this Section is held by the Administrative Agent pursuant to this paragraph (c), the Administrative Agent shall hold such Collateral or other property for the benefit of the Secured Parties and all matters relating to the management, operation, further disposition or any other aspect of such Collateral or other property shall be resolved by the agreement of the Required Lenders.

(d)    Return of Proceeds. If at any time payment, in whole or in part, of any amount distributed by the Administrative Agent hereunder is rescinded or must otherwise be restored or returned by the Administrative Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Administrative Agent.
2.11    Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably and in good faith believes to be an Authorized Officer, provided that the Borrowers shall be required to make all requests for Loans denominated in any Available Foreign Currency in writing. Each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.
2.12    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.
2.13    Lending Installations. Each Lender may, subject to Section 3.5, make and book its Loans at any Lending Installation(s) selected by such Lender and may change its Lending Installation(s) from time to time. All terms of this Agreement shall apply to any such Lending Installation(s) and the Notes, if any, shall be deemed held by each Lender for the benefit of such Lending Installation(s). Each Lender may, by written or telex notice to the Administrative Agent and the applicable Borrower, designate one or more Lending Installations which are to make and book Loans and for whose account Loan payments are to be made.
2.14    Non‑Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest and premium, if any, thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the

Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for the first five days and the interest rate applicable to the relevant Loan for each day thereafter or (ii) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan.
2.15    Facility Letters of Credit.
2.15.1    Obligation to Issue. Subject to the terms and conditions of this Agreement (including without limitation the terms of Section 2.15.2(e)) and in reliance upon the representations and warranties of the Borrowers herein set forth, the Issuers hereby agree to issue for the account of a Borrower through such of the Issuer’s Lending Installations as such Issuer may determine, one or more Facility Letters of Credit in accordance with this Section 2.15, from time to time during the period commencing on the Replacement Facilities Effective Date and ending five Business Days prior to the Revolving Termination Date.
2.15.2    Conditions for Issuance. In addition to being subject to the satisfaction of the conditions contained in Sections 4.1, 4.2 and 4.4, the obligation of an Issuer to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:
(a)    the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers, after giving effect to the Facility Letter of Credit requested hereunder, shall not exceed any limit imposed by law or regulation upon the Issuer;
(b)    unless consented by the Issuer thereof, the requested Facility Letter of Credit shall not have an expiration date later than one year after the date of issuance of such Facility Letter of Credit, provided that any Facility Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods, which shall, in no event, extend beyond the date that is five Business Days prior to the Revolving Termination Date;
(c)    immediately after giving effect to the Facility Letter of Credit requested hereunder, the aggregate maximum amount then available for drawing under Facility Letters of Credit issued by the Issuers shall not exceed the Dollar Equivalent Amount of the sum of the aggregate Issuer Sublimits, and no prepayment or cash collateralization would as a result of such issuance then be required under this Agreement;
(d)    the applicable Borrower shall have delivered to the applicable Issuer at such times and in such manner as such Issuer may reasonably prescribe such documents and materials as may be required pursuant to the terms of the proposed Letter of Credit and the proposed Letter of Credit shall be reasonably satisfactory to such Issuer as to form and content; and
(e)    notwithstanding the foregoing or anything to the contrary contained herein, no Issuer shall be obligated to issue or modify any Facility Letter of Credit if, immediately after giving effect to such issuance or modification, the Dollar Equivalent Amount of the outstanding Facility Letter of Credit Obligations in respect of all Facility Letters of Credit issued by such Issuer and its Lending Installations would exceed such Issuer’s Issuer Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that any Borrower may from time to time request that an Issuer issue Facility Letters of Credit in excess of its individual Issuer Sublimit in effect at the time of such request, and each Issuer may, in its sole discretion, issue Facility Letters of Credit in excess of its individual Issuer Sublimit. Any Facility Letter of Credit so issued by an Issuer in excess of its individual Issuer Sublimit then in effect shall nonetheless constitute a Facility Letter of Credit for all purposes of this Agreement, and shall not affect the Issuer Sublimit of any other Issuer, subject to the limitations set forth in Section 2.15.2(c) above. Notwithstanding anything herein to the contrary, no Issuer shall have any obligation hereunder to issue, and in the case of clause (i) below no Issuer shall issue, any Facility Letter of Credit (i) the proceeds of which would be made available to any Person in breach of Section 6.2(b), (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any Requirement of Law relating to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Facility Letter of Credit in particular or shall impose upon such Issuer with respect to such Facility Letter of Credit any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the Replacement Facilities Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Replacement Facilities Effective Date and which such Issuer in good faith deems material to it, or (iii) if the issuance of such Facility Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Replacement Facilities Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.
2.15.3    Procedure for Issuance of Facility Letters of Credit.
(a)    The applicable Borrower shall give one of the Issuers and the Administrative Agent three Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, a Borrower may give an Issuer (i) notice of such request by tested telex or other tested arrangement satisfactory to such Issuer or (ii) telephonic notice of such request if confirmed in writing by delivery to such Issuer (A) immediately (x) of a telecopy of the written notice required hereunder which has been signed by an Authorized Officer of such Borrower or (y) of a telex containing all information required to be contained in such written notice and (B) promptly (but in no event later than the requested time of issuance) of a copy of the written notice required hereunder containing the original signature of an Authorized Officer of such Borrower); such notice shall be irrevocable and shall specify the stated amount and Agreed Currency of the Facility Letter of Credit requested (which requested currency shall be limited to an Agreed Currency), the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit, the date on which such requested Facility Letter of Credit is to expire (which date shall be a Business Day and shall in no event be later than the fifth day prior to the Revolving Termination Date), the Person for whose benefit the requested Facility Letter of Credit is to be issued and such other information as may be reasonably requested by the Issuer. The Administrative Agent shall give notice to each applicable Lender of the issuance of each Facility Letter of Credit reasonably promptly after such Facility Letter of Credit is issued. At the time such request is made, the requesting Borrower shall also provide the applicable Issuer with all information necessary for the issuance of the Facility Letter of Credit it is requesting. Such notice, to be effective, must be received by such Issuer not later than 2:00 p.m. (local time at such Issuer’s issuing office) or the time otherwise agreed upon by such Issuer and such Borrower on the last Business Day on which notice can be given under this Section 2.15.3.
(b)    Subject to the terms and conditions of this Section 2.15.3 and provided that the applicable conditions set forth in Sections 4.1, 4.2 and 4.4 hereof have been satisfied, the applicable Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the applicable Borrower in accordance with such Issuer’s usual and customary business practices.
(c)    The Issuers shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2.15 are met as though a new Facility Letter of Credit was being requested and issued.
2.15.4    Reimbursement Obligations.
(a)    The applicable Borrower’s obligation to reimburse LC Disbursements shall be absolute, unconditional and irrevocable, and each Borrower agrees to pay to the applicable Issuer the amount of all Reimbursement Obligations, interest and other amounts payable to such Issuer under or in connection with any Facility Letter of Credit issued on behalf of such Borrower immediately when due, irrespective of any claim, set-off, defense or other right that such Borrower, the Company or any Subsidiary may have at any time against any Issuer or any other Person, under all circumstances, including without limitation, any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(ii)    the existence of any claim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);
(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v)    the occurrence of any Default or Unmatured Default;

(vi)    payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or
(vii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.15.4, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(b)    The applicable Issuer shall promptly notify the applicable Borrower of any draw under a Facility Letter of Credit (any such draw, an “LC Disbursement”). Such Borrower shall reimburse such LC Disbursement in the currency of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 P.M., Chicago time, on the Business Day immediately following the day that such Borrower receives such notice; provided that a Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed, if applicable given the currency of the LC Disbursement, with a Revolving Credit Loan or Swing Loan in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loan or Swing Loan. Any Reimbursement Obligation with respect to any Facility Letter of Credit shall bear interest from the date of the relevant drawings under the pertinent Facility Letter of Credit at (i) in the case of such Obligations denominated in U.S. Dollars, the interest rate for Floating Rate Loans or (ii) in the case of such Obligations denominated in an Available Foreign Currency, at the correlative floating rate of interest customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as reasonably determined by the Administrative Agent. In addition to its other rights, the Issuers shall also have all rights for indemnification and reimbursement as each Lender is entitled under this Agreement.
2.15.5    Participation.
(a)    Immediately upon issuance by an Issuer of any Facility Letter of Credit, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation equal to its Pro Rata Share of such Facility Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto) and any security therefor or guaranty pertaining thereto; provided that a Letter of Credit issued by an Issuer shall not be deemed to be a Facility Letter of Credit for purposes of this Section 2.15.5 if such Issuer shall have received written notice from any Revolving Credit Lender on or before one Business Day prior to the date of its issuance of such Letter of Credit that one or more of the conditions contained in Section 4.4 are not then satisfied, and, if an Issuer receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is withdrawn by that Revolving Credit Lender or such condition has been effectively waived in accordance with the provisions of this Agreement.
(b)    If an Issuer makes any payment under any Facility Letter of Credit and the applicable Borrower (or if not the Company, the Company) shall not have repaid such amount to such Issuer pursuant to Section 2.15.4, the applicable Issuer shall promptly notify the

Administrative Agent and each Lender participating in such Letter of Credit of such failure, and each Lender participating in such Letter of Credit shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such Lender’s Pro Rata Share of the unreimbursed amount of any such payment in such currency. If any Lender participating in such Facility Letter of Credit fails to make available to such Issuer any amounts due to such Issuer pursuant to this Section 2.15.5(b), such Issuer shall be entitled to recover such amount, together with interest thereon (i) in the case of amounts denominated in U.S. Dollars, at the Federal Funds Effective Rate, for the first three Business Days after such Lender receives such notice and thereafter, at the Floating Rate, or (ii) in the case of amounts denominated in an Available Foreign Currency, at a local cost of funds rate for obligations in such currency as determined by the Administrative Agent for the first three Business Days after such Lender receives such notice, and thereafter at the floating rate of interest correlative to the Floating Rate customarily applicable to similar extensions of credit to corporate borrowers denominated in such currency in the country of issue of such currency, as determined by the Administrative Agent, in either case payable (i) on demand, (ii) by setoff against any payments made to such Issuer for the account of such Lender or (iii) by payment to such Issuer by the Administrative Agent of amounts otherwise payable to such Lender under this Agreement. The failure of any Revolving Credit Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Administrative Agent its Pro Rata Share of the unreimbursed amount of any payment on the date such payment is to be made.
(c)    Whenever an Issuer receives a payment on account of a Reimbursement Obligation, including any interest thereon, it shall promptly pay to each Lender that has funded its participating interest therein, in like funds as received an amount equal to such Lender’s Pro Rata Share thereof.
(d)    The obligations of a Revolving Credit Lender to make payments to the Administrative Agent with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set-off, qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
(e)    If any payment by a Borrower received by the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Credit Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Credit Lender that received such distribution shall, upon demand by the Administrative Agent, contribute such Revolving Credit Lender’s Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Administrative Agent upon the amount required to be repaid by it.
2.15.6    Compensation for Facility Letters of Credit. The Issuer of a Facility Letter of Credit shall have the right to receive from the Borrower that requested issuance of such Facility Letter of Credit, solely for the account of such Issuer, a fronting fee in an amount to be agreed between the

Borrower and such Issuer (which in no event shall exceed 0.125% per annum) as well as the Issuer’s reasonable and customary costs of issuing and servicing the Facility Letter of Credit. In addition, such Borrower shall pay to the Administrative Agent for the account of each Lender participating in such Facility Letter of Credit a non-refundable fee at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Credit Loans that are Eurocurrency Loans applied to the face amount of the Facility Letter of Credit, payable quarterly in arrears for the account of all Lenders participating in such Facility Letter of Credit ratably from the date such Facility Letter of Credit is issued until its stated expiry date or, if earlier, the date of its termination or drawdown (provided that if such drawdown is a partial drawdown, such fee shall continue to accrue with respect to the face amount of such Facility Letter of Credit remaining available to be drawn).
2.15.7    Letter of Credit Collateral Account. Each Borrower hereby agrees that it will, until the final expiry of any Facility Letter of Credit issued on its account and thereafter as long as any amount is payable to the Revolving Credit Lenders in respect of any such Facility Letter of Credit, upon the request of the Administrative Agent, maintain a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Credit Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1. The Administrative Agent will invest any funds on deposit from time to time in the Letter of Credit Collateral Account in certificates of deposit of the Administrative Agent having a maturity not exceeding 30 days. Nothing in this Section 2.15.7 shall either obligate the Administrative Agent to require any Borrower to deposit any funds in the Letter of Credit Collateral Account or limit the right of the Administrative Agent to release any funds held in the Letter of Credit Collateral Account other than as required by Section 8.1, and the Borrowers’ obligations to deposit funds in the Letter of Credit Collateral Account are limited to the circumstances required by Section 8.1.
2.15.8    Nature of Obligations.
(a)    As among the Borrowers, the Issuers and the Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit requested by it. In furtherance and not in limitation of the foregoing, the Issuers and the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond the control of the Issuers or the Lenders. In addition to amounts payable as elsewhere provided in this Section 2.15, such Borrower hereby agrees to protect, indemnify, pay and save the Administrative Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Administrative Agent or such Issuer in respect of any Facility Letter of Credit requested by such Borrower.
(b)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuers or any Lender under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer or such Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to the Issuers, the Administrative Agent or any Lender.
(c)    Notwithstanding anything to the contrary contained in this Section 2.15.8, a Borrower shall not have any obligation to indemnify the Administrative Agent, any Issuer or any Lender under this Section 2.15 in respect of any liability incurred by each arising out of the gross negligence or willful misconduct of such Administrative Agent, Issuer or Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction, nor shall any Issuer be excused from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Facility Letter of Credit appear on their face to comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuer (as finally determined in a non-appealable judgment by a court of competent jurisdiction), the Issuer shall be deemed to have exercised care in each such determination, and that:
(i)    an Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Facility Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Facility Letter of Credit;
(ii)    an Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents do not appear on their face to be in strict compliance with the terms of such Facility Letter of Credit; and
(iii)    this sentence shall establish the standard of care to be exercised by an Issuer when determining whether drafts and other documents presented under a Facility Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
2.15.9    Replacement and Addition of Issuers. Each Issuer may be replaced at any time by written agreement among the Company and the successor Issuer with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). Any Revolving Credit Lender may be added as an Issuer at any time by written agreement among the Company and such new Issuer with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of any Issuer and any additional Issuer. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuer hereunder. From and after the effective date of any such replacement or addition, (i) the successor or new, as applicable, Issuer shall have all the rights and obligations of an Issuer under this Agreement with respect to Facility Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuer” shall be deemed to refer to such successor, additional and/or previous Issuers, as the context shall require. After the replacement of an Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to outstanding Facility Letters of Credit that were issued by it prior to such replacement, but shall not be required to issue additional Facility Letters of Credit.
2.16    Swing Loans.
(a)    Making of Swing Loans. The Swing Lender may elect in its sole discretion to make Swing Loans to any Borrower solely for the Swing Lender’s own account, from time to time prior to the Revolving Termination Date up to an aggregate principal amount at any one time outstanding not to exceed the lesser of (x) the Dollar Equivalent Amount of $50,000,000 and (y) the unused amount of the Revolving Credit Commitments (“Swing Loans”). The Swing Lender may make Swing Loans (subject to the conditions precedent set forth in Sections 4.1, 4.2 and 4.4), provided that the Swing Lender has received a request in writing or, in the case of Swing Loans to the Company in Dollars only, via telephone from an Authorized Officer of such Borrower for funding of a Swing Loan no later than such time required by the Swing Lender, on the Business Day on which such Swing Loan is requested to be made. The Swing Lender shall not make any Swing Loan in the period commencing one Business Day after the Swing Lender receives written notice from the Company or a Lender that one or more of the conditions precedent contained in Section 4.4 are not satisfied and ending upon the satisfaction or waiver of such condition(s). Swing Loans may be made by the Swing Lender in any freely traded currency requested by such Borrower and agreed to by the Swing Lender. Each outstanding Swing Loan shall be payable on the earlier of (i) the seventh Business Day after the making of such Swing Loan and (ii) the Revolving Termination Date, with interest at such rate to which the Swing Lender and such Borrower shall agree from time to time, and shall be subject to all the terms and conditions applicable to Loans, except that all interest thereon shall be payable to the Swing Lender solely for its own account. Notwithstanding provisions to the contrary in this Agreement, each Revolving Credit Lender acknowledges and agrees that Swing Loans may be made under the Revolving Credit Commitment to any Borrower and each Borrower acknowledges and agrees that the availability under Section 2.1(d) may also be blocked by the Administrative Agent in an amount equal to the approximate anticipated Swing Loan usage reasonably determined by the Administrative Agent with the consent of the Company.
(b)    Swing Loan Borrowing Requests. Each Borrower of a Swing Loan made pursuant to telephonic notice agrees to deliver promptly to the Swing Lender and each Revolving Credit Lender a written confirmation thereof signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Swing Lender, the records of the Swing Lender shall govern, absent manifest error.

(c)    Repayment of Swing Loans. At any time after making a Swing Loan, the Swing Lender may request the recipient Borrower to, and upon request by the Swing Lender the recipient Borrower shall, promptly request an Advance from all Revolving Credit Lenders, and apply the proceeds of such Advance to the repayment of such Swing Loan not later than the Business Day following the Swing Lender’s request. Notwithstanding the foregoing, upon the earlier to occur of (a) three Business Days after demand is made by the Swing Lender and (b) the Revolving Termination Date, the Borrower agrees that each Swing Loan outstanding in any currency other than Dollars shall be immediately and automatically converted to and redenominated in Dollars equal to the Dollar Equivalent Amount of each such Swing Loan determined as of the date of such conversion, and each Revolving Credit Lender shall irrevocably and unconditionally purchase from the Swing Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Swing Loan and promptly pay such amount to such Swing Lender in immediately available funds (or, in the case of participations in Swing Loans denominated in an Available Foreign Currency other than Euros, same day funds). Such payment shall be made by the other Revolving Credit Lenders whether or not a Default is then continuing or any other condition precedent set forth in Section 4.4 is then met and whether or not such Borrower has then requested an Advance in such amount. If any Revolving Credit Lender fails to make available to such requesting Swing Lender any amounts due to the Swing Lender from such Revolving Credit Lender pursuant to this Section 2.16(c), the Swing Lender shall be entitled to recover such amount, together with interest thereon at the Federal Funds Effective Rate or such other local cost of funds rate determined by the Swing Lender with respect to any Swing Loan denominated in any foreign currency for the first three Business Days after such Revolving Credit Lender receives notice of such required purchase and thereafter, at the rate applicable to such Loan, payable (i) on demand, (ii) by setoff against any payments made to the Swing Lender for the account of such Revolving Credit Lender or (iii) by payment to the Swing Lender by the Administrative Agent of amounts otherwise payable to such Revolving Credit Lender under this Agreement. The failure of any Revolving Credit Lender to make available to such Swing Lender its Pro Rata Share of any unpaid Swing Loan shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Swing Lender its Pro Rata Share of any unpaid Swing Loan on the date such payment is to be made, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make available to the Swing Lender its Pro Rata Share of any unpaid Swing Loan.
2.17    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue pursuant to Section 2.5(a) and (b) on the Commitment of such Defaulting Lender solely in respect of its unused Commitments;
(b)    the Commitments and Aggregate Outstandings of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders or Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.2), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders (other than as a result of such Defaulting Lender having a greater or lesser Aggregate Outstandings or Commitments) or which increases the amount of any Commitment of such Defaulting Lender, forgives any principal amount of any Loans owing to such Defaulting Lender or any interest (other than default interest) or fees owing to such Defaulting Lender previously accrued at the time of such forgiveness or extends the termination date of such Commitment or extends the final maturity beyond the then maturity date of any Loan, Note or Reimbursement Obligation with respect to such Defaulting Lender shall require the consent of such Defaulting Lender;
(c)    if any Swing Loans or Facility Letter of Credit Obligations exist at the time a Revolving Credit Lender becomes a Defaulting Lender then:
(i)    all or any part of such Defaulting Lender’s Pro Rata Share of such Swing Loans and Facility Letter of Credit Obligations shall be reallocated among the non-Defaulting Lenders having a Revolving Credit Commitment in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Revolving Credit Outstandings plus such Defaulting Lender’s Pro Rata Share of Swing Loans and Facility Letter of Credit Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;
(ii)    to the extent, if any, the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swing Loans and (y) second, cash collateralize such Defaulting Lender’s Pro Rata Share of such Facility Letter of Credit Obligations (in each case after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.1 for so long as such Facility Letter of Credit Obligations are outstanding and such Defaulting Lender remains a Defaulting Lender, provided that no Foreign Subsidiary Borrower shall be obligated to make any such payment in excess of, respectively, the principal amount of any outstanding Swing Loans made to it or the amount of any Facility Letter of Credit Obligations in respect of Facility Letters of Credit issued for its account;
(iii)    if the Borrowers cash collateralize any portion of such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations pursuant to Section 8.1, no Borrower shall be required to pay any fees to such Defaulting Lender (or to the Administrative Agent or Issuer for the benefit thereof) pursuant to Section 2.15.6 with respect to such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations is cash collateralized;
(iv)    if the Pro Rata Share of Facility Letter of Credit Obligations of the non-Defaulting Lenders is reallocated pursuant to this Section 2.17(c), then the fees payable to the Lenders pursuant to Section 2.5 and Section 2.15.6 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and
(v)    if any Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations is neither cash collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of the Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Pro Rata Share of Facility Letter of Credit Obligations) and letter of credit fees payable under Section 2.15.6 with respect to such Defaulting Lender’s Pro Rata Share of Facility Letter of Credit Obligations shall be payable to the Issuer until such Pro Rata Share of Facility Letter of Credit Obligations is cash collateralized and/or reallocated;
(d)    so long as any Revolving Credit Lender is a Defaulting Lender, the Swing Lender shall not be required to fund any Swing Loan and the Issuer shall not be required to issue, amend or increase any Facility Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with this Section 2.17 and Section 8.1, and participating interests in any such newly issued or increased Facility Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein); and
(e)    any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 3.5) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements Of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuer or Swing Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swing Loan or Facility Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrowers, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of Reimbursement Obligations for which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.4 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the Borrowers, the Issuer and the Swing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, such Lender shall cease to be a Defaulting Lender and the Pro Rata Shares of Swing Loans and Facility Letter of Credit Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.18    Guaranties.
(a)    During the period prior to the Acquisition Closing Date, the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent, Guaranties of Domestic Subsidiaries such that, at all times during such period, all Domestic Subsidiaries which are not Guarantors do not, if considered in the aggregate as a single Subsidiary, constitute a Significant Subsidiary (and for purposes of making such determination, it is acknowledged that, as provided in Rule 1-02 of Regulation S-X as currently in effect promulgated by the SEC, the investment in and advances to, and share of total assets and income of, any Domestic Subsidiary shall be determined based on the investment in and advances to, and share of total assets and income of, such Domestic Subsidiary and its Subsidiaries on a consolidated basis).
(b)    On and after the Acquisition Closing Date, within 45 days (or such longer period of time as the Administrative Agent shall agree) after delivery (or date of required delivery) of each set of applicable financial statements pursuant to Sections 6.1(i) and (ii), the Company shall execute and deliver, or cause to be executed and delivered, to the Lenders and the Administrative Agent, Guaranties from its present and future Wholly Owned Domestic Restricted Subsidiaries (other than Excluded Subsidiaries and Immaterial Subsidiaries) such that all Wholly Owned Domestic Restricted Subsidiaries (other than Excluded Subsidiaries and Immaterial Subsidiaries) are Guarantors as of such date.
(c)    In connection with the delivery of any such Guaranties, the Company shall provide such other documentation to the Administrative Agent, including, without limitation, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, corporate documents and resolutions, which in the reasonable opinion of the Administrative Agent is necessary or advisable in connection therewith. For the avoidance of doubt, notwithstanding the above, for so long as a Subsidiary of the Company guarantees the Senior Notes, New Senior Unsecured Notes, Existing Loan Agreement or Indebtedness for borrowed money subject to the covenant set forth in Section 6.28 (or in each case any refinancing, renewal or replacement thereof), such Subsidiary will be required to guaranty the Obligations.
2.19    Incremental Credit Extensions.
(a)    At any time and subject to the terms and conditions of this Section 2.19, the Company may request (i) one or more new tranches of term facilities (any such new term facilities, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii)  one or more increases in the Aggregate Revolving Credit Commitments and/or add up to two new Foreign Borrower Tranches (it being agreed such new

Foreign Borrower Tranche may only be borrowed by a Foreign Subsidiary) (each such increase or additional Foreign Borrower Tranche, a “Revolving Credit Commitment Increase” and the loans thereunder the “Incremental Revolving Loans”, together with the Incremental Term Loans, the “Incremental Loans”) with the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) but without the consent of any Lender not providing such Incremental Term Loans or Revolving Credit Commitment Increases, as the case may be; provided that
(A)    (i) the aggregate amount of all Incremental Term Loans and Revolving Credit Commitment Increases made during the term of this Agreement after the Execution Date shall not exceed the Dollar Equivalent Amount of the Incremental Amount and (ii) any Incremental Facility shall rank pari passu in right of payment and security with the other Credit Facilities;
(B)    the maturity date and weighted average life to maturity of any Incremental Facility that is a “term A facility” (which shall mean a term loan facility with amortization greater than 1% per year prior to maturity) (an “Incremental Term A Facility” and the loans thereunder, the “Incremental Term A Loans”) shall be no shorter than the maturity date and remaining weighted average life to maturity of the then-existing (or committed) Term A Loans (including any previously made Incremental Term A Loans), in each case calculated as of the date of making such Incremental Term A Loan;
(C)    the maturity date and weighted average life to maturity of any Incremental Facility that is a “term B facility” (which shall mean a term loan facility with amortization less than or equal to 1% per year prior to maturity) (an “Incremental Term B Facility” and the loans thereunder, the “Incremental Term B Loans”) shall be no shorter than the maturity date and remaining weighted average life to maturity of the then-existing (or committed) Term B Loans (including any previously made Incremental Term B Loans), in each case calculated as of the date of making such Incremental Term Loan;
(D)    any Revolving Credit Commitment Increase (other than a Foreign Borrower Tranche) shall be on the same terms and pursuant to documentation applicable to the Revolving Credit Facility, including the maturity date thereof (it being agreed that any Foreign Borrower Tranche may have pricing, tenor and available currency terms as agreed by the Company and the lenders thereof, provided that the maturity date thereof may not be earlier than any then existing tranche of the Revolving Credit Facility or Foreign Borrower Tranche, nor may it provide for any amortization or mandatory commitment reduction prior to the latest maturity date of any then existing tranche of Revolving Credit Facility or Foreign Borrower Tranche, but shall otherwise be on terms and pursuant to documentation applicable to the Revolving Facility);
(E)    any Incremental Facility shall be available to the Company in Dollars, Euro and, in the case of Revolving Credit Commitment Increases, additional Agreed Currencies (it being understood in the case of a Foreign

Borrower Tranche approval of an Agreed Currency shall only be required from the Administrative Agent and the lenders providing such Foreign Borrower Tranche);
(F)    the interest rates and amortization schedule applicable to any Incremental Term Loans shall be determined by the Company and the lenders thereunder; provided that if the All-in Yield in respect of the Incremental Term B Facility denominated in a given currency exceeds the All-in Yield for any existing applicable Term B Facility denominated in such currency (including any Escrow Term Loans denominated in such currency) by more than 50 basis points, the Applicable Margin for such existing Term B Facility denominated in such currency (including any Escrow Term Loans denominated in such currency) shall be increased so that the All-in Yield in respect of such Incremental Term Loans is no more than 50 basis points higher than the initial yield for such existing Term B Facility denominated in such currency (including for the avoidance of doubt, any Escrow Term Loans denominated in such currency); and
(G)    any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that (1) except to the extent permitted by clause (B), (C) or (F) above, to the extent such terms are not consistent with the terms in respect of the applicable analogous Class of Term Facilities, they shall be no more restrictive, when taken as a whole, than those under such Class of Term Facilities (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Facilities; it being understood that any call protection added to the Incremental Term Facility may be applied for the benefit to any existing Term Facility without such call protection, without the need for the consent of any Lenders thereunder) and (2) to the extent such documentation is not consistent with the documentation in respect of the Term Facilities, it shall be reasonably satisfactory to the Administrative Agent and the Company.
(b)    Each tranche of Incremental Term Loans and each Revolving Credit Commitment Increase shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 (or such other amounts as agreed by the Company and the Administrative Agent). A commitment to make Incremental Term Loans shall become an “Incremental Term Loan Commitment” under this Agreement, and a commitment to participate in a Revolving Credit Commitment Increase shall become a “Revolving Credit Commitment” (or in the case of a Revolving Credit Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s Revolving Credit Commitment) under this Agreement, in any such case, pursuant to a “Commitment and Acceptance” in form and substance reasonably satisfactory to the Administrative Agent (a “Commitment and Acceptance”). Any request for a tranche of Incremental Term Loans or a Revolving Credit Commitment Increase shall be made in a written notice (an “Increase Notice”) given to the Administrative Agent by the Company not less than ten Business Days (or such shorter period agreed to between the Administrative Agent and the Company) prior to the proposed effective date therefor, which Increase Notice shall specify the amount of the proposed tranche of Incremental Term Loans or the Revolving Credit Commitment Increase, as the case may be, and the proposed effective date thereof. Incremental Term Loans may be made, and Revolving Credit Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution or other Person engaged in the business of making commercial loans (any such other bank or other financial institution or other Person, a “Proposed New Lender”) as determined by the Company; provided that (i) any Proposed New Lender shall be consented to by the Administrative Agent (such consent not to be unreasonably withheld conditioned or delayed), and (ii) any Proposed New Lender in the case of a Revolving Credit Commitment Increase shall be also be consented to by the Issuer and the Swing Lender (in each case, such consent not to be unreasonably withheld conditioned or delayed). The Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the Revolving Credit Commitment Increase, of the amount of each Lender’s and Proposed New Lender’s Incremental Term Loan Commitment or new or increased Revolving Credit Commitment, as applicable, and the resulting aggregate amount of the tranche of Incremental Term Loan Commitments (and the related Incremental Term Loans) or the amount of the Aggregate Revolving Credit Commitments, as the case may be, which amount shall be effective on the following Business Day, subject to the satisfaction of the conditions described in clause (c) below.
(c)    Without limiting the applicability of any conditions to Advances set forth in this Agreement, the effectiveness of any tranche of Incremental Term Loan Commitments (and the corresponding availability of the related Incremental Term Loans) and the effectiveness of each Revolving Credit Commitment Increase shall be subject to the following conditions precedent:
(i)    As of the effective date of such Incremental Term Loan Commitments (and related Incremental Term Loans) or Revolving Credit Commitment Increase, (x) all representations and warranties under Article V and the other Loan Documents shall be true and correct in all material respects as though made on such date (except with respect to any representation or warranty expressly stated to have been made as of a specific date which shall have been true and correct in all material respects as of such specified date), (y) no event shall have occurred and then be continuing which constitutes an Unmatured Default or a Default, or would exist after giving effect to the transactions to be consummated on such effective date, and (z) the Company shall have demonstrated that, as of the effective date of the Revolving Credit Commitment Increase or Incremental Term Loan Commitments, as the case may be, after giving effect thereto, the Company and its Restricted Subsidiaries are in compliance on a Pro Forma Basis with the covenants contained in Sections 6.22 and 6.23 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are required to have been delivered under Section 6.1(i) or (ii), as if such Revolving Credit Commitment Increase or Incremental Term Loan Commitments, as applicable, had been effective as of the first day of each relevant period for testing such compliance (it being understood such pro forma compliance shall be calculated in a manner consistent with the calculation method set forth in the definition of Incremental Amount); provided, however, that, notwithstanding anything in Section 4.4 or elsewhere herein to the contrary, for Incremental Facilities that are requested in connection with the financing of a Limited Condition Acquisition, at the Company’s prior election, the tests in clause (ii) of the definition of Incremental Amount and clauses (x), (y) and (z) above may be tested at the time the definitive documentation for such Limited Condition Acquisition is executed in lieu of the date such Incremental Facility is initially made available; and provided, further, that in the case of any incurrence tests under the Loan Documents so tested at the time of such definitive documentation, any further determination with respect to such incurrence tests prior to the earlier of the consummation of such Limited Condition Acquisition and the termination of such Limited Condition Acquisition will require the determination of such tests on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions contemplated in connection therewith (including any repayment of Indebtedness or incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent that such calculation would result in a lower ratio for such incurrence test than would apply if such calculation was made without giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), in which case such higher ratio without giving pro forma effect shall be the applicable ratio for determining compliance with such test.
(ii)    the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such Incremental Term Loans or Revolving Credit Commitment Increase shall have executed and delivered a Commitment and Acceptance;
(iii)    counsel for the Borrowers and the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent;
(iv)    the Borrowers, the Guarantors and the Proposed New Lenders shall otherwise have executed and delivered such other instruments and documents as the Administrative Agent shall have reasonably requested in connection with such increase (including an amendment to, or amendment and restatement of, this Agreement and, as appropriate, the other Loan Documents (an “Incremental Amendment”), executed by the Borrowers, each Lender agreeing to provide such Incremental Facility, if any, each Proposed New Lender, if any, and the Administrative Agent, which amendment or amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect such Incremental Facility in accordance with this Section 2.19, and pursuant to which each Loan Party shall have reaffirmed its obligations, and the Liens granted, under the Loan Documents; and
(v)    in the case of a Revolving Credit Commitment Increase, the Administrative Agent shall have administered the reallocation of the Aggregate Revolving Credit Outstandings on the effective date of such increase ratably among the Revolving Credit Lenders (including new Lenders) after giving effect to such increase; provided, that (1) the Borrowers hereby agree to compensate the Lenders for all losses, expenses and liabilities incurred by any Lender in connection with the sale or assignment of any Eurocurrency Loan resulting from such reallocation on the terms and in the manner set forth in Section 3.3, and (2) the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the reallocations effected pursuant to this clause (v).

Upon satisfaction of the conditions precedent to any tranche of Incremental Term Loans or Revolving Credit Commitment Increase, the Administrative Agent shall promptly advise the Company and each Lender of the effective date thereof (each such effective date, an “Increase Effective Date”). Upon any Increase Effective Date that is supported by a Proposed New Lender, such Proposed New Lender shall become a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or other requirement on the part of any Lender to make Incremental Term Loans or increase its Revolving Credit Commitment at any time.
2.20    Inability to Determine Rates.
(a)    If at the time that the Administrative Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a Eurocurrency Advance the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Advance for any reason and the Administrative Agent shall determine in good faith that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then (i) if such Advance shall be requested in or is denominated in Dollars, then such Advance shall be made or continued as a Floating Rate Advance at the Floating Rate and (ii) if such Advance shall be requested in or is denominated in any currency other than Dollars, the LIBO Rate shall be equal to the cost to each Lender to fund its pro rata share of such Eurocurrency Advance (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion) (such rate, the “CF Rate”).
(b)    If prior to the commencement of any Interest Period for a Eurocurrency Advance:
(i)    the Administrative Agent reasonably determines in good faith (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for a Loan in the applicable currency or for the applicable Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notification the Administrative Agent agrees to promptly give in such circumstance), (A) any Conversion/Continuation Notice that requests the conversion of any Eurocurrency Advance to, or continuation of any Eurocurrency Advance in the applicable currency or for the applicable Interest Period, as the case may be, shall be ineffective, (B) if such Advance is requested in Dollars, such Advance shall be made as a Floating Rate Advance and (C) if such Advance is requested in any currency other than Dollars, then the LIBO Rate for such Eurocurrency Advance shall be at the CF Rate; provided, further, that if the circumstances giving rise to such notice affect only one Type of Advance, then the other Type of Advance shall be permitted.

ARTICLE III
CHANGE IN CIRCUMSTANCES, TAXES
3.1    [Reserved].
3.2    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuer;
(ii)    impose on any Lender or the Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), the Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuer or such other Recipient hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Advance denominated in an Agreed Currency into an Advance denominated in any other Agreed Currency), then the Company will pay to such Lender, the Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered (other than (A) Indemnified Taxes; (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes)).
(b)    If any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or the Issuer’s capital or on the capital of such Lender’s or the Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuer, to a level below that which such Lender or the Issuer or such Lender’s or the Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuer’s policies and the policies of such Lender’s or the Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay to such Lender or the Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuer or such Lender’s or the Issuer’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the Issuer setting forth the amount or amounts necessary to compensate such Lender or the Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 3.2 shall be delivered to the Company and shall be conclusive absent manifest error. Subject to paragraph (d) of this Section 3.2, the Company shall pay such Lender or the Issuer, as the case may be, the amount shown as due on any such certificate, absent manifest error, within 30 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuer to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of such Lender’s or the Issuer’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Issuer pursuant to this Section 3.2 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
3.3    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked and is revoked), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 3.5, then, in any such event, the Company (or the applicable Borrower) shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits due to the addition of the Applicable Margin to the Adjusted LIBO Rate) attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.3 shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
3.4    Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, unless such deduction or withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to deduct or withhold Taxes, then such Withholding Agent may so deduct or withhold and shall timely pay the full amount of Taxes deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party (subject to Section 17.4) shall be increased as necessary so that, net of such deduction or withholding (including such deduction or withholding applicable to additional amounts payable under this Section 3.4), the applicable Recipient receives the amount it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrowers. Each applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. Each applicable Loan Party shall (subject to Section 17.4) indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 3.4(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(d) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.4(e) shall be paid within 10 days after demand therefor. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or as reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(f)(ii)(A) through (E) and Section 3.4(f)(iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, if a Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit D attached hereto (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;
(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) and in paragraph (f)(iii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)    in the case of a Non-U.S. Lender, any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld or deducted.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company and the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including additional amounts paid pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest

(other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.4(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 3.4(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.4(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.4 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(i)    Issuer. For purposes of Section 3.4(e) and (f), the term “Lender” includes any Issuer.
(j)    Additional United Kingdom Withholding Tax Matters.
(i)    Subject to (ii) below, each Lender and each UK Borrower which makes a payment to such Lender shall cooperate in completing any procedural formalities necessary for such UK Borrower to obtain authorization to make such payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(ii)    (A)    A Lender on the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent; and
(B)    a Lender which becomes a Lender hereunder after the day on which this Agreement closes that (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence to each UK Borrower and the Administrative Agent, and
(C)    Upon satisfying either clause (A) or (B) above, such Lender shall have satisfied its obligation under paragraph (j)(i) above.
(iii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above, the UK Borrower(s) shall make a Borrower DTTP Filing with respect to such Lender, and shall promptly provide such Lender with a copy of such filing; provided that, if:

(A)    each UK Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or
(B)    each UK Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:
(1)    such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or
(2)    HM Revenue & Customs has not given such UK Borrower authority to make payments to such Lender without a deduction for tax within 60 days of the date of such Borrower DTTP Filing;
and in each case, such UK Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such UK Borrower shall co-operate in completing any additional procedural formalities necessary for such UK Borrower to obtain authorization to make that payment without withholding or deduction for Taxes imposed under the laws of the United Kingdom.
(iv)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, no UK Borrower shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.
(v)    Each UK Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of such Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.
(vi)    Each Lender shall notify the Borrower and Administrative Agent if it determines in its sole discretion that it is ceases to be entitled to claim the benefits of an income tax treaty to which the United Kingdom is a party with respect to payments made by any UK Borrower hereunder.
3.5    Mitigation Obligations; Replacement of Lenders.
(a)    If any Recipient requests compensation under Section 3.2, or if any Borrower is required to pay any additional amount to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 3.4, then such Recipient shall use reasonable efforts to designate a different lending office for funding or booking its Loans and Facility Letter of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Recipient, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.4, as the case may be, in the future and (ii) would not subject such Recipient to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Recipient. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Recipient in connection with any such designation or assignment including the $3,500 fee contemplated by Section 13.1(b).

(b)    If any Lender (i) shall become affected by any of the changes or events described in Section 3.2 or 3.4 and a Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (ii) is a Defaulting Lender, (iii) is a Lender described in the ultimate sentence of Section 8.2.2(iv) and is thus prohibiting the joinder of a Foreign Subsidiary as a Foreign Subsidiary Borrower thereunder, or (iv) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.2 or any other provision of any Loan Document requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrowers may, upon at least five Business Days’ notice to the Administrative Agent and such Departing Lender (or such shorter notice period specified by the Administrative Agent), designate a replacement lender reasonably acceptable to the Administrative Agent (a “Replacement Lender”) to which such Departing Lender shall, subject to its receipt (unless a later date for the remittance thereof shall be agreed upon by the Borrowers and the Departing Lender) of all amounts then owed to such Departing Lender under Sections 3.2 or 3.4, if any, assign all (but not less than all) of its interests, rights, obligations, Loans and Commitments hereunder; provided, that the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swing Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts). Upon any assignment by any Lender pursuant to this Section 3.5 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 3.2 or 3.4 and Section 10.6).
(c)    Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 3.5, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in paragraph (b) of Section 3.5 without any further action of the Departing Lender.

ARTICLE IV
CONDITIONS PRECEDENT
4.1    Execution Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):
(a)    The Administrative Agent shall have received (i) a counterpart of (x) this Agreement signed by the Company and the Subsidiary Borrowers, if any, as of the Execution Date and (y) a Guaranty signed by each of the Guarantors required to be a party hereto as of the Execution Date, or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission of a signature page of this Agreement and the Guaranty) that such party has signed a counterpart of such agreements.
(b)    The Administrative Agent shall have received copies of the articles of incorporation, partnership agreement or similar organizational documents of each Borrower and Guarantor as of the Execution Date, together with all amendments thereto, and a certificate of good standing or similar governmental evidence of corporate existence (to the extent applicable), certified by the Secretary or an Assistant Secretary or other duly authorized representative of such Borrower or Guarantor, as the case may be, or of the Company.
(c)    The Administrative Agent shall have received copies of the by-laws or other similar operating agreement (to the extent applicable) and Board of Directors’ resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) of each Borrower and Guarantor authorizing the execution and performance of the Loan Documents, certified by the Secretary or an Assistant Secretary or other duly authorized representative of such Borrower or Guarantor, as the case may be, or of the Company.
(d)    The Administrative Agent shall have received an incumbency certificate of each Borrower and Guarantor, which shall identify by name and title and bear the signature of the officers of such Borrower or such Guarantor authorized to sign the applicable Loan Documents and to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower, such Guarantor or the Company.
(e)    The Administrative Agent shall have received a customary written opinion or opinions of the Borrowers’ and Guarantors’ counsel, addressed to the Administrative Agent and Lenders, in form and substance customary for unsecured transactions of this type.
(f)    The Administrative Agent shall have received at least 3 Business Days prior to the Execution Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, requested by any Arranger at least 10 Business Days prior to the Execution Date.
(g)    Payment of all fees, interest and other amounts due and payable as of the Execution Date from the Company and its Subsidiaries to the Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least one Business Day prior to the Execution Date; provided that this condition will be satisfied on the Execution Date prior to such payment if arrangements reasonably satisfactory to the Arrangers are in place at such time for the payment of such fees and expenses on the Execution Date.

(h)    The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Execution Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended (x) at least 45 days prior to the Execution Date if such period is one of the first three fiscal quarters of a fiscal year or (y) at least 90 days prior to the Execution Date if such period is the fourth fiscal quarter of a fiscal year, (iii) the audited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for the three most recent fiscal years that are publicly available as of the Execution Date and (iv) the unaudited consolidated group balance sheet, group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for each subsequent fiscal quarter that are publicly available as of the Execution Date; provided that public filing of the required financial statements on Form 10-K and Form 10-Q by the Company (and the public filing of such financial statements on the website of the Target) will satisfy the foregoing requirements.
(i)    The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements for the Company and its Subsidiaries were delivered under clause (h) above (or more recent financial statements if available at the Company’s sole discretion) (it being agreed that the most recent financials statements of the Target and its subsidiaries delivered under paragraph (h) above shall be used to construct such pro formas, even if the four-fiscal quarter period thereof is not the same four-fiscal quarter period applicable to the most recently delivered Company financial statements), prepared after giving effect to the Transactions and the other transactions contemplated hereby to be consummated on the Acquisition Closing Date as if the Transactions and such other transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).
(j)    The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Execution Date.
(k)    The Administrative Agent shall have received a standard flood hazard determination that shows that the Applicable Property is not located in an area determined by the Federal Emergency Management Agency to have special flood hazards, or the Company shall deliver to the Administrative Agent evidence of such flood insurance as may be required under applicable law or regulations, including the Flood Insurance Regulations, and in any event in form, substance and amount reasonably satisfactory to the Administrative Agent.
(l)    The terms of the Business Combination Agreement shall be reasonably satisfactory to the Arrangers (which in any event shall provide as a closing condition that the Offer is accepted for a number of shares representing at least 75% of the outstanding voting shares of the Target (after deducting any treasury shares held by the Target which are subject to the Non-Tender Agreement)).
The Administrative Agent shall notify the Company and the Lenders that the conditions in this Section 4.1 have been satisfied (or waived), and of the Execution Date, in writing on the date thereof and such notice shall be conclusive and binding.
4.2    Replacement Facilities Effective Date. The respective obligations of the Replacement Term A Lenders and the Revolving Credit Lenders to make Replacement Term A Loans and Revolving Credit Loans, and any agreement of the Issuer to issue any Letters of Credit hereunder, any agreement of the Swing Lender to make Swing Loans hereunder, shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):
(a)    The Execution Date shall have occurred.
(b)    The Administrative Agent shall have received the applicable Replacement Facilities Effective Date Documentation, executed by the Loan Parties, the Lenders party thereto and the Administrative Agent, increasing the Commitments in respect of the Replacement Term A Facility and Revolving Credit Facility as set forth therein, provided such Revolving Credit Commitments shall not exceed $520,000,000 and such Replacement Term A Commitments shall not exceed $230,000,000 (or in each case, such greater amount as permitted under Section 17.3).
(c)    All obligations outstanding under the Existing Loan Agreement shall be paid in full (other than contingent indemnity obligations not then due) and all commitments of each of the lenders thereunder and all guarantees in respect thereof (other than contingent indemnity obligations not then due) shall be terminated in full.
(d)    The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.3 with respect to any Advances being made on the Replacement Facilities Effective Date.
(e)    Payment of all fees, interest and other amounts due and payable as of the Replacement Facilities Effective Date from the Company and its Subsidiaries to the Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least one Business Day prior to the Replacement Facilities Effective Date.

(f)    The Administrative Agent shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Replacement Facilities Effective Date, (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter ended (x) at least 45 days prior to the Replacement Facilities Effective Date if such period is one of the first three fiscal quarters of a fiscal year or (y) at least 90 days prior to the Replacement Facilities Effective Date if such period is the fourth fiscal quarter of a fiscal year, (iii) the audited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for the three most recent fiscal years that are publicly available as of the Replacement Facilities Availability Date and (iv) the unaudited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its Subsidiaries for each subsequent fiscal quarter that are publicly available as of the Replacement Facilities Availability Date; provided that public filing of the required financial statements on Form 10-K and Form 10-Q by the Company (and the public filing of such financial statements on the website of the Target will satisfy the foregoing requirements.
(g)    The Administrative Agent (or its counsel) shall have received deliverables of the type described in Sections 4.1(b), (c), (d) and (e), modified as applicable for the Replacement Facilities Effective Date and the transactions occurring on such date; provided that for the avoidance of doubt, no such deliverables shall be required to the extent duplicative of the items previously delivered pursuant to Sections 4.1(b), (c), (d) and (e).
(h)    The Administrative Agent shall have received, at least 3 Business Days prior to the Replacement Facilities Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act requested by any Revolving Credit Lender or Replacement Term A Lender at least 10 Business Days prior to the Replacement Facilities Effective Date.
(i)    The Administrative Agent shall have received a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the transactions contemplated hereby to be consummated on the Replacement Facilities Effective Date.
(j)    (x) All the representations and warranties contained in Article V shall be true and correct in all material respects (or, if qualified by materiality, in all respects) and (y) no Default or Unmatured Default shall exist and be continuing or would result from the extensions of credit hereunder on the Replacement Facilities Effective Date.
(k)    The Administrative Agent shall have received a certificate of the Company certifying as to the matters set forth in Sections 4.2(c) and (j).

The Administrative Agent shall notify the Company, the Revolving Credit Lenders and the Replacement Term A Lenders that the conditions in this Section 4.2 have been satisfied (or waived) and of the Replacement Facilities Effective Date in writing on the date thereof, and such notice shall be conclusive and binding.
4.3    Acquisition Closing Date. The respective obligations of the Delayed Draw Term A Lenders and the Term B Lenders to make Delayed Draw Term A Loans and Term B Loans shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.2):
(a)    The Execution Date shall have occurred.
(b)    Payment of all fees, interest and other amounts due and payable as of the Acquisition Closing Date from the Company and its Subsidiaries to the Arrangers, Administrative Agent and the Lenders under the Loan Documents and pursuant to any fee or similar letters executed by the Company in connection herewith shall be paid, including reimbursement or payment of all out-of-pocket expenses required thereunder to be reimbursed or paid by the Company and its Subsidiaries, in each case solely to the extent invoiced in writing to the Company in reasonable detail at least one Business Day prior to the Acquisition Closing Date (provided that such applicable payments may be made by net rather than gross proceeds of Loans as agreed).
(c)    (x) The terms of the Offer Documentation, to the extent material to the interest of the Lenders, shall be consistent with the terms of the Business Combination Agreement and shall in any event, contain the Key Offer Terms unless consented to in writing by the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned, it being agreed such consent shall be deemed given if the Arrangers fail to respond within 2 Business Days after written notice from the Company). The Acquisition shall have been consummated, or will be consummated substantially concurrently with the funding of the Advances on the Acquisition Closing Date, in accordance with the Offer Documentation and no amendments, consents or waivers to or of the Acquisition Documentation and/or Non-Tender Documents that are materially adverse to the Lenders or the Arrangers shall have been made without the consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned, it being agreed such consent shall be deemed given if the Arrangers fail to respond within 2 Business Days after written notice from the Company), it being understood that any amendments, consents or waivers in respect of the Key Offer Terms or the provisions of the Business Combination Agreement limiting recourse against financing sources shall be material and adverse to the Lenders and Arrangers. The Non-Tender Documents shall be effective.
(y) (i) The Administrative Agent shall have received (x) a copy of the draft Offer Documentation at least 3 Business Days (or such shorter period of time as the Arrangers agree, such agreement not to be unreasonably withheld, delayed or conditioned) prior to submission to the BaFin and (y)  (A) copies of any amendments, supplements or modifications to the Business Combination Agreement and (B) copies of any amendments, supplements or modifications to, the Offer Documentation since the drafts thereof referred to in clause (x) and (ii) the Unconditional Date shall have occurred.

(d)    As of the Acquisition Closing Date, the Certain Funds Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects) and no Certain Funds Event of Default shall have occurred and be continuing or would result from the from the extensions of credit hereunder on the Acquisition Closing Date.
(e)    The Existing Company Debt Refinancing shall have occurred or shall occur substantially concurrently with the funding of the Advances on the Acquisition Closing Date and the Company and its Subsidiaries (including the Target and its Subsidiaries) shall have no material Indebtedness for borrowed money outstanding other than (i) the Credit Facilities (or in lieu of the Replacement Facilities, the Existing Loan Agreement or new backstop facilities not in excess of $750 million in aggregate amount), (ii) the New Senior Unsecured Notes, (iii) ordinary course deferred purchase price obligations, ordinary course working capital facilities, ordinary course cash management, ordinary course capital leases, ordinary course letters of credit, ordinary course purchase money and ordinary course equipment financings and ordinary course foreign subsidiary credit facilities (in the case of such ordinary course foreign subsidiary credit facilities, any replacements, extensions and renewals thereof not materially in excess of the amounts (inclusive of unfunded commitments) as of the date hereof), (iv) indebtedness of the Target and its Subsidiaries permitted to survive the Acquisition under the Business Combination Agreement and the Offer Documentation and (v) additional indebtedness as consented to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).
(f)    The Administrative Agent shall have received (x) a certificate from the chief financial officer or treasurer of the Company in substantially the form of Exhibit E hereto certifying the solvency of the Company and its Subsidiaries on a consolidated basis immediately after giving effect to the Transactions contemplated hereby to be consummated on the Acquisition Closing Date and (y) a certificate of an Authorized Officer of the Company certifying as to the matters set forth in Sections 4.3(c), (d) and (e).
(g)    The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.3 with respect to the Advances being made on the Acquisition Closing Date.
The Administrative Agent shall notify the Company, the Delayed Draw Term A Lenders and the Term B Lenders that the conditions in this Section 4.3 have been satisfied (or waived) in writing on the date thereof, and such notice shall be conclusive and binding.
4.4    Each Advance under the Revolving Credit Facility. The Revolving Credit Lenders shall not be required to make any Revolving Credit Loans nor shall any Issuer be required to issue any Facility Letter of Credit, unless on the applicable Borrowing Date, both before and after giving effect on a pro forma basis to such Revolving Credit Loan or Facility Letter of Credit:
(a)    There exists no Default or Unmatured Default.
(b)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty relates solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date.

(c)    If such Revolving Credit Loan is an initial Revolving Credit Loan to a Subsidiary Borrower, the Administrative Agent shall have received a Foreign Subsidiary Opinion or Domestic Subsidiary Opinion, as the case may be, in respect of such Subsidiary Borrower and such other documents reasonably requested by the Administrative Agent.
(d)    The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.3 with respect to the Advances being made on such Borrowing Date.
Each Borrowing Notice with respect to each Revolving Credit Loan borrowing by a Borrower hereunder or each request for an issuance of a Facility Letter of Credit shall constitute a representation and warranty by the Company and the applicable Borrower (if not the Company) that the conditions contained in Sections 4.4(a), (b) and (c) have been satisfied with respect thereto.
4.5    Each Advance under the Delayed Draw Term A Commitments after the Acquisition Closing Date. The Delayed Draw Term A Lenders shall not be required to make any Delayed Draw Term A Loans after the Acquisition Closing Date unless on the applicable Borrowing Date, both before and after giving effect on a Pro Forma Basis to such Delayed Draw Term A Loan:2
(a)    There exists no Certain Funds Event of Default.
(b)    The Certain Funds Representations shall be true and correct in all material respects (or, if qualified by materiality, in all respects).
(c)    The Administrative Agent shall have received a Borrowing Notice in accordance with Section 2.3 with respect to the Advances being made on such Borrowing Date.
Each Borrowing Notice with respect to each such Delayed Draw Term A Loan borrowing by a Borrower hereunder shall constitute a representation and warranty by the Company that the conditions contained in Sections 4.5(a) and (b) have been satisfied with respect thereto.
4.6    Actions by Lenders During the Certain Funds Period. During the Certain Funds Period and notwithstanding any provision to the contrary in the Loan Documents or otherwise, but subject to the applicable conditions in Sections 4.1, 4.3 and 4.5, none of the Lenders nor the Agents shall, unless (x) a Certain Funds Event of Default has occurred and is continuing at the time of or immediately after giving effect to a proposed Advance or (y) a Certain Funds Representation remains incorrect in any material respect or, if a Certain Funds Representation contains a materiality concept, incorrect in any respect, be entitled to:

2 Pursuant to the Fourth Amendment dated as of February 14, 2017 among the Company, the Lenders party thereto and the Administrative Agent, “each Advance under the Delayed Draw Term A Facility shall be subject only to the conditions set forth in Section 4.4 of the Credit Agreement (for the avoidance of doubt, with applicable references to Revolving Credit Lenders and Revolving Credit Loans to be deemed references to Delayed Draw Term A Lenders and Delayed Draw Term A Loans for such purpose).”

(a)    cancel any of its Delayed Draw Term A Commitments or Term B Commitments (collectively, the “Certain Funds Commitments”; the Advances thereunder “Certain Funds Advances”), except as set forth in Section 2.4 above;
(b)    rescind, terminate or cancel the Loan Documents or the Certain Funds Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of Certain Funds Advances, except as set forth in Section 2.4 above;
(c)    refuse to participate in the making of Certain Funds Advances unless the conditions expressly applicable to drawing thereof set forth in Sections 4.1, 4.3 or 4.5, as applicable, have not been satisfied;
(d)    exercise any right of set-off or counterclaim in respect of a Loan under the Certain Funds Commitments for Certain Funds Purposes to the extent to do so would prevent or limit the making of Certain Funds Advances; or
(e)    cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the making of Certain Funds Advances;
provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and the Administrative Agent notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each of the Company and the Subsidiary Borrowers (insofar as the representations and warranties set forth below relate to such Subsidiary Borrower) represents and warrants to the Lenders on the Execution Date, the Replacement Facilities Effective Date, the Acquisition Closing Date, each date Delayed Draw Term A Loans are made and each other date such representations and warranties are made pursuant to the Loan Documents (provided that prior to the Domination Agreement Effective Date such representations and warranties shall not apply to or otherwise include the Target or its Subsidiaries), that:
5.1    Corporate Existence and Standing. Each Borrower and, other than as would not reasonably be expected to have a Material Adverse Effect, their Restricted Subsidiaries is a corporation, partnership, limited liability company or other organization, duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite corporate, partnership, company or similar authority to conduct its business as presently conducted (in each case, in the case of Foreign Subsidiaries, to the extent such legal concepts are applicable thereto).
5.2    Authorization and Validity. Each Loan Party has the corporate or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other applicable company proceedings. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
5.3    No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Restricted Subsidiaries or the Company’s or any Restricted Subsidiary’s constitutive documents or the provisions of any material indenture, instrument or agreement to which the Company or any of its Restricted Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than any Lien permitted by Section 6.16) in, of or on the Property of the Company or a Restricted Subsidiary pursuant to the terms of any such indenture, instrument or agreement. Other than those that have been obtained, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.
5.4    Financial Statements. The Company has heretofore furnished to the Lenders:
(a)    the Company’s consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2014, reported on by KPMG, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2015; and
(b)    the audited consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its subsidiaries for the three most recent fiscal years that are publicly available as of the Execution Date and (ii) the consolidated group balance sheet and group income statement, group cash flow statement and changes in group equity of the Target and its subsidiaries for each subsequent fiscal quarter that are publicly available as of the Execution Date.
All financial statements of the Company and its Subsidiaries delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 6.1 or Article IV on and after the Execution Date were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Company and its Subsidiaries (other than in the case of annual financial statements, subject to the absence of footnotes and year-end audit adjustments).
5.5    Material Adverse Change. Since December 31, 2014, there has been no change in the business, Property, operations or condition (financial or otherwise) of the Company and its

Restricted Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.
5.6    Taxes. Each of the Company and its Restricted Subsidiaries has filed all United States federal tax returns and all other material tax returns that are required to be filed with any Governmental Authority and has paid all Taxes required to be paid by it, except (i) such Taxes, if any, as are being contested in good faith and as to which reserves have been provided in accordance with GAAP and as to which no Lien (other than as permitted by Section 6.16) exists or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No tax Liens have been filed and no claims are being asserted with respect to any such Taxes, other than as permitted by Section 6.16.
5.7    Litigation and Guarantee Obligations. Except as set forth on Schedule 5.7 hereto, there is no litigation, arbitration or proceeding pending or, to the knowledge of any of the Company’s executive officers, any governmental investigation or inquiry pending or any litigation, arbitration, governmental investigation, proceeding or inquiry threatened in writing against or affecting the Company or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the Loans or Advances (other than Loans or Advances for Certain Funds Purposes). Other than any liability incident to such litigation, arbitration or proceedings listed on Schedule 5.7, the Company and its Restricted Subsidiaries have no material Guarantee Obligations not provided for or disclosed in financial statements referred to in Section 5.4 that could reasonably be expected to have a Material Adverse Effect.
5.8    Subsidiaries. Schedule 5.8 hereto contains an accurate list of all Subsidiaries of the Company as of the Execution Date, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock owned by the Company or other Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries held by the Company have been duly authorized and issued and are fully paid and non‑assessable (to the extent such concepts are applicable). As of the Execution Date there are no Unrestricted Subsidiaries.
5.9    ERISA. Except where noncompliance could not reasonably be expected to have a Material Adverse Effect, each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Single Employer Plan. Each member of the Controlled Group is in compliance with the applicable provisions of ERISA and the Code with respect to each Plan except where such non-compliance would not have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Single Employer Plan complies in all respects with all applicable requirements of law and regulations, no Reportable Event which has or may result in any liability has occurred with respect to any Single Employer Plan, and no steps have been taken to terminate any Single Employer Plan. No member of the Controlled Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Single Employer Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code having a value individually or collectively in excess of $50,000,000 or (iii) incurred any actual liability under Title IV of ERISA that could reasonably be expected to have a Material Adverse Effect, other than a liability to the PBGC for premiums under Section 4007 of ERISA or a liability that has been satisfied.
5.10    Accuracy of Information. No information, exhibit or report furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents contained (with respect to the information or data relating to Target, its Subsidiaries or their respective businesses prior to the Acquisition, to Company’s knowledge) any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, as of the date thereof; provided, however, that with respect to projected financial information and information of a general economic or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable.
5.11    Regulations T, U and X. Neither the Company nor any of its Restricted Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose in any way that would violate Regulation T, U or X. After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of the Company alone or of the Company and its Subsidiaries on a consolidated basis) that are subject to any provisions of any Loan Document that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock. The Company and its Subsidiaries are in compliance with Section 6.2.
5.12    Use of Proceeds. The proceeds of the Replacement Term A Facility and the Revolving Credit Facility shall be used to replace the facilities under the Existing Loan Agreement and for other general corporate purposes. The proceeds of the Delayed Draw Term A Facility shall be used for general corporate purposes, the proceeds of the Term B Facility (as in effect immediately prior to the 2017 May Incremental Effective Date) shall only be used for Certain Funds Purposes and the proceeds of the Term B Facility (as in effect as of and after the 2017 May Incremental Effective Date) shall be used for the refinancing and other transactions set forth in the 2017 May Incremental Amendment. The proceeds of the Term A-1 Facility (as in effect as of and after the Sixth Amendment Effective Date) shall be used as provided for in the Sixth Amendment.
5.13    Compliance With Laws; Properties. The Company and its Restricted Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, failure to comply with which could reasonably be expected to have a Material Adverse Effect.
5.14    Plan Assets; Prohibited Transactions. The Company and its Subsidiaries have not engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to have a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans (assuming the accuracy of the following representations and warranties which the Lenders hereby make for the benefit of the Borrowers: (i) that no part of the funds to be used by the Lenders for funding any of the Loans shall constitute assets of an “employee benefit plan” within the meaning of ERISA or the assets of a “plan” as defined in Section 4975(e)(1) of the Code and (ii) that no Lender will transfer its interest herein unless the prospective transferee makes the representations and warranties set forth in this parenthetical phrase as if had originally been a party to this Agreement) hereunder will constitute a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
5.15    Environmental Matters. In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has reasonably concluded that the Company and its Subsidiaries are not in violation of any Environmental Laws in such a fashion that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or, to the knowledge of any Borrower, are the subject of any federal or state investigation evaluating whether any Remedial Action is required to be performed by the Company or any of its Subsidiaries, which non‑compliance or Remedial Action could reasonably be expected to have a Material Adverse Effect.
5.16    Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.17    Subsidiary Borrowers. Each Subsidiary Borrower is a direct or indirect Wholly Owned Restricted Subsidiary of the Company.
5.18    Insurance. The Company and its Restricted Subsidiaries maintain insurance with financially sound and reputable insurance companies (or self-insurance programs) on their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as management of the Company reasonably considers consistent with sound business practice.
5.19    Ownership of Properties. On the Execution Date, the Company and its Restricted Subsidiaries will have good title, free of all Liens (other than as permitted by Section 6.16), to all Property and assets reflected in their financial statements for such date as owned by them.
5.20    Labor Controversies. There are no labor controversies pending or, to the best of the Company’s knowledge, threatened against the Company or any Restricted Subsidiary, that could reasonably be expected to have a Material Adverse Effect.
5.21    Burdensome Obligations. The Company does not presently anticipate that future expenditures needed to meet the provisions of federal or state statutes, orders, rules or regulations will be so burdensome as to cause a Material Adverse Effect.

5.22    Patriot Act. None of the Company or its Subsidiaries is in violation, in any material respect, of any applicable law primarily relating to counter-terrorism including, without limitation, the United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act.
5.23    Anti-Corruption Laws and Sanctions. The Borrowers have implemented, maintain in effect and enforce policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions, and, subject to the matters prior to the Execution Date as described in the Press Releases, the Company, its Subsidiaries and their respective officers and employees (in their respective capacities as such) and to the knowledge of the Company, its directors and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or any of their respective officers or employees, or (b) to the knowledge of the Company, any director or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person described in clause (a) of the definition thereof (or a Person owned or controlled by any Person described in such clause (a)), or a Sanctioned Person as described in clause (b) of the definition thereof in violation in any material respect of Sanctions. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions in any material respect.
5.24    Security Documents. On and after the Acquisition Closing Date, the Security Documents are effective to create in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders a legal, valid, and enforceable (subject to applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) first priority perfected Lien (subject to Liens permitted by Section 6.16) on the Collateral as security for the relevant Obligations.
5.25    Solvency. As of the Execution Date, immediately after the consummation of the Transactions to occur on the Execution Date, as of the Replacement Facilities Effective Date, immediately after the consummation of the Transactions to occur on the Replacement Facilities Effective Date, and as of the Acquisition Closing Date, immediately after the consummation of the Transactions to occur on the Acquisition Closing Date, as applicable (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Company and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Company and its Subsidiaries taken as a whole Do Not Have Unreasonably Small Capital; and (iii) the Company and its Subsidiaries taken as a whole Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature.
For the purposes hereof, (a) the term “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Company and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (b) the term “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Company and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (c) the term “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Company and its Subsidiaries taken as a whole, as of the applicable date, after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on such applicable date), determined in accordance with GAAP consistently applied; (d) the term “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Company, (e) the term “Can Pay Their Stated Liabilities and Identified Contingent Liabilities as they mature” means that the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable; and (f) the term “Do Not Have Unreasonably Small Capital” means the Company and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans and the use of proceeds of such Loans on the applicable date) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
5.26    Business Combination Agreement; Non-Tender Documents. As of the Execution Date the Business Combination Agreement contain all of the terms material to the interest of the Lenders agreed between the Company or any of its Subsidiaries and the Target or any of its shareholders or its Subsidiaries, other than such as contained in the Non-Tender Documents (to the extent then in effect).
5.27    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
ARTICLE VI
COVENANTS
Subject to Section 17.5, on and after the earlier of the Replacement Facilities Effective Date and the Acquisition Closing Date, unless the Required Lenders shall otherwise consent in writing (provided that prior to the Domination Agreement Effective Date such covenants shall not apply to the Target or its Subsidiaries):
6.1    Financial Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for the benefit of the Lenders:

(i)    Within 90 days (or such earlier date as the Company may be required to file its applicable annual report on Form 10-K by the rules and regulations of the SEC) after the close of each of its fiscal years, an audit report (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) certified by independent certified public accountants reasonably acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements, and a statement of cash flows, and if available to the Company after the Company’s use of commercially reasonable efforts to so obtain, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.
(ii)    Within 45 days (or such earlier date as the Company may be required to file its applicable quarterly report on Form 10-Q by the rules and regulations of the SEC) after the close of each of the first three quarterly periods of each fiscal year, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated unaudited profit and loss statements and a consolidated unaudited statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by a Designated Financial Officer.
(iii)    If any Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with each delivery of financial statements under Section 6.01(i) or (ii) above, financial statements (in substantially the same form as the financial statements delivered pursuant to Section 6.01(i) or (ii) above) prepared on the basis of consolidating the accounts of the Company and its Restricted Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company or accounted for on the basis of the equity method but rather accounting for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail.
(iv)    Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit F ~~attached hereto~~as modified as described in the Sixth Amendment (a “Compliance Certificate”) signed by a Designated Financial Officer and stating (i) that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof ~~and~~, (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Company shall have used the Available Amount for any purpose during such fiscal period~~.3~~ ,(iii) that no Covenant Reset Trigger has occurred and (iv)

~~3 Pursuant to the Fifth Amendment, dated as of April 17, 2018 among the Company, the Lenders party thereto and the Administrative Agent, the form of Compliance Certificate is deemed modified so that item 4 thereof shall require the following (with the Borrowers and the Administrative Agent permitted to make such changes to the form of Schedule I thereto to account for such updated requirements and the other terms of the Fifth Amendment): “Schedule I attached hereto sets forth financial data and computations evidencing the Company's compliance with Sections 6.22 and 6.23 of the Agreement, the calculation of the Total Net Leverage Ratio (other than for purposes of~~

setting forth the calculations of the financial covenants set forth in Sections 6.22 and 6.23, after giving effect to the Sixth Amendment.
(v)    Promptly and in any event within 30 Business Days after the Company knows that any Reportable Event has occurred with respect to any Plan (or such longer period as is acceptable to the Administrative Agent), a statement, signed by a Designated Financial Officer of the Company, describing said Reportable Event and the action which the Company proposes to take with respect thereto.
(vi)    Promptly and in any event within 15 Business Days after receipt by the Company (or such longer period as is acceptable to the Administrative Agent), a copy of (a) any written notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Company, any of its Subsidiaries, or any other Person of any Hazardous Substances into the environment, and (b) any written notice alleging any violation of any Environmental Law by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vii)    Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements that the Company or any of its Restricted Subsidiaries sends to or files with any of their respective securities holders (other than the Company or another Subsidiary) or any securities exchange or the SEC pertaining to the Company or any of its Restricted Subsidiaries as the issuer of securities.
(viii)    Such other information (including non-financial information) as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.
Notwithstanding the foregoing clauses (i) and (ii) above, as to any information contained in materials furnished pursuant to clause (vii) above, the Company shall not be separately required to furnish such information under the clauses (i) or (ii) above, provided the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in the above clauses (i) and (ii) above at the times specified therein. Materials required to be delivered pursuant to any of clauses (i) through (vii), inclusive, above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet, and gives written notice thereof to the Administrative Agent; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), and the Administrative Agent shall have received written notice of such posting.

~~determining compliance with Section 6.22 of the Agreement) and calculations of the Applicable Margin, in each case as of the end of the Covered Period, all of which data and computations are true, complete and correct.”~~

6.2    Use of Proceeds.
(a)    The Company will, and will cause each Subsidiary to, (i) use the proceeds of the Advances under the Replacement Term A Facility and the Revolving Credit Facility to replace the facilities under the Existing Loan Agreement and for other general corporate purposes ~~and~~, (ii) use the proceeds of the Advances under the Delayed Draw Term A Facility for general corporate purposes and under the Term B Facility (as in effect immediately prior to the 2017 May Incremental Effective Date) for Certain Funds Purposes and under the Term B Facility (as in effect as of and after the 2017 May Incremental Effective Date) for the refinancing and other transactions set forth in the 2017 May Incremental Amendment and (iii) use the proceeds of the Advances under the Term A-1 Facility in the manner set forth in the Sixth Amendment. The Company will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock in any way in violation of Regulation T, U or X.
(b)    The Borrowers will not request any Advance or Facility Letter of Credit, and the Borrowers shall not use, and shall ensure that their respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance or Facility Letter of Credit directly or indirectly (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation in any material respect of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of Sanctions, or (C) in any manner that would result in the violation of any Sanctions by any Lender or Agent party hereto. Each Borrower will take actions designed to ensure compliance by the Borrowers, their respective Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and Sanctions in all material respects.
6.3    Notice of Default. The Company will, and will cause each Borrower and Restricted Subsidiary to, after any senior officer of any Loan Party has knowledge thereof, give prompt notice in writing to the Administrative Agent of the occurrence of (i) any Default or Unmatured Default ~~and~~, (ii) of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, or (iii) the occurrence of any Covenant Reset Trigger.
6.4    Conduct of Business. Neither the Company nor any of its Restricted Subsidiaries shall enter into any material business, either directly or through any Restricted Subsidiary, except for those businesses (a) in which the Borrower and its Restricted Subsidiaries and/or the Target and its Subsidiaries are engaged on the date of this Agreement or (b) that are reasonably related, incidental, ancillary, complementary (including related, complementary, synergistic or ancillary technologies) or similar thereto, or a reasonable extension, development or expansion thereof. The Company will, and will cause each Restricted Subsidiary to do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership, limited liability company or other organizational form in its jurisdiction of incorporation or organization, as the case may be (unless, with respect to Restricted Subsidiaries other than Subsidiary Borrowers, the failure to do so could not reasonably be expected to have a Material Adverse Effect), and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.5    Taxes. The Company will, and will cause each Restricted Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) those that are being contested in good faith by appropriate proceedings and with respect to which reserves have been set aside in accordance with GAAP or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.6    Insurance. The Company will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts (with such customary deductibles, exclusions and self-insurance) and covering such risks as is consistent with sound business practice.
6.7    Compliance with Laws. The Company will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.8    Properties; Inspection. The Company will, and will cause each Restricted Subsidiary to, do all things reasonably necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements to the extent the Company reasonably deems consistent with sound business practice. The Company will, and will cause each Restricted Subsidiary to, permit representatives of the Administrative Agent (and through the Administrative Agent, the Lenders), to reasonably inspect any of the Property of the Company and each Restricted Subsidiary, the financial or accounting records of the Company and each Restricted Subsidiary and other documents of the Company and each Restricted Subsidiary, in each case only to the extent any of the foregoing is reasonably related to the credit evaluation by the Administrative Agent and the Lenders under this Agreement, to examine and make copies of such records and documents of the Company and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable prior notice at such reasonable times and intervals as the Administrative Agent may designate.; provided that (x) other than after the occurrence and during the continuance of a Default, no more than one such inspection shall be conducted in any fiscal year and (y) only after the occurrence and during the continuance of a Default shall such inspections be at Company’s expense; provided further that all such inspection rights will be limited to the extent necessary for the Company and its Subsidiaries to comply with contractual confidentiality obligations not entered into by the Company or any of its Subsidiaries for the purpose of avoiding obligations under this Section 6.8. The Agents and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.8 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.
6.9    Collateral Matters; Further Assurances, Etc.
(a)    On and after the Acquisition Closing Date the Company will, and will cause each Restricted Subsidiary that is a Guarantor (including any Wholly Owned Domestic Restricted Subsidiaries required to enter into the Guaranty pursuant to Section 2.18), to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Company; provided, however, that notwithstanding anything in this Agreement, including this Section 6.9 (but subject to Section 6.28), no grant, preservation, protection or perfection of the Liens created or intended to be created by the Security Documents shall be required to occur prior to or as a condition to funding on the Acquisition Closing Date.
(b)    On and after the Acquisition Closing Date, with respect to any property (other than Excluded Assets) of the Company or any Guarantors as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent.
(c)    On and after the Acquisition Closing Date, with respect to the Applicable Property and any other any fee interest in any real property (together with improvements thereof) having a fair market value in the reasonable judgment of the Company of at least $10.0 million, except to the extent constituting Excluded Assets, within 90 days after the Acquisition Closing Date (in the case of the Applicable Property or other applicable property owned as of the Acquisition Closing Date) or 90 days after acquisition thereof or joinder of the applicable Guarantor owning such property (or in each case such later date as agreed by the Administrative Agent), (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount equal to the fair market value referred to above (but in no event less that the purchase price of such real property), or such other amount as shall be reasonably specified by the Administrative Agent), which title insurance shall contain such endorsements and affirmative coverage as may be reasonably requested by the Administrative Agent and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, a current ALTA survey of such real property, together with a surveyor’s certificate~~,~~ and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions of local counsel and counsel in the jurisdiction where the relevant Guarantor is organized relating to such matters as may be reasonably requested by the Administrative Agent, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent ~~and (v) if the Company or the Administrative Agent is in receipt of a standard flood hazard determination that shows that a property to be subject to a Mortgage is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the Company shall (prior to the delivery of a counterpart to the Mortgage for such property) deliver to the Administrative Agent~~

~~evidence of such flood insurance as may be required under applicable law or regulations, including the Flood Insurance Regulations, and in any event in form, substance and amount reasonably satisfactory to the Administrative Agent.~~.
(d)    On and after the Acquisition Closing Date, with respect to any Subsidiary created or acquired by the Company or any of its Guarantors, except to the extent constituting Excluded Assets, within 45 days thereof (or such later date as agreed by the Administrative Agent) (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any Guarantor, and (ii) if such Capital Stock is certificated, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Guarantor, as applicable (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any Excluded Subsidiary (as defined in any of clauses (i) through (iv) of the definition thereof) be required to be so pledged to secure any Obligations).
(e)    Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Loan Party shall be required, except to the extent required by the definition of “Covenant Reset Trigger”, to (a) obtain any control agreements or take any other steps requiring perfection by “control” (except to the extent perfected through the filing of a UCC financing statement or delivery of stock certificates/pledged notes and powers/allonges) or (b) take any action under the law of any non-United States jurisdiction to create or perfect a security interest in any assets, including any intellectual property registered in any non-United States jurisdiction (and no security agreement or pledge agreements governed under the laws of any non-United States jurisdiction shall be required).
(f)    MIRE Events. Each of the parties hereto acknowledges and agrees that, if there are any Mortgages, any increase, extension or renewal of any of the Commitments or Loans (including the provision of any Incremental Facility or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of Advances, (ii) the making of any Revolving Credit Loans or (iii) the issuance, renewal or extension of Letters of Credit) may at the discretion of the Designated Lender be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgages as required by Flood Insurance Regulations and as otherwise reasonably required by the Administrative Agent or Designated Lender and (2) the Administrative Agent having received written confirmation from the Designated Lender (if any), flood insurance due diligence and flood insurance compliance has been completed thereby (such written confirmation not to be unreasonably withheld, conditioned or delayed).
(g)    Flood Insurance. With respect to each Mortgage that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance has been made available under Flood Insurance Regulations, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgage of the Loan Party ceases to be financially sound and reputable after the Sixth

Amendment Effective Date, in which case, the Company shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Designated Lender may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent or the Designated Lender, will deliver to the Administrative Agent or such Designated Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Designated Lender, including, without limitation, evidence of annual renewals of such insurance.
(h)    Pledges of Mortgaged Property. Notwithstanding the foregoing or anything herein to the contrary, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by the Company or any other Loan Party after the Sixth Amendment Effective Date until (1) the date that occurs 30 days after the Administrative Agent has delivered to the Designated Lender (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Company (or applicable Loan Party) of that fact and (if applicable) notification to the Company (or applicable Loan Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Company (or applicable Loan Party) of such notice; and (iii) if such notice is required to be provided to the Company (or applicable Loan Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Administrative Agent shall have received written confirmation from the Designated Lender that flood insurance due diligence and flood insurance compliance has been completed by the Designated Lender (such written confirmation not to be unreasonably conditioned, withheld or delayed).
6.10    Maintenance of Ratings. The Company will use commercially reasonable efforts to cause to be maintained at all times (a)(i) a corporate family rating, in the case of Moody’s or (ii) an issuer credit rating, in the case of S&P, for the Company and (b) credit ratings for the Credit Facilities from Moody’s and S&P, but in the case of clauses (a) and (b), for the avoidance of doubt, not any specific rating.
6.11    [Reserved].
6.12    Guaranties. The Company will cause each applicable Wholly Owned Domestic Restricted Subsidiary of the Company to guarantee the Obligations pursuant to a Guaranty to the extent required by Section 2.18.
6.13    Merger; Consolidations; Fundamental Changes. The Company will not, nor will it permit any Restricted Subsidiary to, merge or consolidate with or into any other Person; provided that, so long as no Default or Unmatured Default shall have occurred and be continuing or would result therefrom on a Pro Forma Basis, the Company may merge or consolidate with any other corporation and each Restricted Subsidiary may merge or consolidate with any other Person, provided, further, that (i) in the case of any such merger or consolidation involving the Company, the Company is the surviving corporation and continues to be organized in the United States, (ii) in the case of any such merger or consolidation involving a Subsidiary Borrower that does not survive such merger or consolidation, the surviving Person assumes all of such Borrower’s obligations under the Loan Documents and, if not already the Company or a Subsidiary Borrower, becomes a Subsidiary Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent, (iii) in the case of any such merger or consolidation involving a Guarantor that does not survive such merger or consolidation, the surviving Person assumes all of such Guarantor’s obligations under the Loan Documents and, if not already the Company or a Guarantor, becomes a Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent and (iv) any Disposition of a Subsidiary (other than a Borrower) otherwise permitted under Section 6.14. It is understood that in connection with a Limited Condition Acquisition otherwise permitted hereunder, the Company may elect to test the no Default or Unmatured Default requirement set forth above on the date the definitive documentation with respect to such Limited Condition Acquisition is entered into and not on the date such transaction is consummated.
The Company will not, nor will it permit any Restricted Subsidiary to, liquidate or dissolve, provided that a Restricted Subsidiary (other than a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the interest of the Company and is not materially disadvantageous to the Lenders (it being agreed that Guarantor that liquidates or dissolves shall transfer any of its assets to the Company or another Guarantor, unless otherwise permitted pursuant to Section 6.15).
For the avoidance of doubt, this Section 6.13 shall permit the Acquisition (and subsequent acquisitions of any Target Shares by the Company or its applicable Restricted Subsidiaries) pursuant to the Acquisition Documentation.
6.14    Sale of Assets. The Company will not, nor will it permit any Restricted Subsidiary to, Dispose of its Property, to any other Person (other than to the Company or a Guarantor or between Restricted Subsidiaries that are not Guarantors), except:
(i)    Sales and leases of inventory in the ordinary course of business;
(ii)    Dispositions of assets that are obsolete, damaged, worn out or surplus, in each case in the ordinary course of business;
(iii)    Dispositions of machinery, equipment or other fixed assets to the extent that (A) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days or (B) the proceeds of such Disposition are applied to the purchase price of replacement assets within 180 days;
(iv)    Dispositions of cash, Cash Equivalents and the like in the ordinary course of business or in connection with cash management activities;
(v)    Discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof;

(vi)    Dispositions resulting from any taking or condemnation of any property of the Company or any Restricted Subsidiary by any Governmental Authority or any assets subject to a casualty;
(vii)    (x) The lease or sublease of real property in the ordinary course of business and not constituting a sale and leaseback and (y) the sale and leaseback of real property provided any Indebtedness arising from such sale and leaseback is not prohibited hereunder;
(viii)    Assignments and licenses of intellectual property of the Company and its Restricted Subsidiaries in the ordinary course of business;
(ix)    Sales of accounts receivable (and rights and property ancillary thereto) pursuant to, and in accordance with the terms of, a Permitted Securitization;
(x)    Sales, assignments or other transfers of accounts or lease receivables (and rights and property ancillary thereto) (i) pursuant to, and in accordance with, the terms of a Permitted Factoring that is part of an ongoing factoring or similar program, or (ii) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;
(xi)    Dispositions constituting Investments permitted by Section 6.15 and Dispositions constituting Restricted Payments permitted by Section 6.25;
(xii)    Disposition of any property, interests or assets (i) to any Domestic Loan Party and (ii) by any Restricted Subsidiary that is not a Guarantor to any other Restricted Subsidiary that is not a Guarantor;
(xiii)    the Company or any Restricted Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a similar business between the Company or any of its Restricted Subsidiaries and another person to the extent that the assets received by the Company or its Restricted Subsidiaries are of equivalent or greater fair market value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (xiii) constituted Collateral, the assets received by the Company or its applicable Restricted Subsidiary shall also constitute Collateral;
(xiv)    Dispositions of treasury stock of the Company to Restricted Subsidiaries for use as consideration for acquisitions permitted under Section 6.15;
(xv)    That certain sale of the Company’s North America based e-security business announced prior to the Execution Date;
(xvi)    Other Dispositions of Property that, together with all other Property of the Company and its Restricted Subsidiaries previously Disposed of in reliance upon this clause (xvi) during the twelve-month period ending with the most recent month prior to the month in which any such Disposition occurs for which financial statements of the Company have been delivered pursuant to Section 6.1(i) or (ii), did not constitute a

Substantial Portion of the Property of the Company and its Restricted Subsidiaries as of the end of such most recent prior month;
(xvii)    Sale and/or transfers of joint venture equity interests and assets to facilitate that certain contemplated joint venture transaction disclosed to the Arrangers prior to the Execution Date; and
(xviii)    Dispositions of Target Shares to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries).
Notwithstanding anything in this Section 6.14 to the contrary, no such Dispositions of property may be made (other than pursuant to clause (i) above) if any Default or, in the case of clauses (ix) and (xvi), Unmatured Default has occurred and is continuing.
6.15    Investments and Acquisitions. The Company will not, nor will it permit any Restricted Subsidiary to, make any Investments or to make any Future Acquisition of any Person, except:
(i)    Investments in cash and Cash Equivalents;
(ii)    Investments in the Company and the Guarantors;
(iii)    (a) Investments in existence on the Effective Date and (b) so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, Investments in an SPC in connection with a Permitted Securitization and in an aggregate outstanding amount for this clause (b) not to exceed (x) 10% of the aggregate principal amount of Indebtedness permitted to be incurred in respect of Permitted Securitizations plus (y) the aggregate amount of accounts and notes receivables and related rights and property transferred to an SPC in connection with Permitted Securitizations plus (z) the aggregate amount of capital contributions and loans made or deemed made by the transferor to the SPC in respect of a portion of the purchase price for such transferred assets not paid in cash;
(iv)    Investments by Foreign Subsidiaries that are not Foreign Subsidiary Borrowers in other Foreign Subsidiaries that are Restricted Subsidiaries;
(v)    the Company and its Restricted Subsidiaries may make intercompany loans between and among one another (including through cash pooling arrangements) (collectively, “Intercompany Loans”); provided that at no one time shall the aggregate outstanding principal amount of all net Intercompany Loans made in reliance on this clause (v) by Loan Parties to External Subsidiaries or by Domestic Loan Parties to Foreign Loan Parties, exceed the Dollar Equivalent Amount of $75,000,000 (determined without regard to any write-downs or write-offs of such Intercompany Loans) and no Intercompany Loan shall be permitted under this clause (v) if a Default or Unmatured Default has occurred and is continuing or would be caused thereby;

(vi)    Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;
(vii)    Investments received in settlement of amounts due to the Company or any Restricted Subsidiary effected in the ordinary course of business.;
(viii)    so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, other Investments provided that the aggregate amount of such Investments made (net of any return in cash (including via book entry) of the principal amount thereof) in any consecutive four fiscal quarter period does not exceed 10% of Total Tangible Assets as of the beginning of such period, as set forth on the consolidated balance sheet of the Company included in the financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) for the most recently ended fiscal quarter (or fiscal year if such fiscal quarter is the fourth fiscal quarter of the Company’s fiscal year) prior to such period;
(ix)    so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, any (1) Future Acquisition or (2) Investments in or by Restricted Subsidiaries to effect the acquisition or redemption of Equity Interests of AEVI International GmbH by the Company and/or its Restricted Subsidiaries from the minority owners of such joint venture, so long as, in each case, (A) in the case of the acquisition of Persons that do not become Guarantors or acquired property or assets that is not acquired by the Company or a Guarantor the aggregate amount of consideration in respect of such Persons that do not become Guarantors or acquired property or assets that is not acquired by the Company or a Guarantor (including without limitation any payments in cash, Capital Stock or other consideration, any direct or deferred payments (to the extent such deferred payments should be shown as a liability on a balance sheet of the Company and its Restricted Subsidiaries in accordance with GAAP) and the amount of any Indebtedness (other than Letters of Credit incurred in the ordinary course of business) assumed pursuant to such Future Acquisition) paid or payable by the Company or any Restricted Subsidiary in connection with any such Future Acquisition and any Investments described in clause (2) above, to the extent pursuant to this clause (ix) does not exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii), (B) such Future Acquisition and any Investment described in clause (2) above, in each case, is not a Hostile Acquisition and (C) on a Pro Forma Basis after giving effect to such Investment and any Investments described in clause (2) above, as applicable, the Company is in compliance with the financial covenants set forth in Sections 6.22 and 6.23, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) or (ii). Any Investments acquired in connection with such permitted Future Acquisition shall be permitted, provided that such Investments were not made in connection with the anticipation of such Future Acquisition;
(x)    so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, Investments to the extent that on a Pro Forma Basis immediately after giving effect to such Investment, the Company’s Total Net Leverage Ratio is less than or equal to the Total Net Leverage Ratio applicable as of such date as set forth in Section 6.22 less 0.25 to 1.00 (provided that if such ratio under Section 6.22 is 4.00 to 1.00 or less no such reduction of 0.25 to 1.00 shall be made), recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) and (ii);~~4~~
(xi)    so long as no Default or Unmatured Default has occurred and is continuing or would be caused thereby, on and after the Acquisition Closing Date, Investments consisting of loans on arms-length terms, or terms more favorable to the Company and its Restricted Subsidiaries other than the Target (in each case as determined in good faith judgment of the Company) to the Target and/or its Subsidiaries (and Investments in the form of intermediate intercompany loans to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries) to finance the same), provided that such outstanding Investments to the Target and its Subsidiaries shall not in the aggregate (without duplication) exceed €500,000,000 at any one time;
(xii)    the Acquisition pursuant to the Acquisition Documentation and any subsequent acquisitions of Target Shares (including any Investments in connection therewith to permit the Company or its Restricted Subsidiaries to consummate the Transactions as contemplated by the Acquisition Documentation or subsequently cause the Target to become a Wholly Owned Subsidiary of the Company, including investments in the form of the contribution of Target Shares to Wholly Owned Restricted Subsidiaries (other than the Target and its Subsidiaries));
(xiii)    Receivables owing to the Company and extensions of trade credit in the ordinary course of business;
(xiv)    Investments held by Target in the case of the Acquisition or a Person acquired in a Future Acquisition in each case to the extent that such Investments were not made in contemplation of or in connection with such acquisition and were in existence on the date of such acquisition;
(xv)    Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(xvi)    any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Restricted Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Future Acquisitions permitted hereunder and not yet consummated;

~~4 Pursuant to the Fifth Amendment, references herein to Section 6.22 (and the Total Net Leverage Ratio as used herein) shall be deemed to reference such terms as they existed under this Agreement, unmodified by the Fifth Amendment.~~

(xvii)    prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
(xviii)    So long as no Default or Unmatured Default has occurred and is continuing, Investments in an aggregate amount not to exceed the unused Available Amount; and
(xix)    to the extent constituting Investments, transactions to facilitate that certain contemplated joint venture transaction disclosed to the Arrangers prior to the Execution Date.
Notwithstanding the foregoing, at the option of the Company by written notice to the Administrative Agent, any Investment that is or is in connection with a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and any applicable financial ratio tests and no Default or Unmatured Default tests shall be tested in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any Investment, and to all transactions in connection therewith. In the event such election is made, any further transactions undertaken in reliance on complying with a particular financial ratio after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence, such financial ratio test must be satisfied both (i) assuming such Limited Condition Acquisition has occurred, on a Pro Forma Basis and (ii) without giving effect to such Limited Condition Acquisition or any Investment, incurrence of Indebtedness or the other transactions in connection therewith.
Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 6.15 may be made through intermediate Investments in Restricted Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.
For purposes of determining compliance with this Section 6.15, if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 6.15, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Investment (or any portion thereof) in any manner that complies with this Section 6.15 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

6.16    Liens. The Company will not, nor will it permit any Restricted Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Restricted Subsidiaries, except:
(i)    (a) Permitted Encumbrances, (b) Liens, if any, created under the Loan Documents (including Liens created under the Security Documents securing Obligations) and (c) on and after the Acquisition Closing Date, if the Replacement Facilities Effective Date has not occurred and the Existing Loan Agreement (or backstop facilities in replacement thereof) remains outstanding pursuant to Section 6.18(i)(c), Liens on the Collateral securing obligations in respect of such Indebtedness outstanding pursuant to Section 6.18(i)(c) to the extent the holders thereof (or a representative thereof) have entered into an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (and the Lenders hereby authorize the Administrative Agent to negotiate and enter into any such documentation);
(ii)    Liens existing on the date hereof and described on Schedule 6.16, but not including any subsequent increase in the principal amount secured thereby;
(iii)    Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses or in clause (viii) or (ix) below, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured prior to such extension, renewal or replacement (plus accrued interest, fees and expenses in connection with such extension, renewal or replacement) and that such extension, renewal or replacement Lien shall be limited to all or a part of the assets that secured the Lien so extended, renewed or replaced (plus improvements and construction on such property);
(iv)    Liens upon assets of an SPC granted in connection with a Permitted Securitization permitted hereunder and customary backup Liens granted by the transferor in accounts receivable and related rights and property transferred to an SPC;
(v)    Liens arising out of or related to the rights of buyers of accounts under any Permitted Factoring or Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt permitted hereunder;
(vi)    Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction, provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Restricted Subsidiaries;
(vii)    Liens customary in the banking industry constituting a right of set-off, revocation, refund or chargeback under a customary deposit agreement or under the Uniform Commercial Code of a bank or other financial institution (or similar Liens of non-

U.S. financial institutions) incurred in the ordinary course of business where deposits are maintained by the Company or any Restricted Subsidiary;
(viii)    Liens on property and assets of the Target and its Restricted Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation;
(ix)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;
(x)    Liens on assets and property of Foreign Subsidiaries securing Indebtedness and other obligations of such Foreign Subsidiaries in an aggregate outstanding amount not to exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) at any one time;
(xi)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by 6.18(xix), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Restricted Subsidiary;
(xii)    Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;
(xiii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(xiv)    Liens on cash or Investments permitted by Section 6.15 securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable law;
(xv)    Liens in favor of a Domestic Loan Party;
(xvi)    Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;
(xvii)    Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Restricted Subsidiaries to a seller after the consummation of a Future Acquisition;
(xviii)    Liens not otherwise permitted by the foregoing provisions of this Section 6.16, provided that (1) the aggregate outstanding amount secured by all such Liens shall not at any time exceed the greater of $200,000,000 and 5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii), (2) such Liens (x) do not secure the Senior Notes or New Senior Unsecured Notes and (y) do not secure Indebtedness outstanding pursuant to Section 6.18(i)(c) (or any Permitted Refinancing Indebtedness in respect thereof), (3) at the time of such incurrence and immediately after giving effect thereto, no Default or Unmatured Default shall have occurred or be continuing and (4) to the extent any Liens on the Collateral outstanding under this clause (xviii) secure any Indebtedness for borrowed money, if requested by the Administrative Agent, the Company, the applicable Loan Parties and the Administrative Agent shall enter into an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent providing for such Indebtedness to be secured with the applicable Obligations on, at the Company’s option, a pari passu or junior basis to the Liens securing such Obligations (and the Lenders hereby authorize the Administrative Agent to negotiate and enter into any such documentation); and
(xix)    On and after the Acquisition Closing Date, Liens on the Collateral securing obligations in respect of any Bi-lateral LC/WC Agreement outstanding pursuant to Section 6.18(xxii) to the extent that, if requested by the Administrative Agent and if such Bi-lateral LC/WC Agreement does not already constitute Obligations, the holders thereof (or a representative thereof) have entered into an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (and the Lenders hereby authorize the Administrative Agent to negotiate and enter into any such documentation).
For purposes of determining compliance with this Section 6.16, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 6.16, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such Lien (or any portion thereof) in any manner that complies with this Section 6.16 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
6.17    Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate unless such transaction, payment or transfer is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Company and/or such Restricted Subsidiary, (c) solely between or among the Company and the other Guarantors, or solely among non-Borrower, non-Guarantor Subsidiaries, (d) upon fair and reasonable terms (taken as a whole) not materially less favorable to the Company or such Restricted Subsidiary than the Company or such Restricted Subsidiary would obtain in a comparable arms-length transaction, (e) a Restricted Payment permitted by Section 6.25, (f) an Investment permitted by Section 6.15, or (g)(x) with the Target and/or its Subsidiaries in connection with the consummation of the Transactions as contemplated by the Acquisition Documents or in accordance with the terms of a Domination Agreement or (y) any transactions existing at or with the Target or its Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation.
6.18    Indebtedness. The Company will not, and will not permit any Restricted Subsidiary, to create, incur or suffer to exist any Indebtedness, except:
(i)    (a) The Loans, the Facility Letters of Credit, the other Obligations under the Loan Documents, (b) Indebtedness of the Company in respect of the New Senior Unsecured Notes; provided that the aggregate principal amount of Indebtedness at any time outstanding under clause (b) shall not exceed $500,000,000 and (c) if the Replacement Facilities Effective Date has not occurred and the Existing Loan Agreement (or backstop facilities in replacement thereof) remains outstanding, Indebtedness thereunder in an aggregate principal amount not to exceed $750,000,000 (it being understood that to the extent the Replacement Facilities are outstanding, such Indebtedness under this clause (c) shall not be outstanding at the same time);
(ii)    Indebtedness of the Company and its Restricted Subsidiaries existing as of the Execution Date and set forth on Schedule 6.18 and additional Indebtedness consisting of working capital facilities, letter of credit facilities, bank guarantee facilities or similar facilities; provided that Indebtedness outstanding in reliance on this clause (ii) shall not in the aggregate exceed $50,000,000;
(iii)    Indebtedness consisting of avals by any of the Company or its Restricted Subsidiaries for the benefit of, and with respect to obligations which are not classified as Indebtedness of, any of the Company or its Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;
(iv)    Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof (other than the Target and its Restricted Subsidiaries); provided that such Indebtedness existed at the time such Person becomes a Restricted Subsidiary and was not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, and the aggregate principal amount of Indebtedness permitted by this Section 6.18(iv) shall not exceed $25,000,000 at any time outstanding;
(v)    Any Permitted Refinancing Indebtedness in respect of any Indebtedness referred to in clauses (i)(b), (i)(c) (to the extent such Permitted Refinancing Indebtedness otherwise complies with the requirements set forth in clause (i)(c) (it being understood such amount may be increased in compliance with the definition of Permitted Refinancing Indebtedness)), (ii), (iii) or (iv) above;
(vi)    Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;
(vii)    Receivables Indebtedness (excluding any intercompany Indebtedness among the Company and its Restricted Subsidiaries) permitted under Section 6.24;
(viii)    Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection any acquisition or Disposition otherwise permitted under this Agreement;
(ix)    Integrated Service Contract Debt in an aggregate amount outstanding at any one time not to exceed $100,000,000;
(x)    Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto;
(xi)    Indebtedness in respect of performance, surety, customs and appeal bonds, or any indemnity agreement related thereto, arising in the ordinary course of business;
(xii)    Other Indebtedness of the Company and the Guarantors; provided that, at the time of the creation, incurrence or assumption of such other Indebtedness and after giving effect thereto, the aggregate amount of all such other Indebtedness does not exceed an amount equal to the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii);

(xiii)    Guarantee Obligations in respect of Indebtedness permitted under this Section 6.18; provided that (i) if any Indebtedness that is Guaranteed is subordinated to the Obligations then any Guarantee Obligations in respect of such Indebtedness shall be subordinated to the Obligations of the applicable Loan Party to the same extent and on terms not materially less favorable to the Lenders as the Indebtedness so Guaranteed is subordinated to the Obligations, and (ii) no such permitted Indebtedness in respect of the Senior Notes, New Senior Unsecured Notes and/or the Existing Loan Agreement (or backstop facilities in replacement thereof) (or in each case any Permitted Refinancing Indebtedness thereof) shall be Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary has Guaranteed the applicable Obligations pursuant to a Guaranty and (iii) such Guarantee Obligations shall be incurred in compliance with Section 6.15;
(xiv)    Intercompany Indebtedness among the Company and its Restricted Subsidiaries in connection with effectuating the Transactions;
(xv)    Indebtedness in respect of Hedging Agreements permitted by Section 6.21;
(xvi)    Indebtedness among the Company and its Subsidiaries (including between or among Subsidiaries); provided that, (a) any such Indebtedness owing by any Loan Party to any Subsidiary other than a Domestic Loan Party shall be unsecured;
(xvii)    So long as no Default or Unmatured Default shall have occurred and be continuing, Indebtedness of the Company and the Guarantors if on a Pro Forma Basis after giving effect to the incurrence or assumption of such Indebtedness the Company’s Total Net Leverage Ratio is less than or equal to the Total Net Leverage
Ratio applicable as of such date as set forth in Section 6.22 less 0.25 to 1.00 (provided that if such ratio under Section 6.22 is 4.00 to 1.00 or less no such reduction of 0.25 to 1.0 shall be made), recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available under 6.1(i) and (ii);~~5~~
(xviii)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed the greater of $100,000,000 and 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) outstanding at any time;
(xix)    Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (and not in contemplation thereof), and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days

~~5 Pursuant to the Fifth Amendment, references herein to Section 6.22 (and the Total Net Leverage Ratio as used herein) shall be deemed to reference such terms as they existed under this Agreement, unmodified by the Fifth Amendment.~~

after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $20,000,000 at any time outstanding;
(xx)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
(xxi)    Indebtedness of the Target and its Restricted Subsidiaries permitted to survive the Acquisition or be incurred thereafter and prior to the Domination Agreement Effective Date under the terms of the Acquisition Documentation (and any Permitted Refinancing Indebtedness in respect thereof) not secured by assets of the Company or its Restricted Subsidiaries (other than the Target and its Subsidiaries) or guaranteed by the Company or its Restricted Subsidiaries (other than the Target and its Subsidiaries);
(xxii)    Indebtedness consisting of Bi-lateral LC/WC Agreements in an aggregate maximum principal exposure amount at any one time up to $300,000,000 (it being agreed the maximum principal exposure amount in respect of Bi-lateral LC/WC Agreements constituting revolving loan credit facilities outstanding at any one time shall not exceed $50,000,000 (in each case, such cap limitations to be calculated exclusive of any bank guarantee or the like issued in connection with a squeeze-out of any minority shareholders of the Target (i) in accordance with Sec. 327b(3) of the German Stock Corporation Act (Aktiengesetz), (ii) in accordance with Sec. 62 of the German Transformation Act (Umwandlungsgesetz) in conjunction with 327b(3) of the German Stock Corporation Act (Aktiengesetz) ~~or~~, (iii) in relation to a squeeze-out pursuant to 39a and 39b of the German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz)) or (iv) a delisting offer pursuant to 39(2) of the German Stock Exchange Act (Börsengesetz) or similar corporate restructurings); and
(xxiii)    Intercompany Indebtedness representing consideration for any intercompany Disposition permitted by Section 6.14(xviii).
The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Equity Interests in the form of additional shares of Disqualified Equity Interests, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.18. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 6.18, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 6.18, the Company may, in its sole discretion, classify or divide (and reclassify and redivide) such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.18 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.18.
6.19    Negative Pledge Clauses. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) restrictions and conditions in this Agreement, the other Loan Documents, any Indebtedness permitted by Section 6.18(i) or (iv), any documentation governing the Senior Notes, any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred or outstanding pursuant to Section 6.18 to the extent such agreements contain applicable Lien restrictions, in the good faith determination of the Company, not materially less favorable to the Lenders than those contained in customary documentation governing similar Indebtedness in the market at the time of such incurrence, and any Permitted Refinancing Indebtedness in respect thereof, (b) customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.14 pending the consummation of such Dispositions, (c) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon, (d) customary provisions in leases and other contracts restricting the assignment, subletting or other transfer thereof (including the granting of any Lien), (e) restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business, (f) restrictions and conditions binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Execution Date or assets owned by any Restricted Subsidiary on the Execution Date), so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired, (g) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements and other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (h) any instrument governing Indebtedness assumed in connection with the Acquisition (to the extent permitted to survive the Acquisition pursuant to the Acquisition Documentation), (i) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements, conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Restricted Subsidiary are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions) or (j) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a material adverse effect on the ability of any Borrower to satisfy its Obligations hereunder.
6.20    Limitation on Restrictions on Subsidiary Distributions. The Company will not, and will not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i) pay dividends or make any other distributions in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (ii) make loans or advances to or Investments in any Loan Party or (iii) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (a) restrictions and conditions existing under the Loan Documents, any other Indebtedness permitted by Section 6.18(i) or (iv), the Senior Notes, any credit agreements, indentures or similar agreements governing Indebtedness permitted to be incurred pursuant to Section 6.18 to the extent such agreements’ applicable restrictions will not materially impair the Company’s ability to make principal or interest payment on the Loans, and any Permitted Refinancing Indebtedness in respect thereof, (b) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (c) any restrictions with respect to assets encumbered by a Lien permitted by Section 6.16 so long as such restriction applies only to the assets encumbered by such permitted Lien, (d) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries, (e) customary restrictions in connection with Permitted Securitizations, (f) applicable Requirements of Law, (g) customary restrictions and conditions contained in any agreement relating to the Disposition of any property not prohibited by Section 6.14 pending the consummation of such Disposition, (h) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Restricted Subsidiary of the Company, (i) any instrument governing Indebtedness assumed in connection with the Acquisition or any permitted Future Acquisition and permitted pursuant to Section 6.18, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; or (j) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (b), (h) or (i) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing; provided, further, that this Section 6.20 shall not apply to encumbrances or restrictions (x) arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices or (y) in agreements governing any Indebtedness permitted pursuant to Section 6.18(xix) otherwise permitted hereby and covering only those assets financed by such Indebtedness.
6.21    Hedging Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into or remain a party to any Hedging Agreement for purposes of financial speculation.

6.22    Total Net Leverage Ratio
(a)    Commencing on the last day of the first full fiscal quarter of the Company ending on or after June 30, 2018, the Company shall not permit the Total Net Leverage Ratio to exceed the level set forth below for the applicable period as of the last day of such fiscal quarter of the Company:

Period Ended	Total Net Leverage Ratio
June 30, 2018 - March 31, 2020	7.00:1.00
June 30, 2020 - September 30, 2020	6.50:1.00
December 31, 2020 - March 31, 2021	6.25:1.00
June 30, 2021 - September 30, 2021	6.00:1.00
December 31, 2021 and thereafter	5.75:1.00
~~6.22Total Net Leverage Ratio. Commencing on the last day of the first full fiscal quarter of the Company ending after the Execution Date, the Company shall not permit the Total Net Leverage Ratio to exceed (a) 4.50 to 1.00 as of the last day of any fiscal quarter of the Company ending prior to December 31, 2017, (b) 4.25 to 1.00 as of the last day of the fiscal quarters of the Company ending December 31, 2017 and March 31, 2018, (c) 4.75 to 1.00 as of the last day of the fiscal quarters of the Company ending June 30, 2018 and September 30, 2018, (d) 4.50 to 1.00 as of the last day of any fiscal quarter of the Company ending on or after December 31, 2018 but prior to December 31, 2019 or (e) 4.25 to 1.00 as of the last day of any fiscal quarter of the Company ending on or after December 31, 2019.~~
(b)    Upon the occurrence of a Covenant Reset Trigger (other than a Ranking Protection Trigger), the maximum Total Net Leverage Ratio level under this Section 6.22 shall automatically revert to the Pre-Amendment Covenant Ratio.
(c)    Upon the occurrence of a Covenant Reset Trigger pursuant to clause (xxii) of the definition thereof (“Ranking Protection Trigger”), the maximum Total Net Leverage Ratio level shall automatically reset to a level that is 3.00 to 1.00 below the Pre-Amendment Covenant Ratio (so for clarity, if the applicable Pre-Amendment Covenant Ratio is 4.75 to 1.00, it would be 1.75 to 1.00 upon a Ranking Protection Trigger).
(d)    Upon the occurrence of a Covenant Reset Trigger, (i) compliance with this Section 6.22 shall be tested on the date on which such Covenant Reset Trigger occurs, based on the financial statements most recently delivered pursuant to Section 6.1(i) or (ii) and the covenant level applicable to such completed fiscal quarter and calculated on a Pro Forma Basis, and on the last day of each fiscal quarter of the Company ended thereafter, and (ii) the Borrower shall promptly cause a Compliance Certificate to be delivered to the Administrative Agent setting forth the calculation of the financial covenant set forth in this Section 6.22.
6.23    Interest Coverage Ratio. (a) Commencing on the last day of the first full fiscal quarter of the Company ending on or after ~~the Execution Date~~June 30, 2018, the Company shall not permit the Interest Coverage Ratio to be less than ~~3.0 to 1.0~~the level set forth below for the applicable period as of the last day of ~~any~~such fiscal quarter of the Company~~.~~:

Period Ended	Consolidated Interest Coverage Ratio
June 30, 2018 - September 30, 2020	1.375:1.00
December 31, 2020 - September 30, 2021	1.50:1.00
December 31, 2021 - thereafter	1.625:1.00
(b)    Upon the occurrence of a Covenant Reset Trigger (other than a Ranking Protection Trigger), the minimum Interest Coverage Ratio level under this Section 6.23 shall automatically revert to the Pre-Amendment Covenant Ratio.
(c)    Upon the occurrence of a Ranking Protection Trigger, the minimum Interest Coverage Ratio shall automatically revert to 6.00:1.00.
(d)    Upon the occurrence of a Covenant Reset Trigger, (i) compliance with this Section 6.23 shall be tested on the date on which such Covenant Reset Trigger occurs, based on the financial statements most recently delivered pursuant to Section 6.1(i) or (ii) and the covenant level applicable to such completed fiscal quarter and calculated on a Pro Forma Basis, and on the last day of each fiscal quarter of the Company ended thereafter, and (ii) the Borrower shall promptly cause a Compliance Certificate to be delivered to the Administrative Agent setting forth the calculation of the financial covenant set forth in this Section 6.23.
6.24    Receivables Indebtedness. The Company and its Restricted Subsidiaries shall not permit the aggregate outstanding amount of Receivables Indebtedness and, without duplication, aggregate outstanding amount of any Permitted Factoring in each case to the extent recourse to the Company or any Domestic Restricted Subsidiary, at any one time to exceed the Dollar Equivalent Amount of $100,000,000.
6.25    Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:
(a)    any Restricted Subsidiary may make Restricted Payments to the Company, any Wholly Owned Restricted Subsidiary or on account of its Capital Stock ratably to the holders thereof (or more favorably with respect to the Loan Parties or any other Wholly Owned Restricted Subsidiary);
(b)    Restricted Payments may be made as required pursuant to the terms of the Domination Agreement;
(c)    the Company may make payments in cash in lieu of the issuance of fractional shares or may repurchase partial interests in its Capital Stock for nominal amounts which are required to be repurchased in connection with the exercise of stock options or warrants to permit the issuance of only whole shares of Capital Stock;

(d)    Restricted Payments shall be permitted to consummate the Transactions as contemplated by the Acquisition Documents and any subsequent acquisitions of Target Shares;
(e)    the Company may repurchase its Capital Stock upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Capital Stock;
(f)    the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of its Restricted Subsidiaries (or the estate, heirs, family members or former family members of any of the foregoing) (collectively, “Covered Persons”); provided that (A) at the time of any such repurchase, retirement or other acquisition or retirement for value no Unmatured Default or Default exists or would result, (B) the aggregate amount of Restricted Payments made under this clause (f) in any fiscal year does not exceed (x) $5.0 million (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from each of the immediately preceding two fiscal years (but not fiscal years ended prior to the Effective Date) which was not expended by the Company for Restricted Payments in such fiscal years (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal years shall be deemed to have been utilized first by any Restricted Payments made under this clause (f) in such fiscal year) plus (z) the net cash proceeds of any “key-man” life insurance policies of the Company or any of its Restricted Subsidiaries that have not been used to make any repurchases, retirements or acquisitions under this clause (f); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from Covered Persons in connection with a repurchase of such securities of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.25;
(g)    provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments may be made in an aggregate amount not to exceed the greater of $100,000,000 or 2.5% of Total Tangible Assets as shown on or determined in accordance with the most recent financial statements of the Company delivered pursuant to Section 6.1(i) or (ii) (with such amount reduced by the amount of any payments, prepayments, repurchases or redemptions of or other optional or voluntarily defeasements pursuant to Section 6.26(b));
(h)    provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments constituting a quarterly cash dividend to the shareholders of the Company shall be permitted in an amount not to exceed $30,000,000 per quarter; provided that such amount shall automatically be modified to be 12.5 cents per share of common equity of the Company (for the avoidance of doubt, without taking into account any share splits or comparable transactions with similar effect) per quarter upon the occurrence of the Acquisition Closing Date;
(i)    provided no Unmatured Default or Default has occurred and is continuing, Restricted Payments shall be permitted to the extent the Company’s Total Net Leverage Ratio on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 2.50 to 1.00;

(j)    provided no Unmatured Default or Default has occurred and is continuing and the Company’s Total Net Leverage Ratio on a Pro Forma Basis after giving effect to such Restricted Payment is less than or equal to 3.00 to 1.00, Restricted Payments shall be permitted in an aggregate amount not to exceed the unused Available Amount;
(k)    Restricted Payments pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $3,000,000 in any fiscal year; and
(l)    Restricted Payments in an amount not to exceed €100,000,000 consisting of the acquisition or redemption of Equity Interests of AEVI International GmbH by the Company and/or its Restricted Subsidiaries from the minority owners of such joint venture.
Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.25 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.25 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).
6.26    Certain Payments of Indebtedness. The Company will not, and will not permit any Restricted Subsidiary to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Subordinated Indebtedness, the New Senior Unsecured Notes or other unsecured Indebtedness for borrowed money represented by debt securities of the Company or a Guarantor, and in each case any Permitted Refinancing Indebtedness in respect thereof (collectively, the “Restricted Indebtedness”) except for (a) payments, prepayments, repurchases or redemptions, or other optional or voluntary defeasements, with the proceeds of any Permitted Refinancing Indebtedness in respect of such Restricted Indebtedness that is permitted by Section 6.18, (b) provided no Unmatured Default or Default has occurred and is continuing at the same time thereof, payments, prepayments, repurchases or redemptions of or other optional or voluntarily defeasements not in excess of the greater of $100,000,000 and 2.5% of Total Tangible Assets (with such amount reduced by the amount of any Restricted Payments pursuant to Section 6.25(g)); (c) provided no Unmatured Default or Default has occurred and is continuing at the time thereof, to the extent the Secured Net Leverage Ratio of the Company and its Restricted Subsidiaries is less than or equal to 2.50 to 1.00 on a Pro Forma Basis, other payments, prepayments, repurchases or redemptions of or other optional or voluntary defeasements; (d) provided no Unmatured Default or Default has occurred and is continuing at the time thereof, payments, prepayments, repurchases and redemptions and other optional or voluntary defeasements shall be permitted in an aggregate amount not to exceed the unused Available Amount, (e) payments, prepayments, repurchases and redemptions of (and optional or voluntary defeasements of) indebtedness set forth in the definition of “Existing Company Debt Refinancing”, “Target Refinancing” and any Indebtedness of the Target and its Subsidiaries existing as of the Acquisition Closing Date or that was incurred after the Acquisition Closing Date and prior to the Domination Agreement Effective Date and permitted under the terms of the Acquisition Documentation and (f) repayments of intercompany debt.

6.27    Amendments to Organizational Documents. The Company will not, and will not permit any Restricted Subsidiary to amend, supplement, terminate, replace or waive or otherwise modify any Organizational Document of the Company or any Restricted Subsidiary in a manner that is materially adverse to the interests of the Lenders.
6.28    Additional Covenants. If at any time after the date hereof the Company or any Guarantor shall become party to any instrument or agreement (including all such instruments or agreements in existence as of the date hereof) in respect of the Senior Notes, the Existing Credit Agreement (including any backstop facilities in replacement thereof and the documentation in respect thereof), the New Senior Unsecured Notes (and the documentation in respect thereof), and/or other material indebtedness for borrowed money with an outstanding individual principal or outstanding committed amount in excess of $125 million, and in each case any Permitted Refinancing Indebtedness in respect thereof, that includes any guarantee, security or financial covenants or defaults (in each case solely to the extent then in effect) not substantially provided for in this Agreement or more favorable in any material manner to the lenders or holders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Administrative Agent at least five Business Days prior (or such later date as is acceptable to the Administrative Agent) to entering into any such instrument or agreement and provide the Administrative Agent with true and complete copies of such instrument or agreement after the execution thereof. Thereupon, if the Administrative Agent or the Required Lenders shall request, the Borrowers shall enter into an amendment to this Agreement or an additional agreement (as the Administrative Agent may request), providing for substantially the same such guarantee, security or financial covenants or defaults as provided for in such instrument or agreement to the extent required and as may be selected by the Administrative Agent.
6.29    The Offer, the Acquisition and Related Matters. The Company shall and shall cause its Subsidiaries to:
(a)    Conduct the Offer in accordance with, and otherwise comply in all material respects with, the German Takeover Code and all other applicable laws and regulations relating to the Offer.
(b)    Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, conditioned or delayed), ensure that the Offer Document corresponds in all material respects to the terms and conditions of the Offer as set out, and to the extent set out, in the Business Combination Agreement.
(c)    Promptly deliver to the Administrative Agent (i) at least 3 Business Days prior to the first submission to BaFin (and as soon as reasonably practicable prior to each other submission to BaFin, if any), a copy of the draft Offer Document to be submitted to BaFin; and (ii) promptly after its publication, a copy of any amendment, supplement or modification to the Offer Document.
(d)    Ensure that the Offer Document contains all the Key Offer Terms.
(e)    Upon request of the Administrative Agent, inform the Administrative Agent as to the status and progress of the Offer, and any material post-Acquisition transactions related thereto, including without limitation (i) any event or circumstance which may reasonably be expected to cause the Offer to lapse and, promptly upon request, details of the current level of acceptances of the Offer of which the Company is aware, (ii) a running tally (reported to the Administrative Agent from time to time after the initial Advance on the Acquisition Closing Date hereunder, on the number of shares of the Target acquired by AcquisitionCo, (iii) the status of AcquisitionCo’s efforts to enter into a Domination Agreement and (iv) the status of any squeeze out of minority Shareholders of Target.
(f)    Unless the Target has been merged into AcquisitionCo or converted into a limited liability company, cause AcquisitionCo to use all commercially reasonable efforts to enter into the Domination Agreement as soon as practicable after the Final Settlement Date and shall cause AcquisitionCo and Target not to terminate such Domination Agreement.
(g)    Except as consented to by the Arrangers in writing (such consent not to be unreasonably withheld, conditioned or delayed), not amend, waive, consent to or otherwise modify any term of the Acquisition Documentation and/or Non-Tender Documents in a manner materially adverse to the interests of the Lenders or Arrangers (it being understood that any amendments, waivers in respect of the Key Offer Terms or the provisions of the Business Combination Agreement limiting recourse against financing sources shall be material and adverse to the interest of the Lenders and Arrangers).
(h)    As promptly as reasonably practicable after AcquisitionCo holds (or otherwise controls or is attributed) a number of Target Shares which permit the squeeze-out of any minority shareholders of Target, ensure that squeeze-out procedures pursuant to Sections 39a sub. seq. of the German Takeover Code, 327a of the German Stock Corporation Act (Aktiengesetz) or Section 62 of the German Transformation Act (Umwandlungsgesetz) (whatever the Company considers more appropriate to achieve timely squeeze-out of any remaining shareholders of the Target) are initiated.
(i)    Unless consented to by the Arrangers, not permit AcquisitionCo to take any action or step (or permit the taking of any action or step) which may result in AcquisitionCo, the Company or any of its Subsidiaries being or becoming obliged to make a mandatory offer pursuant to Section 35 of the German Takeover Code.
(j)    On or prior to the date that is 90 days after the Domination Agreement Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion) the Target Refinancing shall have occurred; provided that if the proceeds of Indebtedness are utilized to effect the Target Refinancing, such Indebtedness shall be incurred and guaranteed only by the Company and the Guarantors.
6.30    Designation of Certain Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of the Company specifying such designation and certifying that the conditions to such designation set forth below are satisfied; provided that:

(i)    both immediately before and immediately after any such designation, no Unmatured Default or Default shall have occurred and be continuing;
(ii)    on a Pro Forma Basis, the Company shall be in compliance with the financial covenants set forth in Sections 6.22 and 6.23 immediately after giving effect to such designation;
(iii)    in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall be an “unrestricted subsidiary” or otherwise not subject to the covenants under any agreements governing the Material Indebtedness for borrowed money subject to the covenant in Section 6.28; and
(iv)    in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such designated Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.30.
The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such designated Subsidiary on the date of designation in an amount equal to the fair market value of the Company and its Restricted Subsidiaries’ Investment therein, as estimated in good faith at such time by the Company. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such previously Unrestricted Subsidiary existing at such time. and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.
6.31    Security On the Acquisition Closing Date. On the Acquisition Closing Date, the Administrative Agent shall have received (i) executed copies of the Security Documents signed by the Loan Parties party thereto, and all other actions necessary to establish that the Administrative Agent will have a perfected first priority security interest in the Collateral (subject to Liens permitted under Section 6.16) shall have been taken and (ii) to the extent requested by the Administrative Agent, a customary written opinion or opinions of the Company’s and Guarantors’ counsel, addressed to the Administrative Agent and Lenders, in form and substance customary for transactions of this type covering matters relating to the Security Documents and the creation and perfection of security interests.
Notwithstanding anything herein to the contrary, to the extent any Collateral (including the grant or perfection of any security interest) is not provided on the Acquisition Closing Date (other than the grant and perfection of security interests (i) in material assets located in any state of the United States or the District of Columbia with respect to which a Lien may be perfected solely by the filing of a financing statement under the UCC and (ii) in capital stock of the Company’s material Domestic Restricted Subsidiaries with respect to which a Lien may be perfected by the delivery of a stock certificate) after the Company’s use of commercially reasonable efforts to do so without undue burden or expense, then (a) the provision of such Collateral may be provided after the Acquisition Closing Date pursuant to arrangements to be mutually agreed between the Company and the Administrative Agent) and (b) all provisions of this Agreement and the Security Agreement (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to permit the foregoing.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default (provided that prior to the Domination Agreement Effective Date such provisions shall not apply to the Target or its Subsidiaries):
7.1    Any representation or warranty made, including without limitation those deemed made pursuant to Section 4.4 or 4.5, by or on behalf of the Company or its Subsidiaries to the Lenders or the Administrative Agent in any Loan Document, in connection with any Loan or Facility Letter of Credit, or in any certificate or information delivered in writing in connection with any Loan Document, shall be false in any material respect on the date as of which made.
7.2    Nonpayment of principal of any Loan when due, or nonpayment of interest on any Loan or of any commitment or ticking fee within five Business Days after written notice from the Administrative Agent that the same has become due, or nonpayment of any other obligations under any of the Loan Documents within five Business Days after written notice from the Administrative Agent that the same has become due.
7.3    Subject to Section 17.5, the breach by any Loan Party of any of the terms or provisions in Sections 6.2, 6.3, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28, 6.29, 6.31 and/or 10.4(b); provided that the breach of the terms or provisions in Sections 6.22 and/or 6.23 (a “Financial Covenant Default”) shall not constitute a Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans, Term A Loans, Revolving Credit Commitments and Term A Commitments and, solely if the Covenant Holiday Period has ended, the Term A-1 Loans and Term A-1 Commitments, until the date on which the Revolving Credit Loans and Term A Loans (if any) have been accelerated, and the Revolving Credit Commitments and Term A Commitments (if any) have been terminated and, solely if the Covenant Holiday Period has ended, the Term A-1 Loans (if any) have been accelerated and the Term A-1 Commitments (if any) have been terminated, in each case, by (i) if during the Covenant Holiday Period, the Required TLA/RC Lenders or (ii) if the Covenant Holiday Period has ended, the Required Pro Rata/TLA-1 Lenders.
7.4    The breach by any Loan Party of, or other default by any Loan Party under, any of the terms or provisions of this Agreement or any other Loan Document (other than a breach or default which constitutes a Default under Section 7.1, 7.2 or 7.3) which is not remedied within 30 days after written notice from the Administrative Agent.
7.5    Failure of the Company or any of its Restricted Subsidiaries to pay when due any principal of, or premium or interest on (beyond any applicable grace period therefor) any Indebtedness or net Hedging Obligations to the extent such Indebtedness and/or net Hedging

Obligations aggregate in excess of $50,000,000 (“Material Indebtedness”); or the default by the Company or any of its Restricted Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Restricted Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that any breach of the covenants set forth in Section 6.22 and 6.23 giving rise to an event described in this Section 7.5 above shall not, by itself, constitute Default under any Term Facility (other than the Term A Facilities and, solely if the Covenant Holiday Period has ended, the Term A-1 Facility) unless (i) if during the Covenant Holiday Period, the Required TLA/RC Lenders or (ii) if the Covenant Holiday Period has ended, the Required Pro Rata/TLA-1 Lenders, have accelerated any Term A Loans and Revolving Credit Loans (and if the Covenant Holiday Period has ended, the Term A-1 Loans) then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Loan Lenders (other than the Lenders under the Term A Facilities (and if the Covenant Holiday Period has ended, the Term A-1 Loans)) declare a Default in connection therewith.
7.6    The Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary), shall (i) voluntarily have an order for relief entered with respect to it under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts or seeking similar relief under any law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency or reorganization or relief of debtors or similar proceeding or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, company or other action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due, or (viii) with respect to any Restricted Subsidiary (other than an Immaterial Subsidiary) incorporated in Germany is over indebted within the meaning of section 19 of the Insolvency Code (Insolvenzordnung).
7.7    Without its application, approval or consent, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) or any Substantial Portion of their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Restricted Subsidiaries (other than an Immaterial Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    Any court, government or governmental agency shall without appropriate compensation condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Company or any of its Restricted Subsidiaries which, when taken together with all other Property of the Company and its Restricted Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve‑month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion and is reasonably likely to have a Material Adverse Effect.
7.9    One or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than judgments covered by insurance issued by an insurer that has accepted coverage and has the ability to pay such judgments) shall be rendered against the Company, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Restricted Subsidiary to enforce any such judgment which is not effectively stayed for a period of 30 consecutive days;
7.10    Any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA or Sections 412, 431 or 432 of the Code; or notice of intent to terminate a Single Employer Plan with Unfunded Liabilities in excess of $50,000,000 (a “Material Plan”) shall be filed under Section 4041(c) of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in excess of $50,000,000 in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist that could reasonably be expected to result in PBGC obtaining a decree adjudicating that any Material Plan must be terminated; or the determination by the PBGC of liability in excess of $50,000,000 on any member of the Controlled Group pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to one or more Multiemployer Plans which causes one or more members of the Controlled Group to incur a current payment obligation in excess of $50,000,000; or there shall occur a Foreign Plan Event which causes one or more members of the Controlled Group to incur liability in excess of $50,000,000.
7.11    The Company or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the Release by the Company or any of its Subsidiaries or any other Person of any Hazardous Substance, or any violation of any applicable Environmental Law, which, in either case, could reasonably be expected to have a Material Adverse Effect.
7.12    The occurrence of any Change of Control.
7.13    On and after the Acquisition Closing Date, any Lien purported to be created on any material portion of the Collateral under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on such Collateral (subject to Liens Permitted under Section 6.16), except in connection with a release of such Collateral in accordance with the terms of this Agreement.

7.14    This Agreement, any Guaranty or any Security Document (after effectiveness thereof) or, after the Domination Agreement Effective Date and prior to the date the Target has merged into AcquisitionCo or been converted into a limited liability company, the Domination Agreement, shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or any Loan Party shall so state in writing, in each case other than in connection with a release of any Guaranty or security interest in accordance with the terms of this Agreement.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1    Acceleration.
(a)    If any Default described in Section 7.6 or 7.7 occurs, (i) the obligations of the Lenders to make Loans hereunder, the Commitments and the obligations of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations, including any Make Whole Premium and any other premium payable pursuant to Section 2.6.3(b) or (c), shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and without any election or action on the part of the Administrative Agent or any Lender and (ii) each Borrower will be and become thereby unconditionally obligated, without the need for demand or the necessity of any act or evidence, to deliver to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account, an amount (the “Collateral Shortfall Amount”) equal to the excess, if any, of:
(A)    100% of the sum of the aggregate maximum amount remaining available to be drawn under the Facility Letters of Credit requested by such Borrower (assuming compliance with all conditions for drawing thereunder) issued by an Issuer and outstanding as of such time, over
(B)    the amount on deposit for such Borrower in the Letter of Credit Collateral Account at such time that is free and clear of all rights and claims of third parties (other than the Administrative Agent and the Lenders) and that has not been applied by the Lenders against the Obligations of such Borrower.
(b)    If any Default occurs and is continuing (other than a Default described in Section 7.6 or 7.7, and subject to Section 4.6), (i) the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans, the Commitments and the obligation of the Issuers to issue Facility Letters of Credit hereunder, or declare the Obligations, including any Make Whole Premium and any other premium payable pursuant to Section 2.6.3(b) or (c), to be due and payable, or both, whereupon (if so declared) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive and (ii) the Required Lenders may, upon notice delivered to the Borrowers with outstanding Facility Letters of Credit and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on each such Borrower to deliver (and each such Borrower will, forthwith upon demand by the Required Lenders and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent, at its address specified pursuant to Article XIV, for deposit into the Letter of Credit Collateral Account an amount equal to the Collateral Shortfall Amount payable by such Borrower.
(c)    If at any time while any Default is continuing or the Revolving Termination Date has occurred, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers with outstanding Facility Letters of Credit to deliver (and each such Borrower will, forthwith upon demand by the Administrative Agent and without necessity of further act or evidence, be and become thereby unconditionally obligated to deliver), to the Administrative Agent as additional funds to be deposited and held in the Letter of Credit Collateral Account an amount equal to such Collateral Shortfall Amount payable by such Borrower at such time.
(d)    The Administrative Agent may at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply such funds to the payment of the Obligations of the relevant Borrowers and any other amounts as shall from time to time have become due and payable by the relevant Borrowers to the Lenders under the Loan Documents.
(e)    Neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account. After all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) or upon the request of the Company if no Default has occurred and is continuing, any funds remaining in the Letter of Credit Collateral Account shall be returned by the Administrative Agent to the applicable Borrower(s) or paid to whoever may be legally entitled thereto at such time.
(f)    The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any such funds.
Notwithstanding the foregoing, during any period during which solely a Financial Covenant Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, (i) if during the Covenant Holiday Period, the Required TLA/RC Lenders ~~(but subject to Section 4.6)~~or (ii) if the Covenant Holiday Period has ended, the Required Pro Rata/TLA-1 Lenders, take any of the foregoing actions described in paragraphs (a), (b), (c) and (d) above, solely as they relate to the Revolving Credit Lenders and Term A Lenders (and if the Covenant Holiday Period has ended, also the Term A-1 Lenders) (versus the Lenders), the Revolving Credit Commitments and Term A Commitments (and if the Covenant Holiday Period has ended, also the Term A-1 Commitments) (versus the Commitments), the Revolving Credit Loans, the Swing Loans and the Term A Loans (and if the Covenant Holiday Period has ended, also the Term A-1 Loans)

(versus the Loans), and the Letters of Credit. It is agreed any acceleration of the Term A Loans and termination of the Revolving Credit Commitments as set forth in this paragraph during the Covenant Holiday Period shall result in the automatic acceleration of the Term A-1 Loans.
(g)    Further, if the Term A-1 Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default, as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an acceleration thereunder, the amount of principal of and premium on the Term A-1 Loans that becomes due and payable shall equal 100% of the principal amount of the Term A-1 Loans plus any Make Whole Premium or any premium payable pursuant to Section 2.6.3 (b) or (c), as applicable, then due on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term A-1 Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Term A-1 Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default, as a result of the commencement of a proceeding under any Debtor Relief Law, by operation of law or as a result of an acceleration thereunder, any Make Whole Premium or any premium payable pursuant to Section 2.6.3 (b) or (c) applicable with respect to a voluntary prepayment of the Term A-1 Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Term A-1 Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Term A-1 Lender’s lost profits as a result thereof.
8.2    Amendments.
8.2.1    Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Unmatured Default or Default hereunder; provided, however, no such supplemental agreement shall, (i) without the consent of the Administrative Agent, modify any rights or obligations of any kind of the Administrative Agent, (ii) without the consent of the Swing Lender, modify any rights or obligations of any kind of the Swing Lender, and (iii) without the consent of the Issuer, modify any rights or obligations of any kind of the Issuer, and provided further, that no such supplemental agreement shall,
(a)    without the consent of each Lender directly and adversely affected thereby:
(i)    increase any Commitment of any Lender without the written consent of such Lender;
(ii)    extend the final maturity of any Loan, Commitment, Note or Reimbursement Obligation or forgive all or any portion of the principal amount thereof (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), or reduce the stated rate of interest (it being understood a waiver of default interest is not a reduction in the stated rate of interest) or fees or extend the time of payment of interest or fees thereon (other than, with respect to Swing Loans only, any reduction of the rate or extension of the time of payment of principal, interest or fees thereon (if such extension is not beyond the Revolving Termination Date) or forgiveness of all or any portion of the principal amount thereof, which shall require the consent of the Swing Lender only);
(iii)    reduce or extend the scheduled amortization of any Loans or Commitments;
(iv)    change the currency in which any Revolving Credit Loan or Revolving Credit Commitment of any Revolving Credit Lender is denominated (it being understood that designations of additional Eligible Currencies in accordance with the definition thereof shall not constitute a change of currency for purposes of this clause (iv) and that any change described in this clause (iv) will be deemed to affect only each Revolving Credit Lender); or
(v)    change the currency in which any Term B Loan or Term B Commitment is denominated.
(b)    without the consent of Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused Commitments under any Class of the Credit Facilities, adversely affect the rights of such Class in respect of payments in a manner different than such supplemental agreement affects the rights of any other Class in respect of payments (it being understood and agreed that (A) any amendments or other modifications permitted by Section 2.19 or 8.2.4 shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments and (B) any “amend-and-extend” transaction that extends an applicable Credit Facility’s termination date only for those Lenders that agree to such an extension shall not be deemed to alter the manner in which payments are shared or alter any other pro rata sharing of payments).
(c)    without the consent of all Lenders:
(i)    Amend this Section 8.2.1 or reduce the percentage specified in the definitions of Required Lenders, Required Revolving Credit Lenders, Required Term A Lenders, Required TLA/RC Lenders or Required Term B Lenders.
(ii)    Release all or substantially all of the Liens on the Collateral securing the Obligations or the Guarantors from the Guaranty, provided that for the avoidance of doubt releases pursuant to Section 11.9 will not require any amendment or waiver of this Agreement (it being understood that the determination that any assets acquired after the Execution Date shall not constitute or be required to constitute Collateral shall not be deemed a release of Collateral).
(iii) Permit any Borrower to assign its rights under this Agreement (it being understood that with respect to a Subsidiary Borrower, such consent shall only be required with respect to each Revolving Credit Lender).

8.2.2    In addition to amendments effected pursuant to the foregoing, Schedule 1.1(a) and Schedule 1.1(c) may be amended as follows:
(i)    Schedule 1.1(a) will be automatically amended to add the Replacement Facilities Commitments of the Lenders who become party to this Agreement pursuant to the Replacement Facilities Effective Date Documentation.
(ii)    Schedule 1.1(c) will be automatically amended to add Wholly Owned Restricted Subsidiaries of the Company as additional Subsidiary Borrowers upon the satisfaction of each of the following conditions: (a) the execution and delivery by the Company, any such Subsidiary Borrower and the Administrative Agent, of a Subsidiary Joinder Agreement providing for any such Restricted Subsidiary to become a Subsidiary Borrower, (b) the delivery to the Administrative Agent of (A) a Domestic Subsidiary Opinion or Foreign Subsidiary Opinion, as the case may be, in respect of such additional Subsidiary Borrower and (B) such other documents and information with respect thereto as the Administrative Agent shall reasonably request (including without limitation organizational documents, resolutions (if applicable), incumbency certificates and any other documents and information required by the Act (as defined in Section 10.11)), (c) the making of Loans by the applicable Lenders to, and the issuance of Facility Letters of Credit by the applicable Issuer for the benefit of, such additional Subsidiary Borrower would not violate any applicable law, rule, regulation, or directive, whether or not having the force of law and will not require the Administrative Agent or any applicable Lender or Issuer to do business in or be qualified to do business in such Subsidiary Borrower’s jurisdiction or be subject to any unreimbursed or unindemnified Taxes or other material expenses (other than, for the avoidance of doubt, such Taxes the Company or the applicable Subsidiary Borrower agree to indemnify pursuant to Section 3.4 or otherwise) as reasonably determined by the Administrative Agent in consultation with the applicable Lenders, and (d) the written approval of the Administrative Agent in its sole discretion.
(iii)    Schedule 1.1(c) will be automatically amended to remove any Subsidiary as a Subsidiary Borrower upon (A) written notice by the Company to the Administrative Agent to such effect and (B) repayment in full of all outstanding Loans, and all other Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) pursuant to any Loan Document, of such Subsidiary Borrower.
(iv)    It is acknowledged and agreed that there may be more than one Foreign Subsidiary Borrower, provided that there may not be a number thereof more than reasonably allowed by the Administrative Agent. In addition, no Foreign Subsidiary may become a Foreign Subsidiary Borrower if any Lender that as a result thereof would be obligated to lend to it may not at such time legally lend to such Foreign Subsidiary unless other arrangements in respect thereof have been made that are acceptable to such Lender.
8.2.3    Notwithstanding anything herein to the contrary, Defaulting Lenders shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Lenders, the Required Revolving Credit Lenders, the Required Term A Lenders, the Required Term A-1

Lenders, the Required TLA/RC Lenders, the Required Pro Rata/TLA-1 Lenders and the Required Term B Lenders, the Commitments and the Aggregate Outstandings of such Defaulting Lender shall be disregarded, in each case except as provided in Section 2.17(b).
8.2.4    Notwithstanding anything to the contrary herein or in any other Loan Document, (a) this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (i) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to Section 2.19) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans, the Term A Loans, the Term A-1 Loans, the Term B Loans and the Incremental Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders; (b) Incremental Amendments may be executed and shall be effective in accordance with the terms of Section 2.19 when signed by the parties required under Section 2.19; (c) (i) during the Covenant Holiday Period, only the consent of the Required TLA/RC Lenders shall be necessary to (and only the Required TLA/RC Lenders shall have the ability to) amend or waive any covenant set forth in Section 6.22(a) or 6.23(a) hereunder (or any defined term ~~used therein)~~to the extent used in any of the foregoing), provided that any such amendment may only affect the periods ended or ending during the Covenant Holiday Period, (ii) after the Covenant Holiday Period or with respect to periods ended or ending after the Covenant Holiday Period, only the consent of the Required Pro Rata/TLA-1 Lenders shall be necessary to (and only the Required Pro Rata/TLA-1 Lenders shall have the ability to) amend or waive any covenant set forth in Section 6.22(a) or 6.23(a) hereunder (or any defined term to the extent used in any of the foregoing), (iii) at all times, the consent of the Required Pro Rata/TLA-1 Lenders shall be necessary to (and only the Required Pro Rata/TLA-1 Lenders shall have the ability to) amend Section 6.22(b) or (d), Section 6.23(b) or (d), the definition of “Covenant Reset Trigger” or the definition of “Pre-Amendment Covenant Ratio” (or any defined term to the extent used in any of the foregoing), (iv) at all times, the consent of the Required TLA-1 Lenders shall be necessary to (and only the Required TLA-1 Lenders shall have the ability to) amend the definition of “Covenant Holiday Period” (or any defined term to the extent used therein), (v) at all times, any modification to the Make Whole Provisions (or the definition thereof), Section 2.5(d), Section 2.5(e), the definition of “Required TLA-1 Lenders”, the definition of “Initial Principal Lenders” (or any defined term used in any of the foregoing) shall require the consent of each affected Term A-1 Lender and (vi) any amendment to Section 6.22(c), Section 6.23(c), this Section 8.2.4(c), the lead-in paragraph of Annex I, the definition of “Required Pro Rata/TLA-1 Lenders” or clause (xxii) of the definition of “Covenant Reset Trigger” (or any defined term used in any of the foregoing) shall require the consent of each Revolving Credit Lender, Term A Lender and Term A-1 Lender adversely affected thereby, in each case of clauses (i) through (vi) above, even if the effect of any such amendment would ~~be to reduce the rate of interest or fees on any Loan or Facility Letter of Credit or to reduce any fee payable hereunder or~~ permit an Advance to be made; (d) only the consent of the Lenders holding more than 50% of the aggregate amount of the extensions of credit and unused Commitments under any Class of the Credit Facilities shall be necessary to amend or waive any condition to funding such Class of Credit Facilities set forth herein; and (f) any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
8.2.5    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents as may be reasonably necessary or advisable to cure any error, ambiguity, omission, defect or inconsistency in order to more accurately reflect the intent of the parties, provided that (x) prior written notice of such proposed cure shall be given to the Lenders and (y) the Required Lenders do not object to such cure in writing to the Administrative Agent within five Business Days of such notice. In connection with the addition of any Agreed Currency, the Administrative Agent and the Company may, without the consent of any other party hereto, make such changes to this agreement as they deem necessary to reflect the addition of such Agreed Currency. In connection with any amendments required by or appropriate to effectuate Sections 6.28, 17.1, 17.2, 17.3 and/or 17.5, the Administrative Agent and the Company may, without the consent of any other party hereto, make such changes to this Agreement as they deem necessary to reflect the changes required by such Sections.
8.2.6    Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (b) no modification or waiver of any provision of this Agreement relating to the Swing Lender shall be effective without the written consent of the Swing Lender; (c) no modification or waiver of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer; and (d) the Administrative Agent may waive payment of the fee required under Section 13.1 without obtaining the consent of any other party to this Agreement.
8.2.7    Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.
8.3    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) have been paid in full.
ARTICLE IX
GUARANTEE
9.1    Guarantee.
(a)    The Company hereby unconditionally and irrevocably guarantees to the Secured Parties and their respective successors, endorsees, transferees and assigns, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (for the avoidance of doubt, other than Obligations for which the Company is already the direct obligor); and
(b)    The Company further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which are paid or incurred by the Administrative Agent, or any Lender in enforcing any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Company under this Section 9.1 or, in the case of the Administrative Agent, obtaining advice of counsel in respect thereof. This Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrowers may be free from any Obligations.
(c)    No payment or payments made by any Borrower or any other Person or received or collected by any Secured Party from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Company hereunder, which shall, notwithstanding any such payment or payments, remain liable hereunder for the Obligations until all Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) are paid in full and the Commitments are terminated.
(d)    The Company agrees that whenever, at any time, or from time to time, it shall make any payment to a Secured Party on account of its liability under this Section 9.1, it will notify the Administrative Agent and such Secured Party in writing that such payment is made under this Section 9.1 for such purpose.

9.2    No Subrogation. Notwithstanding any payment or payments made by the Company hereunder, or any set-off or application of funds of the Company by the Administrative Agent or any Lender, the Company shall not be entitled to be subrogated to any of the rights of any Secured Party against the Borrowers or against any guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Company seek or be entitled to seek any contribution or reimbursement from the Borrowers in respect of payments made by the Company hereunder, until all amounts owing to the Secured Parties by the Borrowers on account of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) are paid in full and the Commitments are terminated. If any amount shall be paid to the Company on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) shall not have been paid in full, such amount shall be held by the Company in trust for the Administrative Agent and the Lenders, segregated from other funds of the Company, and shall, forthwith upon receipt by the Company, be turned over to the Administrative Agent in the exact form received by the Company (duly endorsed by the Company to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Administrative Agent may determine. The provisions of this paragraph shall survive the termination of this Agreement and the payment in full of the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) and the termination of the Commitments.
9.3    Amendments, etc. with respect to the Obligations; Waiver of Rights. The Company shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Company, and without notice to or further assent by the Company, any demand for payment of any of the Obligations made by the Administrative Agent, the Required Lenders or as applicable another Secured Party may be rescinded by the Administrative Agent or the Required Lenders or as applicable another Secured Party, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Required Lenders or as applicable another Secured Party, and any Loan Documents and any other documents executed and delivered in connection with the Obligations may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the provisions thereof as the Administrative Agent (or the Required Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent, any Lender or as applicable another Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. None of the Administrative Agent, any Lender or as applicable another Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Agreement or any property subject thereto. When making any demand hereunder against the Company, the Administrative Agent, any Lender or as applicable another Secured Party may, but shall be under no obligation to, make a similar demand on any other guarantor, and any failure by the Administrative Agent, any Lender or as applicable another Secured Party to make any such demand or to collect any payments from any other guarantor or any release of the Borrowers or such other guarantor shall not relieve the Company of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent, any Lender or as applicable another Secured Party against the Company. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
9.4    Guarantee Absolute and Unconditional. The Company waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by any Secured Party upon this Agreement or acceptance of this Agreement; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Agreement; and all dealings among the Borrowers, on the one hand, and the Secured Parties, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Agreement. The Company waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Subsidiary Borrowers and the Company with respect to the Obligations. This Article IX shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any of the Obligations or any guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender or as applicable another Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance by any Borrower) which may at any time be available to or be asserted by any Borrower against the Administrative Agent, any Lender or as applicable another Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of the Company under this Section 9.4, in bankruptcy or in any other instance (other than a defense of payment or performance by the Borrowers). When pursuing its rights and remedies hereunder against the Company, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, any Lender or as applicable another Secured Party to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or of any such guarantee or right of offset, shall not relieve the Company of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, any Lender or as applicable another Secured Party against the Company. This Article IX shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Company and its successors and assigns, and shall inure to the benefit of the Secured Parties, and their respective successors, indorsees, transferees and assigns, until all the Obligations (other than contingent indemnification obligations in respect of which no claim has been made, Hedging Obligations and Obligations in respect of Cash Management Agreements) have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrowers may be free from any Obligations. The obligations of the Company under this Article IX shall be joint and several with all obligations of all other Guarantors under any Guaranty at any time (provided that, for the avoidance of doubt, any Guarantor that is an Excluded Subsidiary shall not be liable under any Guaranty for the Obligations of the Company or any other Domestic Loan Party, and provided further that no Guarantor shall have joint and several liability with respect to any Excluded Swap Obligation of such Guarantor), and the Administrative Agent shall have the right, in its sole discretion to pursue its remedies against any Guarantor without the need to pursue its remedies against any other Guarantor, whether now or hereafter in existence, or against any one or more Guarantors separately or against any two or more jointly, or against some separately and some jointly.
9.5    Reinstatement. This Article IX shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, any Lender or as applicable another Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
9.6    Payments. The Company hereby agrees that all payments required to be made by it hereunder will be made to the Administrative Agent without set-off or counterclaim in accordance with the terms of the Obligations, including, without limitation, in the currency in which payment is due.
ARTICLE X
GENERAL PROVISIONS
10.1    Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive delivery of the Loan Documents and the making of the Loans herein contemplated.
10.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to a Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.4    Entire Agreement; Integration. (a) The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof other than any separate letter agreements among any Borrower and any Arrangers and/or the Administrative Agent which survive the execution of the Loan Documents.
(b)    Notwithstanding any other provision of this Agreement to the contrary (including Section 8.2), upon the Administrative Agent’s request, the Company agrees to promptly execute and deliver such amendments to this Agreement as shall be necessary to implement any modifications pursuant to any separate letter agreements referenced in Section 10.4(a), and such amendments shall only require the consent of the Administrative Agent (acting at the direction of the Arranger(s) required to effect such change under such letter agreements) and the Company.

10.5    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders and Issuers hereunder are several and not joint and no Lender or Issuer shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender or Issuer to perform any of its obligations hereunder shall not relieve any other Lender or Issuer from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.6    Expenses; Indemnification.
(a)    The Company shall reimburse the Administrative Agent, the Arrangers and their respective Affiliates for any reasonable out-of-pocket costs and expenses documented in reasonable detail (limited in the case of legal fees and expenses, to the reasonable fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively), upon presentation of a reasonably detailed statement of all such costs and expenses, paid or incurred by the Administrative Agent, the Arrangers and their respective Affiliates in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration (including, without limitation, preparation of the reports described below) of the Loan Documents (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents shall be limited to a single counsel and a single local counsel in each relevant jurisdiction), as well as all reasonable out-of-pocket costs and expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of Facility Letters of Credit or any demand for payment thereunder. The Company also agrees to reimburse the Administrative Agent, the Issuers and the Lenders for any reasonable out-of-pocket costs and expenses (limited in the case of legal fees and expenses, to the fees, charges and disbursements of one firm of counsel and a single firm of local counsel in each relevant jurisdiction, in each case acting for the foregoing collectively, plus in the case of an actual or perceived conflict of interest where the person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected person) paid or incurred by the Administrative Agent, any Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. The Company also agrees to reimburse each of the Initial TLA-1 Principal Lenders for any reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable and documented fees, expenses and disbursements of Stroock & Stroock & Lavan LLP, as counsel to an Initial TLA-1 Principal Lender, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to an Initial TLA-1 Principal Lender, and any reasonably necessary local or foreign counsel and other professional advisors, of any Initial TLA-1 Principal Lender) in connection with the Sixth Amendment, including actions and investigations undertaken in accordance with the terms of the Sixth Amendment in respect of the provision of additional Collateral in respect of the Obligations.
(b)    The Company hereby further agrees to indemnify the Administrative Agent, the Arrangers, the Issuers, each Lender and the respective Related Parties of each of the foregoing (each such party, an “Indemnitee”) and hold them harmless from and against all losses, claims, damages, liabilities and related expenses, including without limitation, any reasonable and documented (in reasonable detail) legal fees and expenses (but limited in the case of legal fees and expenses, to a single firm of counsel for all such Indemnitees, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected Indemnitee)) of any such Indemnitee to the extent arising out of, in connection with or as a result of the Transactions, including, without limitation, the financings contemplated thereby, or any transactions connected therewith or any claim, litigation, investigation or proceeding (regardless of whether any such Indemnitee is a party thereto and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or by the Company or any of its Subsidiaries) to the extent related to any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnitee, apply to losses, claims, damages, liabilities and related expenses to the extent they (a) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnitee or any of its Related Parties, (b) result from a claim brought by the Company or any of its Subsidiaries against such Indemnitee or any of its Related Parties for material breach of such Indemnitee’s or any of its Related Parties’ obligations hereunder if the Company or such Subsidiary has obtained a final and non-appealable judgment in its or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (c) any dispute solely among Indemnitees or their respective Related Parties other than claims against any agent or arranger in its capacity or in fulfilling its role as agent or arranger or any similar role under the Credit Facilities and other than claims to the extent arising out of any act or omission on the part of the Company or its Affiliates. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. The obligations of the Company under this Section 10.6 shall survive the termination of this Agreement.
10.7    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
10.8    Nonliability of Lenders. The relationship between the Borrowers and the Lenders, Issuers and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent, Issuers nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent, Issuers nor any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Administrative Agent, Issuers nor any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent it is determined by a court of competent jurisdiction in a final and non-appealable order that such losses resulted from the gross negligence or willful misconduct of, or material breach of any of the Loan Documents by, the party from which recovery is sought. Neither the Administrative Agent Issuers nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, punitive, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents, the Transactions or the other transactions contemplated thereby.
10.9    Confidentiality.
(a)    Each of the Administrative Agent, the Issuers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and be instructed and agree to keep such Information confidential), (ii) to the extent requested by any regulatory authority or by applicable laws or regulations, (iii) to the extent required by any subpoena or similar legal process, provided, however, to the extent permitted by applicable law and if practical to do so under the circumstances, that the Person relying on this clause (iii) shall provide the Company with prompt notice of any such required disclosure so that the Company may seek a protective order or other appropriate remedy, and in the event that such protective order or other remedy is not obtained, such Person will furnish only that portion of the Information which is legally required, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) as permitted by Section 13.2 hereof, (viii) with the consent of the Company or (ix) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or any agreement contemplated by this Section or (2) becomes available to the Administrative Agent, the Issuers or any Lender on a nonconfidential basis from a source other than the Company (and not in breach of this Section or any agreement contemplated by this Section). For the purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuer or any Lender on a nonconfidential basis prior to disclosure by the Company or any Subsidiary and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.9(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING

THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)    NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH OF THE ADMINISTRATIVE AGENT, THE ISSUERS AND THE LENDERS ACKNOWLEDGES THAT SOME OR ALL OF THE INFORMATION AS DEFINED IN SECTION 10.9(a) IS OR MAY BE PRICE SENSITIVE INFORMATION AND THAT THE USE OF SUCH INFORMATION MAY BE REGULATED OR PROHIBITED BY APPLICABLE LEGISLATION INCLUDING SECURITIES LAWS RELATING TO INSIDER TRADING (UNDER THE GERMAN SECURITIES TRADING ACT (Wertpapierhandelsgesetz - WpHG) OR OTHERWISE) AND EACH OF THE ADMINISTRATIVE AGENT, THE ISSUERS AND THE LENDERS UNDERTAKES NOT TO USE ANY INFORMATION FOR ANY UNLAWFUL PURPOSE.
(d)    ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
10.10    Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Loans provided for herein.
10.11    USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.
10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or Facility Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or Facility Letter of Credit under appli-cable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or Facility Letter of Credit in accordance with applicable law, the rate of interest payable in respect of such Loan or Facility Letter of Credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or Facility Letter of Credit but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender or Issuer in respect of other Loans or Facility Letter of Credit shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender or Issuer.
ARTICLE XI
THE ADMINISTRATIVE AGENT
11.1    Appointment. Each of the Lenders and the Issuers hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
11.2    Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
11.3    Limitation of Duties and Immunities. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as required hereunder), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.2.1) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until written notice thereof is given to the Administrative Agent by a Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4    Reliance on Third Parties. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
11.5    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Without limiting the foregoing, J.P. Morgan Europe Limited, an Affiliate of the Administrative Agent, or any successor-in-interest-thereto, may perform the Administrative Agent’s functions with respect to Loans denominated in any Available Foreign Currency, including Swing Loans.
11.6    Successor Agent. The Administrative Agent may resign upon 30 days’ notice by notifying the Lenders, the Issuers and the Company. Upon any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor from among the Lenders that is a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. Whether or not a successor has been appointed such resignation shall become effective in accordance with the notice given by the Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
11.7    Independent Credit Decisions. Each Lender and Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or Issuer and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuer further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and each Lender and Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or Issuer and based on such documents and informa-tion as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Each Lender and Issuer acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.
11.8    Other Agents. Neither any of the Lenders identified in this Agreement as a Syndication Agent, Arranger, documentation agent and/or co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as a Lender. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.
11.9    Permitted Release of Collateral and Guarantors.
(a)    Automatic Release. If any Collateral is the subject of a Disposition (other than to another Domestic Loan Party) which is permitted under Section 6.14, the Liens in such Collateral granted under the Loan Documents shall automatically terminate with respect to such Collateral, and such Collateral will be disposed of free and clear of all such Liens.
(b)    Written Release. The Administrative Agent is authorized to release of record, and shall release of record, any Liens encumbering any Collateral that is the subject of a Disposition described in clause (a) above upon an authorized officer of the Company certifying in writing to the Administrative Agent that the proposed Disposition of Collateral is not to a Domestic Loan Party and is permitted under Section 6.14. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party. If the Disposition of Collateral is not permitted under or pursuant to the Loan Documents, the Liens encumbering the Collateral may only be released in accordance with the other provisions of this Section 11.9 or the provisions of Section 8.2.
(c)    Other Authorized Release and Subordination. The Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to: (i) subordinate or release the Liens granted to the Administrative Agent to secure the Obligations with respect to any Property which is permitted to be subject to a Lien of the type described in clauses (a), (b), (c), (d) and (f) of the definition of Permitted Encumbrances and clauses (ii) and (vii) of Section 6.16, (ii) release the Administrative Agent’s Liens upon the termination in full of the Commitments and the repayment in full of all Obligations (other than contingent indemnification obligations not then due, Hedging Obligations and Obligations in respect of Cash Management Agreements); provided, that if as of the date of the requested release under clause (i): (A) any Borrower is subject to a proceeding of the type described in Section 7.6 or 7.7, or (B) the Administrative Agent is applying the proceeds of Collateral in accordance with Section 2.10(b), then the Administrative Agent shall not release its Liens until the termination in full of the Commitments and the repayment in full of all Obligations (other than contingent indemnification obligations not then due, Hedging Obligations and Obligations in respect of Cash Management Agreements).
(d)    Authorized Release of Guarantors. If the Administrative Agent shall have received a certificate of an Authorized Officer of the Company requesting the release of a Guarantor, certifying that the Administrative Agent is authorized to release such Guarantor because (x) the Capital Stock issued by such Guarantor have been disposed of to a Person other than a Domestic Loan Party in a transaction permitted by Section 6.14 (or with the consent of the Required Lenders pursuant to Section 8.2)) or (y) such Guarantor is no longer required to provide a guaranty pursuant to Section 2.18 (including, but not limited to, the release upon or after the Acquisition Closing Date of any Guarantor that is an Excluded Subsidiary) then the Administrative Agent is irrevocably authorized by the Secured Parties, without any consent or further agreement of any Secured Party to release the Liens granted to the Administrative Agent to secure the Obligations in the assets of such Guarantor and release such Guarantor from all obligations under the Loan Documents; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Senior Notes, New Senior Unsecured Notes, if applicable, the Existing Loan Agreement (or any backstop facilities in replacement thereof) or any Indebtedness Refinancing of any of the foregoing. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall do so promptly upon request of the Company without the consent or further agreement of any Secured Party.
(e)    Intercreditor Arrangements. The Administrative Agent is authorized to enter into any intercreditor or subordination agreement with respect to Indebtedness that is (i) required or permitted to be subordinated hereunder and/or (ii) secured by Liens and which Indebtedness contemplates or would necessitate an intercreditor, subordination or collateral trust agreement (any such agreement, an “Additional Agreement”), and the Secured Parties acknowledge that any Additional Agreement is binding upon them. Each Secured Party (a) agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.
11.10    Perfection by Possession and Control. The Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Administrative Agent’s Liens in any Collateral (other than deposit, securities or commodity accounts) in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Administrative Agent in accordance with the terms and provisions hereof.
11.11    Lender Affiliates Rights. By accepting the benefits of the Loan Documents, any Person (other than a party hereto) (a “non-Party Secured Party”) that is owed any Obligation is bound by the terms of the Loan Documents. But notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender, any Issuer nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender or Issuer under any Loan Documents to any non-Party Secured Party; and (b) no non-Party Secured Party that is owed any Obligation shall be included in any voting determinations under the Loan Documents or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall not have any liabilities, obligations or responsibilities of any kind whatsoever to any non-Party Secured Party who is owed any Obligation. The Administrative Agent shall deal solely and directly with the parties to the Loan Documents in connection with all matters relating to the Loan Documents. The Obligation owed to any non-Party Secured Party that is an Affiliate of a Lender (or a Person that was a Lender at the time of designation of any such obligation as an Obligation) shall be considered the Obligation of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document.
11.12    Actions in Concert. Notwithstanding anything contained in any of the Loan Documents, each Borrower, the Administrative Agent and each Lender and Issuer hereby agree that (A) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Documents or to enforce the guarantee set forth in any Guaranty, it being understood and agreed that all powers, rights and remedies under any Guaranty and the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (B) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender or Issuer may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Secured Party in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.
ARTICLE XII
SETOFF; ADJUSTMENTS AMONG LENDERS
12.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing ~~to such Lender~~ by such Borrower (it being agreed receivables owing from Lenders (or, for the avoidance of doubt, Affiliates or Approved Funds thereof) that are subject to a Permitted Securitization permitted under this Agreement shall not be subject to setoff); provided, that if any Defaulting Lender shall exercise such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

12.2    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Obligations owing from a Borrower (other than payments received pursuant to Section 3.2, 3.3, 3.4, 10.6 or as otherwise expressly set forth in this Agreement (including payment of premium resulting from a forced assignment of Term A-1 Loans pursuant to Section 3.5)) in a greater proportion than that received by any other Lender on its Obligations owing from such Borrower, such Lender agrees, promptly upon demand, to purchase a portion of the Advances to such Borrower held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Advances to such Borrower. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives any protection for its Obligations or such amounts which may be subject to setoff from or with respect to any Borrower, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such protection ratably in proportion to their Obligations owing by such Borrower; provided, however, that no amount received from or with respect to any Borrower shall be applied to any Excluded Swap Obligation of such Borrower. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees, other than an Ineligible Person or a Disqualified Lender, all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing, any other assignee, and provided, further, that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund.
(C)    the Issuers and the Swing Lender, provided that no consent of the Issuers or Swing Lender shall be required for (x) an assignment of any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (y) an assignment of a Loan or a Commitment under a Term Facility.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of such Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the Dollar Equivalent Amount of $5,000,000 or in the case of the Term B Facility, the Dollar Equivalent Amount of $1,000,000, as applicable, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if a Default under Sections 7.2, 7.6 or 7.7 has occurred and is continuing or if the assignment is to another Lender or an Affiliate of a Lender;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to any Class of Commitments or Loans;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D)    the assignee, if it has not already done so, shall deliver to the Administrative Agent any tax forms required by Section 3.4(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
For the purposes of this Section 13.1, the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered

~~or~~, managed, underwritten, advised or subadvised by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers ~~or~~, manages or subadvises a Lender.
(iii)    Notwithstanding anything to the contrary herein, a Term B Lender may assign all or any portion of its Term B Loans hereunder to the Company or any of its Subsidiaries, but only if (a) any such proposed purchase of Term B Loans shall be made pursuant to customary Dutch auction procedures open to all Term B Lenders on a pro rata basis to terms to be agreed by the Administrative Agent (such agreement not to be unreasonably withheld, conditioned or delayed), (b) no Default or Unmatured Default has occurred and is continuing at the time of such assignment, (c) no proceeds of the Revolving Credit Facility (or Existing Loan Agreement) are used to acquire such Term B Loans and (d) such Term B Loans are automatically and permanently cancelled immediately upon the effectiveness of such assignment and are thereafter no longer be outstanding for any purpose hereunder.
(iv)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, subject to paragraph (d) of this Section, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obliga-tions under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.4 (subject to the requirements and limitations of Section 3.4) and 10.6 and the obligations of Section 10.9 with respect to Information (as defined in such Section) received by it while a Lender). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(v)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of and stated interest on the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(vi)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative

Questionnaire and any tax forms required by Section 3.4(f) (unless the assignee shall already have provided such forms), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee is a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuer or the Swing Lender, sell participations to one or more banks or other entities, other than an Ineligible Person or, to the extent a list thereof has been posted by the Administrative Agent to all the Lenders, Disqualified Lenders (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 8.2.1 that affects such Participant. Subject to paragraph (d) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.2, 3.3 and 3.4 (subject to the requirements and limitations therein, including the requirements under Section 3.4(f) (it being understood that the documentation required under Section 3.4(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, except as provided under Section 13.1(d). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender, provided such Participant agrees to be subject to Section 12.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts of and stated interest on each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this

Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    No Participant shall be entitled to receive any greater payment under Section 3.2 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.2    Dissemination of Information. Each Borrower authorizes each Lender to disclose, solely in compliance with applicable laws, to any Participant or potential assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Loan Documents and the creditworthiness of the Company and its Subsidiaries (including the Disqualified Lender list), provided that each Transferee and prospective Transferee agrees to be bound by Section 10.9.
ARTICLE XIV
NOTICES
14.1    Notices. Except as otherwise permitted by Section 2.11 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party:
(x) in the case of any Borrower to:
Diebold Nixdorf, Incorporated (f/k/a Diebold, Incorporated)
5995 Mayfair Road
North Canton, Ohio 44720-1507
Attention: Vice President & Assistant Treasurer
Telecopy No.: 330-490-6823
Telephone: 330-490-6713
E-mail: steve.wolgamott@diebold.com
with a copy to:

Jones Day
222 East 41st Street
New York, New York 10017
Attention: Charles N. Bensinger III
Telecopy No.: 212-755-7306
Telephone: 212-326-3797
E-mail: cnbensinger@jonesday.com
(y) in the case of the Administrative Agent to:
For matters other than Foreign Currency Advances:
JPMorgan Chase Bank, N.A.
Address: 10 South Dearborn, Floor L2
Chicago, IL, 60603-2300, United States
Attention: Joyce King
Client Processing Specialist
Telecopy No.: 1-888-303-9732
Telephone: 312-385-7025
Email: jpm.agency.servicing.1@jpmorgan.com

For matters relating to Foreign Currency Advances:

JPMorgan Chase Bank, London Branch
Attn: Loan and Agency
25 Bank Street,
Canary Wharf,
London, E14 5JP
U.K.
Telecopy: +44 (0) 207-777-2360
Email: loan_and_agency_london@jpmorgan.com
with a copy to:
JPMorgan Chase Bank, N.A.
Address: 10 South Dearborn, Floor L2
Chicago, IL, 60603-2300, United States
Attention: Joyce King
Client Processing Specialist
Telecopy No.: 1-888-303-9732
Telephone: 312-385-7025
Email: jpm.agency.servicing.1@jpmorgan.com

Notwithstanding the foregoing the Disqualified Lender list and any updates to the Disqualified Lender list must be delivered to: JPMDQ_Contact@jpmorgan.com. If the Disqualified Lender list and any updates are not sent this address, then the Disqualified Lender list or update, as applicable, should be deemed not received and not effective.
(z) in the case of any Lender, at its address, facsimile number or e-mail address set forth in its Administrative Questionnaire or as otherwise established pursuant to an Assignment and Assumption (and the related Administrative Questionnaire); or
(aa) in the case of any party, at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers in accordance with the provisions of this Section 14.1.
Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received and during normal business hours, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by electronic transmission, when transmitted and received (with an appropriate confirmation of receipt of delivery and during normal business hours), all pursuant to procedures approved by the Administrative Agent, provided that the approval of such procedures may be modified or revoked by the Administrative Agent from time to time with reasonable prior notice to the Company and may be limited to particular notices or other communications, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
14.2    Change of Address. Any Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail message shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE XVI
CHOICE OF LAW, CONSENT TO JURISDICTION,
WAIVER OF JURY TRIAL, JUDGMENT CURRENCY

16.1    Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that the laws of the Federal Republic of Germany shall govern in determining whether the Acquisition has been consummated in accordance with the terms of the Acquisition Documents.
16.2    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREE-MENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
16.3    Submission to Jurisdiction; Waivers. (a) Each party hereto hereby irrevocably and unconditionally:
(i)    submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court; provided, that nothing contained herein or in any other Loan Document will prevent any Lender, Issuer or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;
(ii)    waives, to the fullest extent it may legally and effectively do so, any objection which it may now or here-after have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (i) of this Section;
(iii)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address specified in Section 14.1, or (in the case of the Borrowers) at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(iv)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction in which the defendant is domiciled; and
(v)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.
(b)    Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or the property thereof in the courts of any jurisdiction where such party is domiciled. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent for service of process in any proceeding referred to in Section 16.3(i) and agrees that service of process in any such proceeding may be made by mailing or delivering a copy thereof to it care of the Company at its address for notices set forth in Section 14.1.
16.4    Acknowledgments. Each Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Administrative Agent, Issuers or Lenders is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Administrative Agent, Issuers or Lenders have advised or are advising the Loan Parties on other matters, and the relationship between the Administrative Agent, Issuers and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Administrative Agent, Issuers and Lenders, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their Affiliates on the part of the Administrative Agent, Issuers and Lenders, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Administrative Agent, Issuers and Lenders are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Administrative Agent, Issuers and Lenders have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Administrative Agent, Issuer and Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the

Loan Parties, any of their Affiliates or any other Person, (g) none of the Administrative Agent, Issuers or Lenders has any obligation to the Loan Parties or their Affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Administrative Agent, Issuer or Lender and the Loan Parties or any such Affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Issuers or Lenders or among the Loan Parties and the Administrative Agent, Issuers or Lenders.
16.5    Power of Attorney. Each Subsidiary Borrower hereby grants to the Company an irrevocable power of attorney to act as its attorney-in-fact with regard to matters relating to this Agreement and each other Loan Document, including, without limitation, execution and delivery of any amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith. Each Subsidiary Borrower hereby explicitly acknowledges that the Administrative Agent and each Lender have executed and delivered this Agreement and each other Loan Document to which it is a party, and has performed its obligations under this Agreement and each other Loan Document to which it is a party, in reliance upon the irrevocable grant of such power of attorney pursuant to this subsection. The power of attorney granted by each Subsidiary Borrower hereunder is coupled with an interest.
16.6    Judgment.
(a)    If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, under applicable law that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency in the city in which it normally conducts its foreign exchange operation for the first currency on the Business Day preceding the day on which final judgment is given.
(b)    The obligation of each Borrower in respect of any sum due from it to any Lender hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such Lender of any sum adjudged to be so due in the Judgment Currency such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency; if the amount of Agreement Currency so purchased is less than the sum originally due to such Lender in the Agreement Currency, such Borrower agrees notwithstanding any such judgment to indemnify such Lender against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to any Lender, such Lender agrees to remit to such Borrower such excess.

ARTICLE XVII
CERTAIN ADDITIONAL MATTERS
17.1    Replacement Facilities. It is intended that the Replacement Facilities will be implemented hereunder prior to the Acquisition Closing Date by means of the Replacement Facilities Effective Date Documentation. Notwithstanding anything herein to the contrary, including Section 8.2, the Replacement Facilities Effective Date Documentation may make any amendments or modifications to the Loan Documents in connection with the establishment of the Replacement Facilities with only the consent of the Company and the Administrative Agent (and no other Lender or Issuer) to the extent such amendments or modifications (x) only relate to the Replacement Facilities or (y) are not materially adverse to the interests of the other Lenders hereunder, as determined by the Administrative Agent in its sole discretion.
17.2    Escrow. Notwithstanding anything herein to the contrary, to the extent agreed among the Company and the Arrangers, the Term B Loans may be funded into escrow (the “Escrow Funding”) prior to the Acquisition Closing Date (while in escrow, the “Escrow Term Loans”) and the following terms shall apply to the Escrow Funding:
(i)    The Company shall be the borrower of the Term B Loans funded into escrow.
(ii)    Term B Loans shall be required to be repaid in full to the extent release from escrow does not occur on or prior to the Mandatory Cancellation Date.
(iii)    Interest on the Term B Loans shall accrue while such Term B Loans are in escrow in accordance with the terms of this Agreement and the Term B Loans shall otherwise be governed by the terms set out for such Term B Loans in this Agreement, mutatis mutandis.
(iv)    The Dollar Term B Commitments shall be reduced dollar for dollar by the gross principal amount of Dollar Term B Loans upon any funding thereof into escrow. The Euro Term B Commitments shall be reduced euro for euro by the gross principal amount of Euro Term B Loans upon any funding thereof into escrow
(v)    Any upfront fees (or original issue discount) in respect of the Term B Loans shall apply as of the date the Term B Loans are funded into escrow; provided that while in escrow such Term B Loans shall be prepayable at the issue price (i.e. less any upfront fees (or original issue discount)) thereof.
(vi)    The maturity date of the Term B Loans will be as set for in the proviso to the definition of Term B Loan Maturity Date, which for the avoidance of doubt, will be 7.5 years from the date of such funding into escrow, subject to the terms of this Agreement.
(vii)     Amortization payments on the Term B Loans set forth in Section 2.2.3(a) shall only apply upon the release of the Term B Loans from escrow.

(viii)    Substantially simultaneous with the satisfaction or waiver of the conditions set forth in Section 4.3, the Term B Loans shall be released from escrow to the Company.
(ix)     Interest in respect of Term B Loans funded into escrow will not be required to be pre-funded (but for the avoidance of doubt the Term B Loans funded into escrow and interest, fees and other amounts owing in respect thereof shall constitute Obligations hereunder).
(x)    The call-protection set forth in Section 2.6.3 will apply from the date the Term B Loans are funded into escrow and not the Acquisition Closing Date.
(xi)    The proceeds of the Term B Loans will be placed into an escrow account or accounts pending release on the Acquisition Closing Date pursuant to an escrow agreement among the Company, the Administrative Agent and an escrow agent, in each case, in form and substance reasonably satisfactory to the Company and the Arrangers; provided that in any event the conditions for release of the proceeds from escrow shall not be more restrictive than the conditions set forth in Section 4.3 for the funding of the Term B Loans on the Acquisition Closing Date (it being understood that such agreement may require a certificate from the Company to the escrow agent confirming such release conditions have been met). The Lenders and Issuers hereby authorize the Administrative Agent to enter into such escrow agreement.
(xii)    While in escrow, the Indebtedness represented by the Term B Loans and the proceeds thereof shall not be included in calculating the financial covenants in Sections 6.22 and 6.23 or any other financial ratios or incurrence tests hereunder and any applicable Indebtedness represented by the Term B Loans, any Liens on the escrow account and any proceeds therein and any Investments thereof shall be permitted under Article VI hereof. For the avoidance of doubt, to the extent any New Senior Unsecured Notes are funded into escrow (or funded subject to a limitation on use of proceeds prior to the Acquisition Closing Date reasonably satisfactory to the Arrangers and subject to a mandatory redemption requirement in the event the Acquisition is terminated prior to the Acquisition Closing Date or does not occur before a given date) prior to the Acquisition Closing Date as separately agreed between the Company and the Arrangers, the exclusions set forth in this clause (xii) shall also apply to the New Senior Unsecured Notes while the proceeds thereof remain in such escrow or remain subject to such use of proceeds limitations and mandatory redemption requirements.
(xiii)    The only conditions to funding the Term B Loans into escrow shall be that (a) the Execution Date shall have occurred, (b) the applicable proceeds of the Term B Loans will substantially contemporaneously therewith be deposited into an escrow account or accounts subject to an escrow agreement as set forth in clause (xi) and (c) the Company has delivered of a borrowing notice in accordance with the procedures set forth in Section 2.3 (or such other procedures reasonably acceptable to the Administrative Agent). The Administrative Agent will notify the

Term B Lenders of such borrowing notice and each Term B Lender shall be required to make the proceeds of their Term B Loans available to the Administrative Agent on such Borrowing Date as set forth in Section 2.3.
(xiv)    Each Lender and Issuer consents to the terms of this Section 17.2 and agrees to fund its Term B Loans into escrow as set forth herein. Notwithstanding anything herein to the contrary, including Section 8.2, the Company and the Administrative Agent may make any changes to the Loan Documents with only the consent of the Company and the Administrative Agent (and no other Lender or Issuer) to ensure this Agreement adequately reflects the nature of the Term B Loans while in escrow and adequately reflects such Term B Loans after release from escrow on the Acquisition Closing Date, to the extent such amendments or modifications (y) only relate to the Term B Facility or (x) are not materially adverse to the interests of the other Lenders hereunder, as determined by the Administrative Agent in its sole discretion.
17.3    Facility Sizing. In connection with the syndication of the Replacement Facilities, the Delayed Draw Term A Facility and/or the Term B Facility, if agreed among the Arrangers and the Company, the amount of any such facility under this Agreement (each a “Facility”) may be increased in an aggregate amount for all such Facility increases not in excess of $100,000,000. Such increased amount shall be on the same terms as the remaining portion of the Facility and shall be documented pursuant to documentation in form and substance reasonably acceptable to the Company and the Arrangers, executed by the Company and the Administrative Agent, without the consent of any other party hereto.
17.4    Bifurcation. For the avoidance of doubt, except as contemplated by the definition of “Covenant Reset Trigger”, the parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, the Foreign Obligations shall be separate and distinct from the Domestic Obligations, and shall be expressly limited to the Foreign Obligations. In furtherance of the foregoing, each of the parties hereto acknowledges and agrees that, except as otherwise expressly provided for in documentation entered into by, or with respect to, an Excluded Subsidiary in compliance with the definition of, and to avoid the occurrence of, a Covenant Reset Trigger, (a) the liability of any Foreign Loan Party for the payment and performance of its covenants, representations and warranties set forth in this Agreement and the other Loan Documents shall be several from but not joint with the Domestic Obligations, (b) no Foreign Loan Party shall guarantee the Domestic Obligations, and (c) no Collateral, if any, of any Foreign Loan Party shall secure or be applied in satisfaction, by way of payment, prepayment, or otherwise, of all or any portion of the Domestic Obligations.
17.5    Acquisition Cancellation. If a Mandatory Cancellation Event occurs prior to the Acquisition Closing Date (a) the covenant set forth in Section 6.18 shall automatically be deemed modified so that it only limits Indebtedness of Restricted Subsidiaries that are not Guarantors and the covenants in Sections 6.9, 6.10, 6.19, 6.25, 6.26, 6.27, 6.29 and 6.31 shall automatically cease to apply, (b) the covenant in Section 6.22 shall automatically be modified to prohibit the Total Net Leverage Ratio to exceed 3.5: 1.0 with no step downs in such ratio and on the terms otherwise set forth in such Section 6.22, (c) the covenant in Section 6.23 shall automatically be modified to prohibit the Interest Coverage Ratio to be less than 5.0: 1.0 on the terms otherwise set forth in such

Section 6.23 and (d) the mandatory prepayment requirements set forth in Section 2.6.5 shall automatically cease to apply.
17.6    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Pages Removed]

Annex B
ANNEX I

[See attached]

ANNEX I

Covenant Reset Triggers
The occurrence of any of the following shall constitute a “Covenant Reset Trigger” (with section references set forth below deemed to be references to such section of the Credit Agreement) unless otherwise agreed by the Required Pro Rata/TLA-1 Lenders; provided that the occurrence of any of the events set forth in clause (xxii) below shall constitute a Covenant Reset Trigger unless otherwise agreed by each Revolving Credit Lender, Term A Lender and Term A-1 Lender adversely affected thereby:

(i)
any Disposition made in reliance on Section 6.14(xvi) that does not satisfy all of the following: (a) the consideration paid to the Company and its Restricted Subsidiaries in such Disposition is 100% cash, (b) in the case of any such Disposition resulting in Net Cash Proceeds in excess of $50,000,000, on a Pro Forma Basis, the Company’s Total Net Leverage Ratio (without giving effect to any netting of cash received in connection with such Disposition) is less than such Total Net Leverage Ratio immediately prior to giving pro forma effect thereto (as determined in good faith by the Company), (c) except for a Disposition that is not an Asset Sale Prepayment Event using the $10,000,000 and $30,000,000 thresholds set forth in clause (ii) below, at least 85% of the Net Cash Proceeds thereof are not subject to reinvestment rights but instead used to prepay Term Loans pursuant to Section 2.6.5(b) (except to the extent not required pursuant to Section 2.6.11), (d) the Net Cash Proceeds from any such Disposition (or series of related Dispositions) resulting in Net Cash Proceeds in excess of $75,000,000 are used to prepay Term Loans pursuant to Section 2.6.5(b) (except to the extent not required pursuant to Section 2.6.11), within 5 Business Days after receipt of the Company or a Restricted Subsidiary of such Net Cash Proceeds and (e) for Net Cash Proceeds in excess of $25,000,000, Section 2.6.5 shall have been complied with without reliance on the last paragraph of Section 2.6.5 other than prohibitions arising under local law on making such prepayments of Term Loans;

(ii)
any Disposition that would otherwise be deemed an Asset Sale Prepayment Event if the thresholds set forth therein were $10,000,000 per Disposition and $30,000,000 in the aggregate after the Sixth Amendment Effective Date (and not $15,000,000 and $50,000,000, respectively) is not treated and the proceeds thereof not applied as if it were an Asset Sale Prepayment Event for all purposes of the Loan Documents by the Company;

(iii)	any Investment shall be made pursuant to Section 6.15(iv) in an Unrestricted Subsidiary;

(iv)
the Company or the US Guarantors make or hold Investments in reliance on Section 6.15 (v), 6.15 (viii), 6.15(ix) (other than clause (2)), 6.15 (x), 6.15 (xi) or 6.15 (xviii) in any Persons other than the Company or any US Guarantors, except for Investments in non-US Guarantor Restricted Subsidiaries or, solely in connection with clause (z) of this clause (iv), other joint ventures, that do not exceed $250,000,000 (net of any return in cash (including via book entry) of the principal amount thereof) at any one time outstanding (x) to finance working capital and similar needs in the ordinary course of business, (y) to fund the movement of cash amongst Subsidiaries in order to concentrate cash to the Parent Borrower and/or Swiss Foreign Subsidiary Borrower, to finance working capital and similar needs in the ordinary course of business, minimize external borrowings, and/or implement tax strategies in the ordinary course of business or (z) to fund up to $15.0 million of put rights existing on the Sixth Amendment Effective Date of, or other Investments in, joint venture partners that are not covered by Section 6.15(ix);

(v)	[intentionally omitted];

(vi)
any Investment shall be made in reliance on Section 6.15(ix) (other than the acquisition or redemption of Equity Interests of AEVI International GmbH to the extent required pursuant to the joint venture documentation applicable thereto (as in effect on the Sixth Amendment Effective Date)) at a time when the Company’s Total Net Leverage Ratio shall be greater than or equal to 3.00 to 1.00 on a Pro Forma Basis giving effect to such Investment;

(vii)	[intentionally omitted];

(viii)	[intentionally omitted];

(ix)
any Indebtedness outstanding in reliance on Section 6.18(ix) (i) exceeds $50,000,000, (ii) is incurred for a purpose other than to generate new business, (iii) is Indebtedness previously classified under Section 6.18(ii), 6.18(xii), 6.18(xvii), or 6.18(xxii) or (iv) is incurred prior to the Company and its Restricted Subsidiaries having used commercially reasonable efforts to obtain external financing in lieu of such Indebtedness on terms and conditions reasonably acceptable to the Company;

(x)
any Indebtedness shall be outstanding in reliance on Section 6.18(xvi) that (a) represents loans made to an Unrestricted Subsidiary or (b) that represents a loan from a Domestic Loan Party to a Foreign Subsidiary Borrower or a non-Loan Party Subsidiary unless in the case of this clause (b) such loan is permitted under Section 6.15, would not be a Covenant Reset Trigger and is pledged as Collateral;

(xi)	[intentionally omitted];

(xii)
any external Indebtedness is incurred by the Company or any of its Restricted Subsidiaries in reliance on Section 6.18(ii), 6.18(xii), 6.18(xvii), 6.18(xviii), or 6.18(xxii), collectively, other than working capital loans (which shall be unsecured if incurred by a Loan Party and shall not exceed an aggregate principal amount, at any one time outstanding, of $100,000,000) and letters of credit/bank guarantees (which shall be unsecured if incurred by a Loan Party and shall not exceed an aggregate principal amount, at any one time outstanding, of $250,000,000) (i) to finance working capital and similar needs in the ordinary course of business, (ii) to fund the movement of cash amongst Subsidiaries in order to concentrate cash to the Parent Borrower and/or Swiss Foreign Subsidiary Borrower, to finance working capital and similar needs in the ordinary course of business, minimize external borrowings, and/or implement tax strategies in the ordinary course of business or (iii) to fund up to $15.0 million of put rights existing on the Sixth Amendment Effective Date of, or other Investments in, joint venture partners that are not covered by Section 6.15(ix);

(xiii)
(A) the aggregate amount of (x) Indebtedness outstanding in reliance on Section 6.18(vii) or Section 6.24 plus (y) the aggregate amount of indebtedness or other liabilities (regardless of whether such indebtedness or liabilities are recourse to the Company or its Restricted Subsidiaries) of the securitization entities in a Permitted Securitization (without duplication) (collectively, but without duplication, clause (x) and (y), “Securitization Liabilities”) exceeds, in the aggregate at any one time outstanding, $50,000,000, or (B) the aggregate amount of Securitization Liabilities is greater than the excess at such time of the Aggregate Revolving Credit Commitments over the Aggregate Revolving Credit Outstandings;

(xiv)
any Restricted Payments shall be made in reliance on Section 6.25(g), unless (a) such Restricted Payment is made at a time when the Company’s Total Net Leverage Ratio is less than or equal to 3.00 to 1.00 on a Pro Forma Basis after giving effect to such Restricted Payment, and (b) the aggregate amount of Restricted Payments made pursuant to such Section 6.25(g) does not exceed $10,000,000 since the Sixth Amendment Effective Date;

(xv)
any Restricted Payment in reliance on Section 6.25(h) (a) is paid in excess of 10 cents per share (subject to standard adjustments consistent with the Credit Agreement) with respect to any quarter or (b) is made at a time when the Company’s Total Net Leverage Ratio as of the end of each of the three preceding consecutive fiscal quarters is greater than or equal to 3.00 to 1.00 on a Pro Forma Basis giving effect to such Restricted Payment;

(xvi)	any Restricted Payment is made in reliance on Section 6.25(i) or Section 6.25(j);

(xvii)
any Investment is made after the date of the Sixth Amendment in reliance on Section 6.15(ix) in connection with AEVI International GmbH Limited, taken together with Restricted Payments made after the date of the Sixth Amendment in reliance on Section 6.25(l) (without duplication), exceed €50,000,000 in the aggregate;

(xviii)
any payment, prepayment, repurchase, redemption, defeasance or segregation of funds is made by the Company or its Restricted Subsidiaries in respect of Restricted Indebtedness (other than payment made in the form of common equity of the Company or perpetual non-cash pay preferred equity issued by the Company in a form reasonably satisfactory to the Administrative Agent not constituting Disqualified Equity Interests) in reliance on Sections 6.26(b) or (d);

(xix)	any New Senior Unsecured Notes (or any refinancings or replacements thereof) are refinanced, exchanged or otherwise replaced and any of the following conditions are not met in connection therewith:
(a)if any junior lien debt is issued for such refinancing, exchange or replacement, (A) such refinancing, exchange or replacement must result in (1)

the Company having a Total Net Leverage Ratio immediately after giving effect to such refinancing, exchange or replacement that is less than the Total Net Leverage Ratio immediately prior to such refinancing, exchange or replacement or (2) a reduction of total cash debt service costs to the Company and its Restricted Subsidiaries (i.e., cash interest, cash fees and other cash yield), (B) such junior lien debt may only be secured by Liens on Collateral (and not other assets) and (C) the Liens securing such junior lien debt rank lower in priority to the Liens securing the Term A Loans, the Term A-1 Loans and the Revolving Credit Facility, which Liens must also be subject to a “silent second” intercreditor agreement that is reasonably acceptable to the Required Pro Rata/TLA-1 Lenders and the Administrative Agent;
(b)no individual covenant or Event of Default contained in the instruments governing such junior lien debt may be more restrictive than the corresponding covenant or Event of Default in the Credit Agreement for the benefit of the Term A Loans, the Term A-1 Loans or the Revolving Credit Commitment (reflecting the terms set forth in the Covenant Reset Triggers); or
(c)such junior lien debt is Permitted Refinancing Indebtedness;

(xx)
the Company or any Guarantor shall fail to comply with Section 6.28 (substituting a $25 million threshold for the $125 million threshold set forth therein) applied only to Indebtedness for borrowed money (and not guarantees by the Company or any Guarantor of Indebtedness of Persons other than the Company or the Guarantors);

(xxi)	Any Subsidiary shall be or shall have been designated as an Unrestricted Subsidiary (whether before or after the Sixth Amendment Effective Date);

(xxii)	“Ranking Protection”: the Company shall fail to obtain consent of all Revolving Credit Lenders, Term A Lenders and Term A-1 Lenders adversely affected thereby for any of the following:
(a)any amendment to the credit documents that adversely affects the ranking as to right of payment (it being understood that the “right of payment” here refers to contractual ranking), lien priority or payment priority (including pursuant to any “waterfall” or other similar provisions including, but not limited to, pursuant to Section 2.10(b), Section 12.2 and Section 17.4) of the Revolving Credit Loans, the Term A Loans or the Term A-1 Loans (or any Obligations related to any of the foregoing);
(b)any release of all or substantially all of the Collateral securing the Revolving Credit Loans, the Term A Loans or the Term A-1 Loans (or any Obligations related to any of the foregoing) other than in accordance with the Loan Documents; or
(c)any release of any material Guarantor or obligor in respect of the Revolving Credit Loans, the Term A Loans or the Term A-1 Loans (or any Obligations

related to any of the foregoing) other than in accordance with the Loan Documents;

(xxiii)	any preferred stock or Disqualified Equity Interests are issued by any Subsidiary of the Company (other than issuances to wholly owned direct or indirect Restricted Subsidiaries of the Company);

(xxiv)
there exist any pledges of Equity Interests in any Excluded Subsidiaries that do not also secure the Obligations, except such pledges of equity (other than equity of top-tier Excluded Subsidiaries other than SPCs) that secure debt used (i) to finance working capital and similar needs in the ordinary course of business or (ii) to fund the movement of cash amongst Subsidiaries in order to concentrate cash to the Company and/or Swiss Foreign Subsidiary Borrower, to finance working capital and similar needs in the ordinary course of business, minimize external borrowings, and/or implement tax strategies in the ordinary course of business;

(xxv)
the Company or its Subsidiaries fail to take commercially reasonable efforts (that in each case in the Company’s good faith judgement do not and will not reasonably be expected to result in material additional taxes, tax consequences, costs or other operational concerns) to make future downstream investments from the Company and Guarantors to Excluded Subsidiaries (other than SPCs) in the form of intercompany loans (evidenced by notes) or, failing that, non-voting preferred equity rather than voting equity to the extent in first-tier Excluded Subsidiaries (other than SPCs), and to pledge such investments to secure the Obligations;

(xxvi)
any Subsidiary that is not a Guarantor solely due to being an Immaterial Subsidiary on the Sixth Amendment Effective Date shall have not become a Guarantor within 90 days after the Sixth Amendment Effective Date (if still in existence on such date);

(xxvii)
any intercompany notes evidencing Indebtedness of $10,000,000 or more held by the Company or any Guarantor on the date of the Sixth Amendment shall not be pledged, along with an allonge, to the Administrative Agent within 60 days after the Sixth Amendment Effective Date;

(xxviii)
(a) commercially reasonable efforts have not been taken by the Loan Parties to subject the account at the Administrative Agent where the Redemption Amount is on deposit (to the extent the Redemption Amount is at that time on deposit with the Administrative Agent in the United States or London) to a control agreement (or the UK functional equivalent) reasonably satisfactory to the Administrative Agent promptly and within 45 days after the Sixth Amendment Effective Date, or (b) for so long as the Redemption Amount is on deposit within a deposit or security account located in the United States or London, the Redemption Amount shall be maintained in an account not at the Administrative Agent;

(xxix)
commercially reasonable efforts have not been taken by the Loan Parties to subject any domestic deposit or securities accounts of the Company or the Guarantors to a control agreement reasonably satisfactory to the Administrative Agent promptly and within 120 days after the Sixth Amendment Effective Date (subject to customary exclusions in respect of (i) withholding tax, trust, escrow, payroll, employee benefit or other fiduciary accounts, (ii) zero balance accounts, (iii) accounts maintained solely for the benefit of third parties as cash collateral constituting permitted liens for obligations owing to such third parties and (iv) other accounts that individually or in the aggregate are not material);

(xxx)	all of the Tendered Shares shall not be redeemed or repurchased within 15 business days after the Sixth Amendment Effective Date;

(xxxi)
the Company fails to, as between it and AcquisitionCo, retain ownership of, and possession in the United States or London of, the Redemption Amount until such time as (a) German counsel or the applicable settlement agent in good faith advises such funds should be transferred to a German subsidiary or a German account or (b) the Company in good faith determines it is suffering or is reasonably possible (after taking other commercially reasonable efforts to mitigate such impact) to suffer a material negative FX impact that transfer of the Redemption Amount to AcquisitionCo would ameliorate (it being understood such funds may further need to be deposited with a German bank in advance of and in furtherance of squeeze-out or (in an appropriate amount) to settlement agent in advance of and in furtherance of settlement of Tendered Shares);

(xxxii)
unless approved by the Required Pro Rata/TLA-1 Lenders, the Company or any of its Subsidiaries agrees to a settlement of the appraisal proceeding in connection with the Domination Agreement, which is currently pending before the District Court of Dortmund, to the extent that such settlement would result in an increase by more than a de minimis amount of the exit compensation of EUR 55.02 per share as defined in the Domination Agreement; it being understood that such approval of the Required Pro Rata Lenders and Required Term A-1 Lenders shall not be unreasonably withheld, conditioned or delayed;

(xxxiii)
commercially reasonable efforts have not been taken by the Company to provide, within 90 days after the Sixth Amendment Effective Date, a perfected security interest over substantially all material intellectual property owned by Loan Parties but registered or licensed in a foreign country other than the U.S. where such a perfected security interest can readily be provided, omitting only that material intellectual property the pledge and/or perfection of which would, in the Company’s good faith reasonable judgement, impose upon the Company or applicable Subsidiary material costs or material operational issues, or which the cost of doing so would, as reasonably agreed between the Company and the Administrative Agent, exceed the benefit thereof;

(xxxiv)
commercially reasonable efforts have not been taken by the Company to evaluate, within 90 days after the Sixth Amendment Effective Date, the Company’s ability to cause all, or as large a portion as practicable, of any prior or contemporaneous downstream investment from the Company and Guarantors to any foreign Material Subsidiary to take the form of intercompany loans (evidenced by notes pledged to the

Administrative Agent) or, failing that, non-voting preferred equity rather than voting equity, and to pledge such investments to secure the Obligations, and, if the Company determines in its good faith judgment that such actions would not reasonably be expected to result in material additional taxes, tax consequences, costs or other operational concerns, the Company shall take commercially reasonable steps to create and pledge such investments to secure the Obligations within 180 days after the Sixth Amendment Effective Date. The Company may elect, in its discretion, to evaluate and provide guarantees of the Obligations pursuant to a Guaranty from the relevant Material Subsidiaries (and increase the equity pledge in respect thereof to 100%) instead of non-voting equity; or

(xxxv)
commercially reasonable efforts have not been taken by the Company to obtain, within 90 days after the Sixth Amendment Effective Date, local law perfection and recordation of pledged equity of Material Subsidiaries, unless such perfection or recordation would, in the Company’s good faith reasonable judgement, impose upon the Company or applicable Subsidiary material costs or material operational issues, or which the cost of doing so would, as reasonably agreed between the Company and the Administrative Agent, exceed the benefit thereof.

For purposes of the above clauses, “Material Subsidiaries” shall mean
Diebold Nixdorf Global Holdings BV, Diebold Nixdorf Holding Germany Inc. & Co. KGaA, DBD (Barbados) 1 SRL, DBD (Barbados) 2 SRL, DBD (Barbados) 3 SRL, Diebold Switzerland Holding Company LLC, and Diebold Self-Service Solutions Limited Liability Company.
The Company shall use commercially reasonable efforts to complete the actions set forth in clauses (xxxiii), (xxxiv) and (xxxv) on or before the one year anniversary of the Sixth Amendment Effective Date, but any date set forth in clauses (xxxiii), (xxxiv) and (xxxv) shall be extended on a rolling 30 day basis, as reasonably agreed by the Administrative Agent, to the extent the Administrative Agent reasonably determines that the Company has taken commercially reasonable efforts to complete the applicable action.

Annex C
Term A-1 Commitments

Term A-1 Lender	Term A-1 Loan Commitment
JPMorgan Chase Bank, N.A.	$650,000,000